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Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROSPECT GLOBAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Prospect Global Resources Inc.
1401 17th Street, Suite 1550
Denver, CO 80202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 16, 2013

Important Notice Regarding the Availability of Proxy Materials for a Special Meeting of Shareholders to Be Held on January 16, 2013:

This Proxy Statement, the form of proxy and the other proxy materials, are available to you at www.prospectgri.com.

To Our Shareholders:

        You are cordially invited to attend a special meeting of the shareholders of Prospect Global Resources Inc. ("Prospect," the "Company," "we" or "us") at 2:30 pm (Mountain time) on January 16, 2013 at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, Colorado, 80202 and at any time and date to which the special meeting may be properly adjourned or postponed.

        As previously announced, on November 29, 2012, we entered into definitive documentation (as later amended and restated on December 21, 2012) with certain affiliates of certain investment funds indirectly managed by Apollo Global Management, LLC (collectively, "Investors") under which Investors will, among other things, invest $100 million in us and upon closing of the transaction, receive from us $100 million in newly issued 7-year Convertible Springing 2nd Lien Notes (the "Notes"), as well as certain other securities and interests (collectively, the "Financing"). The Financing is expected to fund in mid-2013.

        The Notes will vote on an as converted basis with our common stock as permitted by Nevada law and our articles of incorporation. As part of the Financing, Investors will receive, following shareholder approval of the Financing, warrants to purchase approximately 25.9 million shares of our common stock at $2.70 per share and approximately 21.5 million shares of our common stock at $3.25 per share (together, the "Warrants"), exercisable through 180 days following issuance of the Notes. Additionally, Buffalo Management LLC ("Buffalo Management") has agreed that upon issuance of the Notes, Buffalo Management's existing right to receive 2% of our gross revenues will terminate, and thereafter each of Buffalo Management and Investors will have the right to receive the greater of 1% of our gross revenues or 1% of the gross sales of American West Potash, our sole operating subsidiary.

        We will use the proceeds of the Financing to continue development of our potash mining project in the Holbrook basin in Arizona (the "Holbrook Project"), including the partial repayment of the promissory note issued to The Karlsson Group.

        Apollo Global Management, LLC (collectively with its subsidiaries, "Apollo") is a leading global alternative investment manager with significant experience in the natural resource sector. Upon signing the agreements relating to the Financing with Investors, James Dietz, a 42-year veteran of the chemical and fertilizer industry and the former chief operating officer of Potash Corporation of Saskatchewan, the world's largest potash producer, joined our board of directors as designee of the Investors. Upon issuance of the Notes, Investors will be entitled to designate three additional members to our board of directors. We believe that Prospect will benefit greatly from Apollo's broad range of transactional, financial, managerial and investment skills, which will help us access a wider network of potential customers, corporate partners, financial sources and experienced operating partners.

        The closing of the Financing is subject to, among other things, completion of a bankable feasibility study with respect to the Holbrook Project that satisfies certain conditions relating to estimated capital costs, operating costs, mineral grades and resources, production rates and other matters based on the estimates contained in our Preliminary Economic Assessment (the "PEA"), approval by our shareholders pursuant to the attached proxy statement, and other conditions necessary to complete the Financing. In addition, if the bankable feasibility study indicates that total capital costs for the Holbrook Project are going to be greater than $1.568 billion (which exceeds our current estimate of $1.53 billion), we will be obligated to issue to Investors at the closing of the Financing up to approximately 7.2 million shares of our common stock (subject to anti-dilution adjustments) at no cost to Investors.

        We will be obligated to pay a termination fee of $7.5 million if we do not receive shareholder approval of the Financing, if our board of directors changes its recommendation in favor of the Financing or if the Financing does not close because of a breach by us. In addition, we are obligated to reimburse expenses incurred by Investors and their advisors in connection with the Financing.

        Holders of approximately 22% of our outstanding common stock have signed voting agreements with Investors agreeing to vote in favor of the Financing.

        The terms of this important financing and the NASDAQ listing rules require us to submit the Financing for shareholder approval. The proxy statement and proxy card accompanying this notice of special meeting describe in detail the Financing and the matter to be acted upon at the meeting. We urge you to read these materials carefully.

        There are no "dissenters" or "appraisal" rights available to our shareholders in connection with this proposal.

        Our board of directors has fixed the close of business on December 13, 2012 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A complete list of such shareholders will be available for examination at our offices in Denver, Colorado during normal business hours for a period of ten days prior to the special meeting.

        This notice of special meeting of shareholders and accompanying proxy statement are being distributed or made available to shareholders on or about December 27, 2012.

        All shareholders are cordially invited to attend the meeting. It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the meeting, please complete, sign, date and mail the enclosed proxy card promptly. A reply card is enclosed for your convenience. If you attend the meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the meeting, you may still revoke such proxy at any time prior to the meeting by providing written notice of such revocation as provided herein.

By Order of the Board of Directors

Patrick L. Avery Chief Executive Officer, President and Director

December 24, 2013

        YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

Page
Proxy Solicitation	1
Who Can Vote	1
How You Can Vote	1
Revocation of Proxies	2
Required Votes	2
Voting Procedures	2
Appraisal and Dissenters' Rights	2
Costs of Proxy Solicitation	2
Admission to the Special Meeting	2
Shareholder List	2
PROPOSAL 1: TO APPROVE THE FINANCING DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE ISSUANCE TO INVESTORS OF $100 MILLION OF CONVERTIBLE SPRINGING SECOND-LIEN NOTES AND THE OTHER SECURITIES AND INTERESTS DESCRIBED AND REFERENCED IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT AND THE OTHER AGREEMENTS REFERRED TO IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, ON THE TERMS SET FORTH IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT AND THE OTHER AGREEMENTS REFERRED TO IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT.	3
Background and Overview	3
Apollo	5
Past Contacts and Negotiations	5
Rationale for the Proposed Financing	6
Summary of the Financing Documents	8
Reasons for Seeking Shareholder Approval (NASDAQ Listing Rules)	26
Effects of Approval of the Proposal on Current Shareholders	26
Nevada Anti-Takeover Laws and Certain Articles and Bylaws Provisions	27
Potential Change of Control	28
Amendment to Bylaws	29
Issuances of Additional Common Stock	29
Description of the Series A Preferred Stock	29
Interests of Certain Persons in the Financing	30
Recommendation of the Board of Directors	31
NOTE REGARDING FORWARD-LOOKING STATEMENTS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
OTHER BUSINESS	35
SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS	36
WHERE YOU CAN FIND ADDITIONAL INFORMATION	36

PROSPECT GLOBAL RESOURCES INC.
1401 17th Street, Suite 1550
Denver, CO 80202
303-990-8444

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
January 16, 2013

Proxy Solicitation

        The board of directors of Prospect Global Resources Inc. is soliciting proxies to be used at a special meeting of shareholders to be held at 2:30 pm (Mountain time) on January 16, 2013 at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, Colorado, 80202 and at any time and date to which the special meeting may be properly adjourned or postponed. The board of directors anticipates that this proxy statement and the accompanying form of proxy will be mailed to the shareholders on or about December 27, 2012. This proxy statement contains important information regarding the proposal on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. Prospect's principal executive offices are located at 1401 17th Street, Suite 1550, Denver, CO 80202.

Who Can Vote

        Shareholders of record at the close of business on December 13, 2012, also referred to herein as the "record date," and only those shareholders, may vote at the special meeting. As of the record date, we had 72,520,718 issued and outstanding shares of common stock, which were held by approximately 58 record holders. If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. You will receive separate instructions from your broker or nominee describing how to vote your shares. You are urged to vote by proxy regardless of whether you attend the special meeting.

How You Can Vote

        You can vote your shares if you are represented by proxy or present in person at the special meeting. If you hold your shares through your broker or other nominee in "street name," you will receive separate instructions from your broker or nominee describing how to vote your shares: you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. For shares held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to the matter to be acted upon. Thus, if shareholders do not give their broker or nominee specific instructions, their shares may not be voted on that matter and will not be counted in determining the number of shares necessary for approval.

        If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares "FOR" the proposed Financing.

 Revocation of Proxies

        You can revoke your proxy at any time before it is voted at the special meeting by any of the following three methods:

  •
  by attending the special meeting and voting in person;

  •
  by delivering to our corporate secretary, Patrick L. Avery, a written notice of revocation dated prior to the special meeting; or

  •
  by timely delivering another proxy dated after the previous proxy.

Required Votes

        Each share of common stock has one vote on all matters properly brought before the special meeting. In order to conduct business at the special meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for approval of the proposal.

Voting Procedures

        Votes cast by proxy or in person at the special meeting will be counted by the persons we appoint to act as election inspectors for the special meeting. Abstentions and broker non-votes (as described below) are each included in the determination of the number of shares present at the special meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Appraisal and Dissenters' Rights

        Under Nevada law, shareholders are not entitled to appraisal or dissenters' rights with respect to the proposal presented in this proxy statement.

Costs of Proxy Solicitation

        Prospect will bear the costs of soliciting proxies from its shareholders and anticipates spending an aggregate of $105,000 in connection with such solicitation. To date, Prospect has spent approximately $15,000 on soliciting proxies. Directors, officers and other employees of Prospect, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. Prospect will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Special Meeting

        If you plan to attend the special meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a shareholder of record and arrive at the special meeting, you will only be admitted once we verify your share ownership. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Shareholder List

        A complete list of shareholders entitled to vote at the special meeting will be available for examination by any shareholder, for any purpose germane to the meeting, at the special meeting and at our principal executive offices located at 1401 17th Street, Suite 1550, Denver, CO 80202 during normal business hours for a period of at least 10 days prior to the special meeting.

PROPOSAL 1

TO APPROVE THE FINANCING DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE ISSUANCE TO INVESTORS OF $100 MILLION OF CONVERTIBLE SPRINGING SECOND-LIEN NOTES AND THE OTHER SECURITIES AND INTERESTS DESCRIBED AND REFERENCED IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT AND THE OTHER AGREEMENTS REFERRED TO IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, ON THE TERMS SET FORTH IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT AND THE OTHER AGREEMENTS REFERRED TO IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT.

Background and Overview

        On November 29, 2012, we entered into a Securities Purchase Agreement (the "Original Purchase Agreement"), as later amended and restated on December 21, 2012 (the "Purchase Agreement"), an Investors Rights Agreement and a Royalty Agreement with Investors under which Investors will invest $100 million in us and receive upon the closing of the transaction $100 million in newly issued 7-year Convertible Springing 2nd Lien Notes, as well as certain other securities and interests described below (collectively, the "Financing"). The Financing is expected to fund in mid-2013. We will use the proceeds of the Financing to continue development of our Holbrook Project, including the partial repayment of the promissory note issued to The Karlsson Group (together with the related financing agreements, "The Karlsson Group's Note").

        The Notes will be convertible into shares of our common stock at an initial conversion price of $2.70 per share, subject to anti-dilution provisions. The Notes will have an annual interest rate of 10%, of which 4% will be payable in cash and 6% will be payable in kind in additional Notes. The Notes will be convertible at any time by the holders thereof, and we will be able to convert the Notes if our common stock is trading at or above two times the then-current conversion price for 20 consecutive trading days after completion of the Holbrook Project. The Notes will vote on an as converted basis with our common stock, as permitted by Nevada law and our articles of incorporation.

        The second lien security that will be granted to Investors consists of the same assets we pledged to The Karlsson Group in connection with the issuance of The Karlsson Group's Note, and will become effective upon the repayment in full of The Karlsson Group's Note (the aggregate principal amount is $115.3 million). At such time, the holders of the Notes will become our senior secured creditor ranking pari passu with all of our existing and future indebtedness other than indebtedness incurred in connection with project financing for the Holbrook Project, which is expected to become senior to the Notes with respect to the collateral.

        As part of the Financing, Investors will receive warrants to purchase approximately 25.9 million shares of our common stock at $2.70 per share and approximately 21.5 million shares of our common stock at $3.25 per share, to be issued following shareholder approval of the Financing and expiring 180 days following issuance of the Notes (together, the "Warrants"). The exercise prices of the Warrants are subject to anti-dilution provisions. The anti-dilution provisions of the Warrants and the Notes include a weighted-average adjustment in connection with any issuance by us of equity securities for less than the then-applicable Note conversion price or Warrant exercise price. The anti-dilution adjustment provisions are applicable to any such issuances or other applicable events (such as share splits, share dividends and self-tender offers) from and after the execution of the Original Purchase Agreement on November 29, 2012.

        The Royalty Agreement, to which Buffalo Management LLC is also a party, provides that, upon issuance of the Notes, Buffalo's existing right to receive 2% of our gross revenues will terminate, and thereafter each of Buffalo and Investors will have the right to receive the greater of 1% of our gross revenues or 1% of the gross sales of our American West Potash subsidiary (for an aggregate payment obligation to Buffalo and Investors as a group of 2%).

        The closing of the Financing is subject to, among other things, completion of a bankable feasibility study that satisfies certain conditions relating to estimated capital costs, operating costs, mineral grades and resources, production rates and other matters based on the estimates contained in our PEA, approval by our shareholders, and other conditions necessary to complete the Financing. In addition, if a bankable feasibility study indicates that total capital costs are going to be greater than $1.568 billion (which exceeds our current $1.53 billion estimate), we will be obligated to issue to Investors at the closing of the Financing up to approximately 7.2 million shares of our common stock (subject to anti-dilution adjustments) at no additional consideration.

        Under the Purchase Agreement, Investors have the right to designate one member of our board of directors and to have one board observer. James Dietz is Investors' board designee and became a director upon signing of the Original Purchase Agreement on November 29, 2012. Upon issuance of the Notes, we will also issue to Investors 100 shares of our newly authorized Series A Preferred Stock, which will entitle the holders thereof the right to designate four directors to our board (including the board member designated upon signing), which right shall continue until Investors' voting interest in us is less than 22.4%, at which time they will be entitled to designate a number of directors proportionate to their voting interest (rounding up to the next whole director if Investors' voting interest is over 20% and rounding to the nearest whole director if below 20%). If Investors' voting interest in us implies the right to designate less than one director, Investors shall no longer be entitled to designate any directors but may appoint a board observer so long as Investors own any of our securities.

        Under the Investors Rights Agreement, upon issuance of the Notes and for so long as Investors hold at least 20% of our total voting rights, Investors shall have approval rights over a number of our actions, including incurrence of debt and issuance of equity (with limited exceptions), the annual budget, material acquisitions or dispositions, and hiring or terminating senior management. Many but not all of these approval rights cease upon such date as we are entitled to convert the Notes into shares of our common stock. The Investors Rights Agreement also contains registration rights for Investors for all of the shares of common stock Investors may acquire in us (including by conversion of the Notes or exercise of the Warrants).

        Investors have preemptive rights allowing them to purchase a portion of any equity or equity-based security issuance by us or our subsidiaries at any time after the execution of the Original Purchase Agreement on November 29, 2012 (subject to certain limited exceptions) based on their then-applicable voting interest in us (calculated, for the period before the closing of the Financing, as if the Notes and common stock underlying the Warrants were already issued to Investors), except that any preemptive rights with respect to pre-closing issuances may only be exercised by Investors during the 30-day period following the closing of the Financing. Once the Notes are issued the pre-emptive rights will continue until Investors have less than a 10% voting interest in us.

        The Purchase Agreement provides that we will be obligated to pay a termination fee of $7.5 million plus expenses incurred by Investors and their advisors in connection with the Financing if we do not receive shareholder approval of the Financing, if our board of directors changes its recommendation in favor of the Financing or if the Financing does not close because of a breach by us. The Purchase Agreement also provides that if we become obligated under our agreements with The Karlsson Group to make a payment of up to $75 million, upon a sale of at least 50% of our American West Potash subsidiary or a merger of American West Potash with an unaffiliated entity on or prior to August 1, 2016, we shall also be obligated to make a pro rata payment to Investors based upon their then-applicable voting interest in us (calculated, for the period before the closing of the Financing, as if the Notes and common stock underlying the Warrants were already issued to Investors).

        At the closing of the Financing, we will reimburse Investors for any portion of their reasonable costs and expenses incurred in connection with the Financing that has not theretofore been reimbursed by us, and we will pay an affiliate of Investors a transaction fee equal to $2 million.

Apollo

        Founded in 1990, Apollo is a leading global alternative investment manager. Apollo is a contrarian, value-oriented investor in private equity, credit and real estate with significant distressed expertise and a flexible mandate in the majority of its funds that enables its funds to invest opportunistically across a company's capital structure. Apollo raises and invests funds and manages accounts on behalf of some of the world's most prominent pension and endowment funds as well as other institutional and individual investors. Apollo is led by its Managing Partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 20 years and lead a team of 624 employees, including 250 investment professionals, as of September 30, 2012. This team possesses a broad range of transactional, financial, managerial and investment skills. Apollo has offices in New York, Houston, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of September 30, 2012, Apollo had assets under management of approximately $109.7 billion across all of its businesses.

Past Contacts and Negotiations

        Early in 2012 our board and management determined that the increased capital needs for Prospect's development of the Holbrook Project required more significant investments than private placements, our historical method of financing, could provide. Beginning in February of 2012 we contacted a number of private equity firms and institutional investors regarding their interest in making a sizeable investment in Prospect. From these preliminary discussions, two private equity firms expressed an interest in continuing discussions about a potential investment in the range of $200 million and commenced due diligence on the Holbrook Project. One of these firms was Apollo, acting on behalf of its affiliated investment funds, and we refer to the other firm as Firm A. Each of these firms presented detailed, non-binding term sheets to us in April, 2012. Both firms informed us that they would need to complete substantial due diligence prior to executing a final term sheet with us. Over the next several weeks we negotiated the term sheets with each firm while the firms continued their due diligence.

        Throughout this period, we were in discussions with other potential sources of financing through private or public securities offerings. In late May, 2012 we began working with a group of underwriters to pursue a public offering of our common stock for a number of reasons: (1) we believed it was the most expeditious way to raise significant capital; (2) we believed a public offering could help facilitate a more active trading market for our common stock; and (3) we believed that raising capital in the public market was more attractive than the financing terms described in the two private equity firms' term sheets at the time. In June 2012, we informed Apollo and Firm A that we were ceasing discussions with each of them and were pursuing a public offering instead. The public offering closed in early July, 2012 and raised approximately $40 million of gross proceeds, at a valuation of $2.60 per share.

        Following the July public offering, we continued to pursue various financing opportunities. In August, 2012 we reengaged in discussions with Apollo about a revised transaction in light of our public offering. In September, 2012 Firm A informed us that it was not interested in proceeding with discussions with us until we were further along in the development of the Holbrook Project. We entered into an exclusivity agreement with Apollo on September 6, 2012 and agreed to a non-binding indicative term sheet with Apollo. After the execution of the exclusivity agreement, Apollo resumed its due diligence on the Holbrook Project, and we continued to discuss a revised transaction with them on the basis of the indicative term sheet.

        In October, we began discussions with potential underwriters for a second public offering of our common stock. Soon after, we informed Apollo that we were exploring the possibility of pursuing another public offering. We continued to engage with Apollo, including through the exchange of drafts of documentation for the Financing. Our continued conversations with Apollo led to us entering into a new exclusivity agreement (with a revised non-binding term sheet attached) on October 25, 2012 to negotiate, finalize and execute definitive documentation for a $100 million financing. The exclusivity agreement contained a $7.5 million delay fee if we were unable to agree to definitive documentation by November 19, 2012 (which date was subsequently extended to November 28, 2012). We announced the exclusivity agreement with Apollo on October 26, 2012, the same day that we announced the commencement of marketing of our second public offering. The second public offering closed on November 14, 2012 and raised approximately $26 million of gross proceeds, at a valuation of $1.75 per share.

        Following the closing of the second public offering, we negotiated the terms and definitive agreements for the Financing on the basis of the previously announced October 25th term sheet and signed the Original Purchase Agreement and related definitive agreements on November 29, 2012. As a result of ongoing negotiations, the final definitive agreements differed from the October 25th term sheet in certain respects, principally resulting from the significant decline in our common stock's reported trading price between October 25th (when it closed at $3.38 per share), when the term sheet was negotiated, and November 29th, 2012 (when it closed at $1.50 per share), when the definitive documentation was executed. The primary differences are as follows: the October 25th term sheet contained a conversion price for the Notes of $3.00 (compared to the current conversion price of $2.70) and provided for warrants to purchase approximately 16.7 million shares of our common stock at $3.00 per share, exercisable any time through the issuance of the Notes (compared to the current two series of Warrants, one for approximately 25.9 million shares at $2.70 per share and one for approximately 21.5 million shares at $3.25 per share, and each exercisable at any time for six months after the issuance of the Notes). The October 25th term sheet also provided for the issuance of up to approximately 3.5 million additional shares of common stock (compared to the current approximately 7.2 million shares) if the bankable feasibility study indicates that total capital costs are going to be greater than $1.569 billion, such difference reflecting the increase in our outstanding number of shares of common stock resulting primarily from our two public offerings. In addition, the termination fee of $5.0 million payable by us to Investors if we do not receive shareholder approval of the Financing, if our board changes its recommendation or if the Financing does not close because of a breach by us, was increased to $7.5 million.

        On December 21, 2012, we amended and restated the Original Purchase Agreement in order to (1) provide that Prospect will share ownership over and be an addressee with respect to certain reports being prepared for the Purchasers by McKinsey and SRK Consulting, (2) clarify that Prospect can issue certain shares of common stock without requiring the Purchasers' approval with respect to certain contractual commitments of Prospect existing as of the date of the Original Purchase Agreement, (3) eliminate certain duplicative anti-dilution adjustment provisions and (4) eliminate the force majeure provision.

Rationale for the Proposed Financing

        In considering whether to approve the Financing, our board of directors considered the timing and extent of our needs for additional capital and alternative transactions for raising such capital. The board determined that the Financing is in our best interest and the best interest of our shareholders because, among other reasons:

  •
  The Financing will provide us with $100 million of new cash investment (prior to deduction of the $2 million transaction fee and other expenses) and potentially significantly more if Investors choose to exercise one or both of the Warrants.

  •
  The Financing is priced at a significant premium to our market price (a 78% premium to the closing price on November 28, 2012, the date before the announcement of the execution of the Original Purchase Agreement, with respect to the conversion price for the Notes and the exercise price for the first series of the Warrants; and a 114% premium to such price with respect to the exercise price for the second series of Warrants) and such pricing is likely significantly less dilutive to our shareholders than returning to the public market in the short term to raise significant capital.

  •
  We have significant short- and medium-term capital needs, including the need to raise funds to repay The Karlsson Group's Note in two tranches by March, 2013 and July, 2013 (the aggregate principal amount is $115.3 million), and the Purchase Agreement permits Investors to provide us financing to avoid a default under such promissory note in the event that we are unable to raise funding.

  •
  Other private equity firms and institutional investors with which we held discussions were not prepared to provide a significant amount of financing at this stage in our development.

  •
  We believe that Investors' enthusiasm with respect to Prospect, following their extensive due diligence on the Holbrook Project, will be helpful in raising the additional funds necessary to complete the Holbrook Project.

  •
  We expect that Investors will be active partners in providing resources and expertise to us, particularly in the areas of finance and operations.

  •
  We believe that Investors' extensive relationships with financing sources, including project finance lenders, will help us achieve the additional financing necessary to complete the Holbrook Project.

Summary of the Financing Documents

        The following summary of the principal agreements, entered into or to be entered into in connection with the Financing, provides only a summary of the material terms and conditions of these documents, and is qualified by reference to the Purchase Agreement, Investors Rights Agreement, Royalty Agreement and forms of Warrant and Certificate of Designation attached to this proxy statement.

Securities Purchase Agreement
Overview
Subject to the terms and conditions of the Purchase Agreement, Investors will invest $100 million in Prospect and Prospect will issue to Investors (i) an aggregate of $100 million in principal amount of Prospect's 10% 7-year convertible springing 2nd lien notes, (ii) warrants to acquire approximately 48 million shares of Prospect common stock, (iii) shares of Prospect common stock (issuable under certain circumstances described in "Additional Common Stock Issuance" below), (iv) certain royalty rights described under "Royalty Agreement" below and (v) 100 shares of our Series A Preferred Stock.
The closing of the Financing is anticipated to occur in the mid-2013, subject to the conditions described below in "Closing Conditions" and in the Purchase Agreement.
Voting Agreements
All of our officers and directors and their affiliates who own our common stock have entered into voting agreements with Investors pursuant to which they agreed to vote in favor of the Financing. As of today, these shareholders hold approximately 22% of our common stock.
Investors Board Designations
Upon the execution of the Original Purchase Agreement and through the closing of the Financing, Investors have the right to appoint one designee and one observer to the board. Investors' initial board designee, James Dietz, became a director upon execution of the Original Purchase Agreement.

The observer has all of the rights (other than voting rights) of a director of the board, including the right to attend all meetings, right to receive notice of meetings, right to receive copies of all materials provided to the board, the right to discuss the affairs, finances and accounts of Prospect, and the right to make proposals and provide advice regarding these matters to the board, without voting.
Upon the closing of the Financing, Investors will have the board designation rights described below in "Investors Rights Agreement—Board Designation Rights; Series A Preferred Stock."

Warrants	Investors will receive Warrants to purchase 25,925,926 shares of our common stock at $2.70 per share and 21,538,461 shares of our common stock at $3.25 per share, to be issued following shareholder approval of the Financing and expiring 180 days following issuance of the Notes. The exercise prices of the Warrants and the number of shares issuable thereunder are subject to anti-dilution provisions, which include a weighted-average adjustment in connection with any issuance by us of equity securities for less than the then-applicable exercise price. The anti-dilution adjustment provisions are applicable to any issuances or other applicable events from and after the execution of the Original Purchase Agreement on November 29, 2012.
Fees and Expenses
Within 30 days after the execution of the Original Purchase Agreement, Prospect will reimburse Investors for expenses incurred by Investors in connection with the Financing up to the signing of the Original Purchase Agreement. Upon the issuance of the Notes, Prospect will pay a transaction fee of $2 million to an affiliate of Apollo and reimburse Investors for any expenses incurred by Investors and not previously reimbursed.
Additional Common Stock Issuance
If the Definitive Feasibility Study (as defined below) provides that the estimated total capital costs (the "DFS Estimate") for the Holbrook Project exceed $1.568250 billion, then Prospect will issue to Investors at the closing of the Financing:

•

if the DFS Estimate is greater than $1.568250 billion but less than or equal to $1.6065 billion, 3,993,095 shares of Prospect common stock (subject to adjustment for any issuance of equity by Prospect after the date of the Original Purchase Agreement other than in connection with the exercise of instruments convertible into common stock outstanding on the date of the Original Purchase Agreement, such that the issuance will represent 3.6% of the common stock then-outstanding); or

•

if the DFS Estimate is greater than $1.6065 billion but less than or equal to $1.683 billion, 7,189,275 shares of Prospect common stock (subject to adjustment for any issuance of equity by Prospect after the date of the Original Purchase Agreement other than in connection with the exercise of instruments convertible into common stock outstanding on the date of the Original Purchase Agreement, such that the issuance will represent 6.3% of the common stock then-outstanding).

"Definitive Feasibility Study" means a definitive feasibility study with respect to the Holbrook Project from Tetra Tech or another firm reasonably acceptable to Investors which (a) indicates that applicable metallurgical test work has been completed such that the entire flow sheet has been finalized and fixed and is fully specified to support basic and detailed engineering and obtain firm vendor quotes; (b) indicates that at least 50% of basic engineering has been completed; (c) indicates that procurement is well-advanced; (d) indicates that capital and operating cost estimate with an accuracy of +/-15% has been completed, and in the case of the capital cost estimate, has minimal reliance on factored estimates and primarily relies on takeoffs and unit rates; (e) indicates that significant trade-off and optimization studies have been completed; (f) indicates that all environmental assessments have been performed and all key permit applications have been submitted; (g) indicates that the Holbrook Project has a schedule that starts no later than the first quarter of 2014 and has a duration from Notice to Proceed (as defined in the Engineering, Procurement, and Construction Management firm contract) to Project Completion (as would be defined in a customary project finance facility) that does not exceed 52 months; (h) indicates that the Holbrook Project is supported by reserves and resources of all potash members that the Company has the right to mine which are estimated using assumptions, methodologies and a mine plan acceptable to the Investors' independent engineering firm and meet NI 43-101 standards, that have a tonnage and grade consistent with that presented in the Reserves and Resources Statement presented in the PEA by Tetra Tech (which was filed with the SEC on December 22, 2011), and that in any event will (x) have sufficient demonstrable resources of ultimately recoverable standard product of all potash members that support a mine life of 25 years and (y) have sufficient reserves to support a mine life of at least 20 years; and (i) meets the definitive feasibility study requirements of commercial project finance lending banks, policy banks and major export credit agencies to which the Company will be applying for financial support, including compliance with the Equator Principles.

The Karlsson Group Note Default Cure	If at any time prior to the full repayment of the $125 million under The Karlsson Group's Note, Prospect or any of its subsidiaries is in payment default or any other default that would entitle The Karlsson Group to accelerate obligations thereunder, or is reasonably likely to be in such default within 30 days, Investors have the right (but not the obligation), assuming the default is not cured within the subsequent 15 days, to purchase either (A) common stock or (B) one-year notes issued by Prospect (or its subsidiaries) and on certain specified terms for an aggregate amount sufficient to (in Investors' sole discretion) either (x) pay off The Karlsson Note in full (including any principal, interest, expenses, penalties or any other amounts outstanding) or (y) pay off such lesser amount as would be necessary to avoid or cure the default or anticipated default (as determined in Investors' reasonable discretion). If Investors elect to purchase common stock, it will be issued to Investors or its respective designees at a per-share price equal to the lesser of (i) the then-applicable conversion price for the Notes (whether or not the Notes have actually been issued) or (ii) the arithmetic average of the volume-weighed average price ("VWAP") of the common stock for the ten-trading-day period immediately preceding the date of such purchase. In the event of any purchase of common stock, the Company will enter into a registration rights agreement with respect to such shares of common stock, on the same terms as those set forth in the Investors Rights Agreement, which registration rights agreement shall terminate upon the closing of the Financing, with the obligations thereunder subsumed by the Investors Rights Agreement.
Standstill
Upon execution of the Original Purchase Agreement, Investors agreed not to purchase or acquire any outstanding equity securities of Prospect (other than pursuant to the Purchase Agreement, Investors Rights Agreement or the Warrants) until one year following the closing of the Financing without the prior consent of Prospect.
Representations and Warranties
The Purchase Agreement contains representations and warranties by each party that are customary for transactions of this type, including, without limitation, representations by Prospect regarding (i) capitalization, (ii) accuracy of financial statements, (iii) accuracy of its annual report (and other public disclosure documents), (iv) undisclosed liabilities, (v) absence of changes (including no material adverse change), (vi) title to assets/real property, (vii) laws/litigation/permits, (viii) material contracts, (ix) taxes, (x) labor/employee benefit matters and (xi) environmental matters.

Indemnification	Prospect will indemnify Investors against damages incurred or arising from (i) any actions (including derivative claims) brought by Prospect shareholders, governmental authorities or any other person relating to Prospect's authorization and execution of the Purchase Agreement or performance of the transactions contemplated in the Financing or (ii) breaches of its representations, warranties or covenants contained in the Purchase Agreement. Additionally, solely until such times as the Notes have been fully converted into common stock, Prospect will indemnify Investors against damages incurred or arising from (a) the execution or delivery of the Purchase Agreement, including any agreement contemplated by the Purchase Agreement and the parties' obligations with respect to this agreement, (b) the use of the proceeds of the Notes, including the development and operation of the Holbrook Project, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Prospect and its Subsidiaries, or any other environmental liabilities of Prospect or its subsidiaries or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing.

The survival period for representations and warranties contained in the Purchase Agreement will generally be for 18 months after the closing of the Financing, except for (i) certain fundamental representations (authorization, capitalization, no conflicts, consents, compliance with anti-bribery laws and tax), which will survive indefinitely and (ii) environmental matters and permits, which will survive for three years after the closing of the Financing. Indemnification for representation breaches (other than fundamental representations) will be subject to a "tipping" basket of $1 million and a cap of $20 million.
Interim Covenants	During the period between the execution of the Original Purchase Agreement and the closing of the Financing, Prospect and Investors have agreed to the following additional covenants, among others:

•

Customary interim operating covenants governing the operation of the business (including restrictions against the incurrence of indebtedness or the issuance of equity (subject to limited exceptions), or altering the size of the board of directors);

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Providing Investors access to information about Prospect and its operations, giving Investors updates regarding permitting, financing and progress on the Definitive Feasibility Study, and consulting with Investors prior to taking certain specified actions such as entering into off-take agreements or acquiring material amounts of assets;

• Preparing and filing this proxy statement and holding a shareholders' meeting in connection with the approval of the Financing;

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Using best efforts to enter into definitive agreements with respect to off-take arrangements with customers for potash production on the terms set forth in the Purchase Agreement, as soon as practicable; and

• Adopting an industry-standard Foreign Corrupt Practices Act compliance program.
Supplemental Payment
If Prospect becomes obligated under our agreements with The Karlsson Group to make a payment of up to $75 million, upon a sale of at least 50% of American West Potash or a merger of American West Potash with an unaffiliated entity on or prior to August 1, 2016, Prospect is also obligated to make a pro rata payment to Investors based upon their then-applicable voting interest in Prospect (calculated, for the period before the closing of the Financing, as if the Notes and common stock underlying the warrants were already issued to Investors). Such payment shall be an amount such that if such amount was divided into the sum of such amount and the amount of the payment to The Karlsson Group, the resulting percentage would equal the Investors' then-applicable voting interest in Prospect, and could be up to approximately $87.3 million if the full amount of the $75 million is paid to The Karlsson Group and Investors held 53.8% of the voting interest in Prospect at such time (the percentage assuming that Investors receive the Notes, exercise the Warrants in full and Prospect does not issue any other shares of its common stock from and after November 29, 2012, the date the Original Purchase Agreement was executed).
Preemptive Rights
Investors have preemptive rights allowing them to purchase a portion of any equity or equity-based security issuance by Prospect or its subsidiaries at any time after the execution of the Original Purchase Agreement (subject to certain limited exceptions described below), based on their then-applicable voting interest in Prospect (calculated, for the period before the closing of the Financing, as if the Notes and Common Stock underlying the Warrants were already issued to Investors), except that any preemptive rights with respect to pre-closing issuances may only be exercised by Investors during the 30-day period following the closing of the Financing.

During the pre-closing period, if Prospect or any of its subsidiaries effects a pre-closing preemptive rights issuance, Prospect or its subsidiary (as applicable) will give Investors written notice of such issuance, including a description of the securities to be issued and terms and conditions of such issuance. Following the closing of the Financing and the issuance of the Notes, Investors will have 30 days to elect to exercise their preemptive rights with respect to the number of securities they are electing to purchase (up to the amount necessary to maintain its previous ownership percentage), with respect to such pre-closing preemptive rights issuances, on the same terms and conditions as such pre-closing preemptive rights issuances, other than those terms and conditions that are not directly necessary for the effectuation of the sale or issuance of such securities.

The limited exceptions to Investors' preemptive rights include (i) issuances to employees, directors and consultants issued under our equity incentive plans as publicly filed with the SEC prior to November 29, 2012, or in accordance with certain specified written agreements, (ii) issuance of shares of common stock as consideration for any merger previously approved by Investors or (iii) issuances of shares of common stock pursuant to warrant agreements entered into and publicly filed with the SEC prior to November 29, 2012. Once the Notes are issued the preemptive rights will continue until Investors have less than a 10% voting interest in Prospect. For further discussion on Investors' preemptive rights post-closing, see "Investors Rights Agreement—Preemptive Rights."
Non-Solicitation: Fiduciary-Out; Change in Recommendation
From signing of the Original Purchase Agreement until our shareholders approve the Financing, neither Prospect nor its representatives shall be permitted to solicit, negotiate, encourage or otherwise discuss (including continuing existing discussions) with third parties any (i) sale of any interests of Prospect or its subsidiaries or of a significant portion of their assets, (ii) any other debt or equity financing, (iii) any merger or consolidation, or (iv) any recapitalization or restructuring transaction. In addition, Prospect and its representatives cannot furnish any non-public information concerning itself or its subsidiaries or enter into any agreements with respect to such transactions, and must immediately cease any discussions regarding such transactions.

However, Prospect is permitted to continue discussions and provide non-public information with respect to (i) project finance debt financing, (ii) capital leases in connection with project finance debt financing, (iii) Grandhaven Energy, LLC in connection with an amendment to Prospect's existing royalty agreement with Grandhaven, (iv) any acquisition of additional mineral and land interests in the Holbrook Basin and (v) certain limited forms of equity and debt financing permitted pursuant to the interim covenants in the Purchase Agreement. Prospect cannot execute any documentation or take actions that would result in the public announcement relating to such permitted financing until after shareholder approval of the Financing.

In addition, in the event that Prospect receives an unsolicited Superior Proposal (as defined in the Purchase Agreement), our board of directors may under the circumstances, and subject to the terms and conditions, described in Section 9.7 of the Purchase Agreement, change its recommendation regarding the Financing. Notwithstanding any changes in recommendation by our board of directors, we are still obligated to submit the Financing to our shareholders for approval at a shareholders meeting. However, Investors are entitled to terminate the Purchase Agreement and receive a termination fee of $7.5 million in the event that our board of directors does change its recommendation regarding the Transaction.
Closing
The closing of the issuance and sale of Notes to Investors is anticipated to occur in mid-2013 (but no later than December 31, 2013), provided that the conditions set forth under "Joint Closing Conditions," "Prospect Closing Conditions" and "Investor Conditions For Closing" below, as well as certain other customary closing conditions and deliverables specified in the Purchase Agreement, are satisfied or waived by such date.
Joint Closing Conditions	• Receipt of Prospect shareholder approval for the Financing; and
• No legal/court injunction.
Prospect Closing Conditions	• Accuracy of representations and warranties of Investors in all material respects; and
• Compliance in all material respects with Investors' covenants.
Investors Conditions For Closing	• Accuracy of representations and warranties of Prospect in all material respects;
• Compliance in all material respects with Prospect covenants;

• Receipt of customary legal opinions and customary evidence of due organization, valid existence and transaction authorization;

•

Receipt of the Definitive Feasibility Study, which indicates, for the Holbrook Project, that (i) capital costs are no higher than 10% of current capital estimate of $1.53 billion (which exceeds the $1.3 billion estimate from our PEA), (ii) operating costs are no higher than $115/ton (subject to adjustments based on tradeoff optimization studies), (iii) ore grades and mineable reserve and resource estimates, forecasted production levels, ramp up rates, royalty rates and all other key commercial factors are consistent with what was provided for in the Preliminary Economic Assessment, and (iv) there are sufficient demonstrable resources of all potash members that support a mine life of 25 years and sufficient reserves to support a mine life of at least 20 years;

• The hiring of an Engineering, Procurement and Construction or an Engineering, Procurement and Construction Management firm reasonably acceptable to Investors;

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With respect to necessary permits for the production and operation of the mine (including any related to the logistics chain), no indication that there will be any delay in obtaining, or in ability to obtain, such permits no later than (i) December 31, 2013, for the Aquifer Protection Permit, the permit to construct and operate a source of air pollutants, and approval of leases by the Arizona State Land Department, (ii) dates specified in a schedule to the Purchase Agreement for certain other permits and (iii) December 31, 2013, for all other necessary permits;

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The hiring of a project manager reasonably acceptable to Investors (after consultation); the then-serving chief executive officer, chief financial officer and chief operating officer of Prospect being reasonably acceptable to Investors; and any hiring or firing of the chief commercial officer or mine manager between signing and closing being reasonably acceptable to Investors;

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Receipt by Investors of updated reports from its commercial and technical advisors that verify in all material respects the conclusions of the Definitive Feasibility Study and otherwise generally support the continued commercial and technical viability of, and the market opportunity for, the Holbrook Project, due within 20 days of the delivery of the Definitive Feasibility Study;

• Prospect will have used best efforts to enter into definitive agreements with respect to minimum off-take arrangements on certain specified terms;

• The payment of the transaction fee of $2 million to an affiliate of Apollo and reimbursement to Investors of any expenses of Investors not previously reimbursed by Prospect;

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No amendments or modifications to any agreements associated with the purchase of American West Potash interests from The Karlsson Group, or any new agreements entered into in connection therewith, unless consented to by Investors or that do not adversely affect Investors in any respect, as determined in good faith by Investors; Prospect and its subsidiaries having performed all of their obligations under such agreements; and there being no default or event of default under such agreements after giving effect to the Financing;

• The receipt of certain waivers and amendments under certain of Prospect's existing agreements;

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The amendment of Prospect's bylaws as necessary to provide for the voting rights of the Notes and the director designation rights that Investors will hold (for further discussion of the reasons for and general effect of such amendment to our bylaws, see "Effects of Approval of the Proposal on Current Shareholders—Amendment to Bylaws"); and

• Other customary closing conditions for a financing of this type.
Termination	The Purchase Agreement contains customary rights of termination prior to the closing of the Financing, including:
• By mutual consent of the parties;
• By either party, if the closing of the Financing has not occurred by December 31, 2013;
• By either party, if Prospect shareholders fail to vote to approve the Financing at a special meeting of shareholders;
• By either party, if there has been issued a non-appealable legal injunction;
• By Investors, upon a material breach of Prospect's representations or covenants that is not cured within 15 days;
• By Prospect, upon a material breach of Investors' representations or covenants that is not cured within 15 days; or
• By Investors, if prior to obtaining shareholder approval of the Financing, Prospect's board of directors change their recommendation regarding the Financing.

Termination Fee	The Purchase Agreement provides for a termination fee of $7.5 million (plus reimbursement of all of Investors' transaction-related expenses) payable to Investors immediately if the Purchase Agreement is terminated (i) by either party if closing of the Financing has not occurred by December 31, 2013, and the shareholder approval for the Financing had not been obtained at such time, (ii) by either party if Prospect shareholders fail to vote to approve the Financing at a special meeting of shareholders, or (iii) by Investors because of a breach of Prospect's representations or covenants or because, prior to obtaining shareholder approval of the Financing, Prospect's board of directors changed their recommendation regarding the Financing.
The Notes
Issuer	Prospect
Guarantors
Effective upon and following repayment of The Karlsson Group's Note, our wholly owned subsidiaries, Prospect Global Resources, Inc., a Delaware corporation; and American West Potash LLC, a Delaware limited liability company, and any other entity that will guarantee, or will be a borrower in respect of, the senior project finance debt for the Holbrook Project, will become guarantors to the Note.
Interest Rate	10% per annum, compounded semi-annually and payable semi-annually, of which:
• 4% per annum will be payable in cash; and
• 6% per annum will be payable in kind as additional Notes.
Maturity
Seventh anniversary of the closing of the Financing. However, if the maturity date of the senior project finance debt is later than the six and a half year anniversary of the closing of the Financing, then the maturity date will be extended to the date that is six months after the maturity date for the senior project finance debt.
Ranking
Effective upon repayment of The Karlsson Group's Note, senior second lien obligations of Prospect and its subsidiaries, ranking at least pari passu in right of payment with all existing and future indebtedness, but junior in respect of rights to collect on the collateral to the senior project finance debt.
Security/Pledge
Effective upon repayment of The Karlsson Group's Note, Prospect will pledge and grant a security interest to Investors with respect to 100% of the stock of our Delaware subsidiary, Prospect Global Resources Inc., which owns 100% of the membership interests in American West Potash.

Effective upon the repayment of The Karlsson Group's Note, the Notes and the guarantees will be secured by the same collateral as the senior project finance debt (including, without limitation, substantially all of the assets of Prospect and its subsidiaries, including bank accounts, mineral and land use rights and pledges of subsidiary stock), but on a second ranking basis (subject only to a first lien of the lenders under the senior project finance debt and to a priority in payment distribution in favor of an overrun facility, if any, which will share liens with the Notes).
Conversion at Holder's Option
At any time and from time to time, Investors (or any other holder of Notes) may elect to convert some or all of the Notes into common stock of Prospect at a price equal to the then-applicable conversion price.
Conversion at Prospect's Option After Conversion Milestone
At any time after the Conversion Milestone (as defined below), we will have the right to cause some or all of the outstanding Notes to be converted into common stock of Prospect at a price equal to the then-applicable conversion price.

The "Conversion Milestone" will be deemed to be met upon (i) completion of the Holbrook Project, and (ii) at any time after completion of the Holbrook Project, the arithmetic average of the daily VWAP of our common stock for any 20 consecutive trading days being 200% or more of the then-applicable conversion price (provided that this condition will only be deemed to be satisfied if our common stock is listed on Nasdaq, TSX or NYSE/AMEX (or another national securities exchange in the US or Canada reasonably acceptable to Investors) during such 20 consecutive trading day period).
Conversion Price
The conversion price of the Notes will initially be $2.70 per share, subject to anti-dilution adjustments that include a weighted-average adjustment in connection with any issuance by us of equity securities for less than the then-applicable conversion price. The anti-dilution adjustment provisions are applicable to any issuances or other applicable events from and after the execution of the Original Purchase Agreement.
Voting Rights
Holders of the Notes will be able to vote alongside our common shareholders (on an as-converted basis) on all matters subject to a shareholder vote or consent as permitted by Nevada law and our articles of incorporation.
No Optional Redemption	We may not redeem the Notes prior to the maturity thereof.

Repurchase at Option of Investors/Holder	The Notes will be subject to repurchase by us at the option of Investors (or any other holder of Notes) at a price of 101% of principal plus accrued interest upon certain customary change-of-control triggers (including, without limitation, the acquisition by any person or group (other than Investors or their affiliates) of direct or indirect beneficial ownership of 35% or more of the outstanding common shares of Prospect).
Covenants	The Notes contain covenants regarding, among others:
• Customary operating covenants governing the operation of the business;
• Delivering certain financial information to Investors on a regular basis;
• Maintaining appropriate insurance;
• Restrictions on incurring indebtedness and liens;
• Restrictions on the payment of any dividends or other restricted payments; and
• Entering into transactions with affiliates.
Events of Default	The following, among others, will be events of default under the Notes:
• failure to pay interest when due, continued for 5 business days;
• failure to pay principal, or premium, if any, when due;
• failure to comply with the covenants and agreements set forth in the Notes and the related security agreements for the period of time described therein;
• a payment default or default permitting acceleration under certain other indebtedness of Prospect or any guarantor;

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any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than as a result of any Holder's action or inaction) to be in full force and effect or any guarantor denies or disaffirms its guarantee;

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any of the security documents shall cease to be in full force and effect (other than as a result of any Holder's action or inaction) or any lien created by the security documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; and

• specified events of bankruptcy, insolvency or reorganization of Prospect, any guarantors and their subsidiaries.

Investors Rights Agreement
Board Designation Rights; Series A Preferred Stock
At the closing of the Financing, Prospect's board of directors will be increased from eight to nine members. At the closing of the Financing we will issue to Investors 100 shares of our newly authorized Series A Preferred Stock, which will entitle the holders thereof the right to designate and elect four directors to our board (including the director appointed at signing), which right shall continue until Investors' voting interest in us is less than 22.4%, at which time Investors will be entitled to designate and elect a number of directors proportionate to their voting interest (rounding up to the next whole director if Investors' voting interest is over 20% and rounding to the nearest whole director if below 20%). If Investors' voting interest in us implies the right to designate less than one director, Investors shall no longer be entitled to designate and elect any directors but may appoint a board observer so long as Investors own any of our securities. The certificate of designation for the Series A Preferred Stock provides that the outstanding preferred shares may not be transferred except to an affiliate of Investors. Except for its special voting rights with respect to the election of the aforementioned directors, the Series A Preferred Stock will otherwise vote together with the common stock and the outstanding Notes on all matters subject to a shareholder vote, and will be entitled to no liquidation preference.

If we grant a board designation right to any future investor in connection with a capital-raising transaction, either prior to or after closing of the Financing, we are permitted to increase our board size to 11, with one of the additional board seats allocated to such future investor and the other board seat allocable to the holders of the Series A Preferred Stock (such that such holders would be entitled to designate and elect 5 directors of an 11-person board). See also "Description of the Series A Preferred Stock."
Committees of the Board
Subject to applicable law and stock exchange rules, for so long as Investors are entitled to designate and elect at least two board members through their ownership of the Series A Preferred Stock, Investors' elected board members will have the right to be appointed to any committees of the board proportionate to Investors' representation on the board, provided that Investors will be entitled to appoint at least one member to each committee so long as they are entitled to appoint at least one member to the board; provided further that if applicable law prevents an Investors' designee from serving on any committee, Investors will be entitled to appoint an observer to such committee.

Approval Rights	From and after the closing of the Financing, we may not take (or allow any of our subsidiaries to take) any of the following actions without Investors' prior approval unless Investors' percentage voting interest is less than 20% or Prospect has met the Conversion Milestone (as defined in "Notes—Conversion at Prospect's Option After Conversion Milestone" below).

Upon the Conversion Milestone, all of the below approval rights will terminate except for the approval rights in the following bullets: first (board size or powers), third (public company status), fourth (nature of business), fifth (charter documents), sixth (new preferred or hybrid securities), fifteenth (mergers/dissolution), sixteenth (commencement of legal action related to debt-relief), seventeenth (affiliate transactions), eighteenth (hire/fire, but with respect to the chief executive officer only), nineteenth (7.5% private issuance) and twentieth (contracts requiring any of the foregoing actions).

•

Altering the size or powers of the board (or creating or altering the size or powers of any committee thereof), except for non-material, routine or administrative items that do not adversely affect Investors' rights;

• Approving of the annual budget, and any deviations from the annual budget greater than 5%;

•

Discontinuing our status as a public company or SEC-reporting company, changing our jurisdiction of organization, or applying to list (or materially altering or terminating its listing) on any stock exchange;

• Making material change in the nature of our business or in the lines of our business;
• Modifying our certificate of incorporation, bylaws or other organizational documents, except for non-material, routine or administrative items that do not adversely affect Investors' rights;

•

Creating or issuing any new class of common stock, any preferred stock or any other equity-like or hybrid securities, with exceptions for issuances of Prospect's current class of common stock and issuances under the existing terms of stock incentive plans;

• Repurchasing or redeeming of any equity (or equity-based) securities;
• Declaring, setting aside, making or paying any dividends or other distributions;

• Incurring indebtedness (other than the Notes), with a carve-out for up to $75 million of subordinated debt on terms no less favorable than as set forth in the Purchase Agreement;

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Repaying (or refinancing) any indebtedness prior to maturity thereof, except as required by the terms thereof, or modifying the agreements relating to the purchase of The Karlsson Group's 50% interest in our American West Potash subsidiary;

• Selling assets or businesses with a value in excess of $200,000 (or in excess of $500,000 in any 12-month period), except for ordinary course sales of potash;
• Selling or granting of any royalty interests except in limited circumstances in connection with acquisitions of property or mineral rights;

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Acquiring (including via merger) any assets, securities or businesses (or investments in or formation of partnerships or joint ventures) with a value in excess of $500,000 (or in excess of $2 million in any 12-month period), in each case except with respect to the acquisition of real estate (which is covered by the next bullet);

• Acquiring any land (or other interest in real estate) with a value in excess of $750,000 (or in excess of $1.5 million in any 12-month period);
• Merging, reorganizing, liquidating or dissolving Prospect or any subsidiary;

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Commencing a case, proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors; seeking appointment of a receiver, trustee, or custodian; or making a general assignment for the benefit of Prospect or any subsidiary's creditors;

• Entering into affiliate transactions;

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Hiring or firing of the chief executive officer, chief operating officer, chief financial officer, chief commercial officer, project manager or mine manager, and entry into or amendments of any compensation arrangements with such persons;

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Issuing to any person or entity (or group of related or affiliated persons or entities) of Prospect common stock (or securities convertible, exchangeable or exercisable into Prospect common stock) which would result in such person or group owning 7.5% or more of then-outstanding equity (or voting power) of Prospect; and

• Entering into any contract or otherwise obligating Prospect or any material subsidiary to take any of the foregoing actions.
Preemptive Rights
Once the Notes are issued, Investors will have the same preemptive rights they had during the period between the execution of the Original Purchase Agreement and the issuance of the Notes, except that Investors must exercise their preemptive rights with respect to such post-closing issuance within 21 days after the closing of such preemptive rights issuance. Post-closing, Investors' pre-emptive rights only continue so long as Investors have a 10% or greater voting interest in us. See "Securities Purchase Agreement—Preemptive Rights."
Information Rights
For so long as Investors' as-converted ownership on a fully-diluted basis is at least 5%, Investors will be entitled to customary information rights, including, without limitation, the right to obtain appropriate tax reporting information and the right to review monthly construction progress reports (containing detail on budget, schedule and key metrics) and monthly management accounts.
Registration Rights for Common Stock
We have granted Investors registration rights, including the ability to make six demand registrations on Form S-3 (and if Prospect is ineligible to use Form S-3, Investors may demand 3 registrations on Form S-1), subject to customary black-out periods; provided, however, that Investors may not make more than three S-3 demands (or one S-1 demand) in any 12-month period. In addition, not later than 30 days after (or, if Prospect is not then S-3 eligible, 60 days after) the earlier of (x) completion of the Holbrook Project or (y) a written request by Investors, the Company shall file with the SEC either (i) a shelf registration statement or (ii) a prospectus supplement that shall be deemed to be part of an existing shelf registration statement, in each case relating to the offer and sale of all shares of common stock owned by Investors.

If Investors are selling shares in any underwritten offering (whether through a demand right or underwritten shelf takedown), Investors will be entitled to designate the lead underwriter subject to consultation with Prospect, and Prospect will be entitled to designate a second underwriter. In other registrations in which Investors are not selling any shares, for so long as Investors' percentage voting interest is 20% or more at such time, the underwriters/bookrunners will be selected with the mutual consent of Investors and Prospect, with each party acting reasonably.

The Investors Rights Agreement contains customary provisions with respect to (i) piggyback rights for Investors on registrations for Prospect or for other holders, (ii) reasonable assistance from Prospect (and its management) with respect to the marketing of any offering, preparation and filing of registration documents and (iii) indemnification rights and obligations.
Termination	The Investors Rights Agreement will terminate (except for the indemnification obligations with respect to the registration rights) at such time as Investors no longer hold any interests in Prospect.
Royalty Agreement
Overview

Pursuant to the Royalty Agreement, at the closing of the Financing, the Termination Agreement we previously entered into with Buffalo Management will terminate, and Buffalo Management and Investors will each have the right to receive the greater of 1% of our gross revenues or 1% of the gross sales of our American West Potash subsidiary (the "Payment Rights") (for an aggregate payment obligation to Buffalo Management and Investors as a group of 2%). If after the closing of the Financing, in the good faith opinion of either Buffalo Management or Investors, the existence of the Payment Rights would impede the ability of Prospect to obtain financing for the funding of the Holbrook Project, the parties' Payment Rights will be terminated and converted into a grant of Prospect warrants, options or other equity-linked securities of Prospect with an economic value equivalent to the then-present value of the Payment Rights.

Reasons for Seeking Shareholder Approval (NASDAQ Listing Rules)

        Because the Company's common stock is listed on the NASDAQ Stock Market LLC ("NASDAQ"), it is subject to NASDAQ's rules and regulations. Under NASDAQ Listing Rule 5635(b), prior shareholder approval is required for issuances of securities that will result in a "change of control" of the issuer (the "NASDAQ Change of Control Rule"). NASDAQ may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. Following the closing of the Financing, Investors will have voting power of approximately 33.8% of the total voting power of our voting securities following the issuance of the Notes (based on the numbers of shares of our common stock issued and outstanding as of today). If, in addition to purchasing the Notes, Investors exercise all of the Warrants, Investors will have voting power over approximately 53.8% of the total voting power of our voting securities following the issuance of the Notes and the exercise of the Warrants (based on the numbers of shares of our common stock issued and outstanding as of today). We seek your approval of the proposal in order to satisfy the NASDAQ Change of Control Rule with respect to the Financing.

        In addition, under NASDAQ Listing Rule 5635(d), prior shareholder approval is required for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company's common stock (the "NASDAQ Private Placement Rule"). If the proposal is approved, the issuance of common stock upon conversion of the Notes at the initial conversion price of $2.70 would exceed 20% of our common stock currently outstanding. Because the conversion price in the future may be below the greater of the book or market value of our common stock immediately prior to the closing of the Financing, we believe the NASDAQ Private Placement Rule requires that we obtain shareholder approval of the Notes issued in the Financing. Therefore, in addition to satisfying the requirements of the NASDAQ Change of Control Rule, we seek your approval of the proposal in order to satisfy the requirements of the NASDAQ Private Placement Rule.

Effects of Approval of the Proposal on Current Shareholders

Dilution

        If the Financing is approved, the sale of the Notes will dilute each existing shareholder's proportionate voting power, and upon conversion will dilute each existing shareholder's proportionate ownership of Prospect. Additional common stock could be issued to Investors in certain circumstances under the Purchase Agreement and would be issued to Investors upon the exercise of the Warrants, causing further dilution to our shareholders. This resulting dilution will shift fundamental positions of the stock such as a shareholder's percentage ownership of our Company, voting control, or earnings per share or the value of individual shares. Also, the Series A Preferred Stock held by Investors would allow Investors, after the closing of the Financing, to designate and elect four out of Prospect's nine directors, while the Notes held by the Investors would permit Investors to vote on the election of the remaining five directors of our board. Similarly, in the event that Investors are allied with Prospect's management, the sale of the Notes could have the effect of making it more difficult to remove Prospect's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Nonetheless, if the additional shares issued in connection with the Financing create favorable business opportunities that allow us to pursue our business plans, the market price of our stock may increase.

Possible Anti-Takeover Effects

        Although the purpose of the Financing is to obtain additional capital, this proposal could, under certain circumstances, have an anti-takeover effect. Since the Notes will not have any voting restrictions, the Financing could have the effect of delaying or preventing a change in control of Prospect not favored by Investors. In addition, as a result of the Financing, Investors through their substantial ownership of our voting power would have considerable influence in our day-to-day affairs and/or determine the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including the election of directors and approval of mergers, consolidations or the sale of all or substantially all of our assets or other change-of-control transactions. In addition, for so long as Investors hold more than 20% of our total voting power, Investors will have an approval right over any mergers, consolidations or other change-of-control transactions. Investors' influence over such affairs may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased capital may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Accordingly, the Financing may also have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. Further, in the event that Investors are issued the Notes, Investors exercise all of the Warrants, and we did not issue any additional shares of common stock prior to such issuance, Investors would own 53.8% of the outstanding voting power of Prospect and would have the ability to elect all of the members of our board. Despite these possible anti-takeover effects, our board of directors did not propose approval of the Financing with the intent that it be utilized as a type of antitakeover device. We believe that the Financing and Investors' enthusiasm with respect to Prospect will ultimately be helpful in raising the additional funds necessary to complete the Holbrook Project.

        This proposal is not submitted in response to management's knowledge of any specific effort to acquire control of Prospect in opposition to management, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. We did not take such action to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our board of directors.

Nevada Anti-Takeover Laws and Certain Articles and Bylaws Provisions

        Provisions of Nevada law and our amended and restated articles of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

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  acquisition of us by means of a proxy contest or otherwise; or

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  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

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  Shareholder Meetings.  Our bylaws provide that special meetings of the shareholders may be called by two or more Members of the board or by our chief executive officer, and must be called by our chief executive officer upon the written request of the holders of not less than 30% of the voting power of our capital stock.

  •
  No Cumulative Voting.  Our amended and restated articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

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  Undesignated Preferred Stock.  The authorization of undesignated preferred stock in our amended and restated articles of incorporation makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

        Under Nevada law, we have elected not to be governed by two statutes that may have the effect of discouraging corporate takeovers. These laws, which are inapplicable to us absent an amendment to our amended and restated articles of incorporation, are discussed in the next two paragraphs. Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is not in the best interests of the corporation.

        Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. Our second amended and restated articles of incorporation provide that these statutes do not apply to any acquisition of our common stock. Absent such provision in our articles of incorporation, these laws would apply to us if we were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply.

        Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested shareholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder." Our second amended and restated articles of incorporation provide that these statutes shall not apply to us.

Potential Change of Control

        If the Notes are issued, Investors exercise all of the Warrants, and we did not issue any additional shares of common stock prior to such issuance and exercise, Investors would own approximately 53.8% of the outstanding voting power of Prospect, resulting in a change of control of Prospect. In this event Investors would be able to elect all of our directors and a new board of directors chosen by Investors could replace our management. For further discussion regarding the effects of a change of control, see "Effects of Approval of the Proposal on Current Stockholders—Dilution, Possible Anti-Takeover Effects" and "Nevada Anti-Takeover Laws and Certain Articles and Bylaws Provisions" above.

Amendment to Bylaws

        As a condition to the closing of the Financing, the Purchase Agreement requires us to amend our bylaws to reflect the voting and director designation rights of the Notes and the Series A Preferred Stock issued to Investors. See "Investors Rights Agreement—Board Designation Rights; Series A Preferred Stock." These amendments to our Bylaws are expected to consist of conforming changes necessary to reflect such voting rights and other terms of the Notes and Series A Preferred Stock and are not expected to confer upon Investors any material new rights other than those contemplated in the Purchase Agreement, the Investors Rights Agreement and the form of the Certificate of Designation for the Series A Preferred Stock.

Issuances of Additional Common Stock

        In connection with the Financing, we may be required to issue additional shares of our common stock to Investors in the circumstances described in "Securities Purchase Agreement—Additional Common Stock Issuance" or upon exercise of the Warrants or upon conversion of the Notes. In addition, Investors will have preemptive rights with respect to our future issuances of common stock or other equity-linked securities, as described above in "Securities Purchase Agreement—Preemptive Rights" and "Investors Rights Agreement—Preemptive Rights."

Description of the Series A Preferred Stock

        We are authorized to issue 100 million shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued and outstanding as of the record date or the date of this proxy statement.

        The following summary of our preferred stock is qualified in its entirety by the provisions of our articles of incorporation, bylaws and form of the Certificate of Designation for the Series A Preferred Stock.

        Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock. Unless otherwise indicated, all shares of preferred stock to be issued from time to time will be fully paid and nonassessable.

        Upon the closing of the Financing, we will designate and create a series of authorized Series A Preferred Stock designated "Series A Preferred" and will issue to Investors all 100 shares of such newly authorized Series A Preferred Stock. Below is a description of the specific terms of such Series A Preferred Stock. For further discussion see also "Investors Rights Agreement—Board Designation; Series A Preferred Stock":

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  There will be 100 authorized shares of Series A Preferred Stock with a $0.001 par value per share;

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  Holders of a majority of the Series A Preferred Stock will have the right to designate and elect four directors to our board (including the director appointed at signing), which right shall continue until Investors' voting interest in us is less than 22.4%, at which time Investors will be entitled to designate and elect a number of directors proportionate to its voting interest

    (rounding up to the next whole director if Investors' voting interest is over 20% and rounding to the nearest whole director if below 20%). If Investors' voting interest in us implies the right to designate less than one director, Investors shall no longer be entitled to designate any directors but may appoint a board observer so long as Investors own any of our securities. In certain circumstances, the Series A Preferred Stock could entitle its holders to designate five of our directors, as described in "Investors Rights Agreement—Board Designation; Series A Preferred Stock.";

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  The Series A Preferred Stock will otherwise vote together with the common stock and the Notes on all matters subject to a shareholder vote;

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  The outstanding shares of Series A Preferred Stock can only be transferred to (a) to an affiliate of the initial holder of such Series A Preferred Stock or (b) with the consent of our board;

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  Each outstanding share of Series A Preferred will automatically convert to one share of common stock upon the earlier of (a) a transfer of such share of Series A Preferred in violation of any transfer restrictions and (b) the first business day following the first day after the closing of the Financing in which the Investor's voting interest in us is equal to 0.0%;

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  The Series A Preferred Stock will rank pari passu to our common stock as to our distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary;

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  Investors holding Series A Preferred Stock will not be entitled to receive any dividends with respect to the Series A Preferred Stock;

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  Investors holding Series A Preferred Stock will not be entitled to any liquidation preference with respect to the Series A Preferred Stock;

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  The shares of the Series A Preferred Stock will not be redeemable;

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  Any shares of Series A Preferred Stock purchased or otherwise acquired by us in any manner will be retired and cancelled promptly after such acquisition. All acquired shares will be cancelled and restored to the status of authorized and unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution of our board;

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  The preferred stock will not be listed on any securities exchange;

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  There are no procedures for auction and remarketing of the Series A Preferred Stock;

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  There are no sinking fund provisions for the Series A Preferred Stock; and

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  The terms of the Series A Preferred Stock cannot be modified without consent of holders of a majority of the Series A Preferred Stock.

Interests of Certain Persons in the Financing

        In considering the recommendation of our board of directors that you vote to approve the Financing, you should be aware that certain of our directors and executive officers have financial interests in the Financing that are different from, or in addition to, those of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Purchase Agreement and the Financing, and in recommending that the Financing be approved by the shareholders of the Company.

        With respect to the Royalty Agreement, Buffalo Management will have its current 2% management fee in Prospect terminated upon closing of the Financing, and will receive the Payment Rights specified in the Royalty Agreement. Buffalo Management is owned by Chad Brownstein, one of our directors and our executive vice chairman, Patrick Avery, our chief executive officer and a director and Barry Munitz, our board chairman. Mr. Brownstein owns 75% of the economic interests and 100% of the voting interests in Buffalo Management. Mr. Avery and Dr. Munitz respectively own 10% and 15% non-voting economic interests in Buffalo Management.

        In addition, certain employment agreements and employee benefits plans applicable to the directors and executive officers contain "Change of Control" provisions that may be applicable to the Financing. It is a condition to closing the Financing that actions be taken to ensure that such "Change of Control" provisions do not apply to the Financing.

Recommendation of the Board of Directors

        PROSPECT'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL TO APPROVE THE FINANCING ON THE TERMS SET FORTH IN THE AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, THE INVESTORS RIGHTS AGREEMENT, THE ROYALTY AGREEMENT AND THE WARRANTS.

 NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as "believe," "plan," "intend," "anticipate," "target," "estimate," "expect," and the like, and/or future-tense or conditional constructions ("will," "may," "could," "should," etc.). The forward-looking statements may appear in a number of places. Although these forward-looking statements reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date made. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date made, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 17, 2012 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder's name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of December 17, 2012, we had 72,520,718 issued and outstanding shares of common stock. Unless otherwise indicated, the address of each shareholder listed in the table is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Central Valley Administrators, Inc.	10,538,583	12.69%
Very Hungry LLC(3)	12,430,335	14.63%
BlackRock Advisors, LLC.	5,769,230	7.37%
The Karlsson Group(4)	5,605,834	7.18%
COR Investments II LLC(5)	4,277,678	5.57%
Bevan Cooney	4,000,000	5.23%
Scott J. Reiman(6)	3,181,427	4.20%
Avalon Portfolio, LLC(7)	3,469,603	4.57%
Delta Offshore Master Ltd(8)	4,852,942	6.27%
Kevin F. Flynn June 1992 Non-Exempt Trust(9)	5,714,285	7.30%
Directors and Executive Officers
Patrick L. Avery, Chief Executive Officer, President, Director(10)	2,250,000	3.01%
Dr. Barry Munitz, Chairman of the Board of Directors(11)	1,825,000	2.45%
Chad Brownstein, Executive Vice Chairman of the Board of Directors(12)	7,800,660	9.71%
Marc Holtzman, Director(13)	300,000	0.41%
J. Ari Swiller, Director(14)	250,000	0.34%
Zhi Zhong Qiu, Director(15)	200,000	0.28%
Conway J. Schatz(16)	0	0%
James Dietz	0	0%
Damon Barber, Chief Financial Officer(17)	333,334	0.46%
Wayne Rich, Senior Vice President, Treasury and Accounting(18)	1,000,000	1.36%
Brian Wallace, Chief Operating Officer, Executive Vice President(19)	500,000	0.68%
Total beneficial ownership of directors and officers as a group (eleven persons)(10)(11)(12)(13)(14)(15)(16)(17)(18)(19)(20)	14,458,994	16.62%

(1)
Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts listed in this column reflect shares issuable upon the exercise of options and warrants exercisable on December 17, 2012 or within 60 days thereafter.

(2)
Number of shares deemed outstanding includes 72,520,718 shares of our common stock outstanding as of December 17, 2012 and any grants, options and warrants for shares that are exercisable by such beneficial owner on December 17, 2012 or within 60 days thereafter.

(3)
Very Hungry LLC holds 7,588,727 shares of our common stock and immediately exercisable warrants to purchase 1,860,530 shares of our common stock at $4.25 per share expiring on August 6, 2013, immediately exercisable warrants to purchase 479,228 shares of our common stock at $3.00 per share expiring on April 25, 2013, immediately exercisable warrants to purchase 1,797,103 shares of our common stock at $3.00 per share expiring on April 25, 2014 and immediately exercisable warrants to purchase 704,747 shares of our common stock at $3.83 expiring on September 19, 2013. The address of the reporting person is 730 17th St., Suite 800, Denver, CO 80202.

(4)
The Karlsson Group holds immediately exercisable warrants to purchase 5,605,834 shares of our common stock at $4.25 per share expiring on May 30, 2019. The address of the reporting person is 18 Ozone Avenue, Venice, CA 90291.

(5)
COR Investments II LLC holds 3,000,000 shares of our common stock and is affiliated with our shareholders COR Capital Holdings, COR Advisors LLC and COR US Equity Income Fund. Such amount includes (i) COR Investments II LLC's 3,000,000 shares of our common stock, (ii) COR Capital Holdings' 390,000 shares of our common stock, (iii) COR Advisors LLC's 100,000 shares of our common stock, (iv) COR US Equity Income Fund's 579,322 shares of our common stock, and (v) 208,356 shares of our common stock issued to Arrow Capital Management, whose investment advisor is COR Capital Management LLC. The address of the reporting person is 233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401.

(6)
Such amount includes (i) personal holdings of immediately exercisable options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and (ii) 1,087,740 shares of our common stock and immediately exercisable warrants to purchase 727,705 shares of our common stock at $4.25 per share expiring on August 6, 2013, immediately exercisable warrants to purchase 187,439 shares of our common stock at $3.00 per share expiring on April 25, 2013, immediately exercisable warrants to purchase 702,897 shares of our common stock at $3.00 per share expiring on April 25, 2014 and immediately exercisable warrants to purchase 275,646 shares of our common stock at $3.83 expiring on September 19, 2013, each held by the Scott Reiman 1991 Trust. The address of the reporting person is 730 17th St., Suite 800, Denver, CO 80202.

(7)
Avalon Portfolio, LLC holds 1,569,603 shares of our common stock and an immediately exercisable warrant to purchase 1,900,000 shares of our common stock at $3.00 per share expiring on February 3, 2014. The address of the reporting person is 5786 La Jolla Blvd., La Jolla, CA 92037.

(8)
Such amount includes (i) Delta Institutional LP's 209,900 shares of our common stock and an immediately exercisable warrant to purchase 209,900 shares of our common stock at $3.00 per share expiring on January 20, 2014, (ii) Delta Offshore Master Ltd's 867,771 shares of our common stock and an immediately exercisable warrant to purchase 867,771 shares of our common stock at $3.00 per share expiring on January 20, 2014, (iii) Delta Onshore LP's 98,800 shares of our common stock and an immediately exercisable warrant to purchase 98,800 shares of our common stock at $3.00 per share expiring on January 20, 2014 and (iv) 2,500,000 shares held by Trefelet Capital Management. Trefelet Capital Management, Delta Institutional LP, Delta Offshore Master Ltd and Delta Onshore LP are affiliated entities. The address of the reporting person is Trefelet & Company LP, 900 3rd Avenue, 5th Floor, New York, NY 10022.

(9)
Such amount includes 5,714,285 shares held by Robert W. Flynn and Kevin F. Flynn June 1992 Non Exempt Trust. Such parties have shared voting and dispositive power of over these shares. The address of the reporting person is 222 W. Adams St. Suite 2250, Chicago, IL 60606.

(10)
Mr. Avery, our chief executive officer and president, received stock-based compensation of 1,500,000 shares of common stock on August 17, 2010, all of which have vested. On December 27, 2011, Prospect granted Mr. Avery immediately exercisable options to purchase 600,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and on July 2, 2012, Mr. Avery was granted options to purchase 300,000 shares of our common stock. The options granted on July 2, 2012 have an exercise price of $2.60 per share and expiration date of July 1, 2022. Mr. Avery also owns a 10% non-voting ownership in Buffalo Management LLC. Chad Brownstein, our executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(11)
Dr. Munitz, our board chairman, holds 1,125,000 shares of our common stock and immediately exercisable options to purchase 700,000 shares of our common stock. Of the 700,000 options, 400,000 have an exercise price of $4.25 per share and an expiration date of December 26, 2021 while 300,000 have an exercise price of $2.60 per share and an expiration date of July 1, 2022. Dr. Munitz also owns a 15% non-voting ownership interest in Buffalo Management LLC. Chad Brownstein, our executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(12)
This amount includes (i) Mr. Brownstein's personal holdings of immediately exercisable options to purchase 100,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and options to purchase 200,000 shares of our common stock at an exercise price of $2.60 per share and having a vesting date of July 1, 2013 and an expiration date of July 1, 2022, (ii) 816,667 shares of our common stock and a warrant to purchase 3,983,993 shares of our common stock at a weighted average exercise price of $3.12 per share held by Buffalo Management LLC and (iii) 2,900,000 shares of our common stock owned by Quincy Prelude LLC. Mr. Brownstein owns 100% of the voting interest of Quincy Prelude LLC. Quincy Prelude LLC owns 100% of the voting interests and 75% of the economic interests of Buffalo Management LLC and has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(13)
Mr. Holtzman, one of our directors, holds immediately exercisable options to purchase 300,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and options to purchase 140,000 shares of our common stock at an exercise price of $2.60 per share and having a vesting date of July 1, 2013 and an expiration date of July 1, 2022. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(14)
Mr. Swiller, one of our directors, holds 150,000 shares of our common stock and immediately exercisable options to purchase 100,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and options to purchase 140,000 shares of our common stock at an exercise price of $2.60 per share and having a vesting date of July 1, 2013 and an expiration date of July 1, 2022. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(15)
Mr. Qiu, one of our directors, holds immediately exercisable options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and options to purchase 140,000 shares of our common stock at an exercise price of $2.60 per share and having a vesting date of July 1, 2013 and an expiration date of July 1, 2022. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(16)
Mr. Schatz, one of our directors, holds options to purchase 140,000 shares of our common stock at an exercise price of $2.60 per share and having a vesting date of July 1, 2013 and an expiration date of July 1, 2022. Mr. Schatz is a manager of Very Hungry LLC but does not have dispositive power over the shares owned by Very Hungry LLC. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(17)
Mr. Barber, our chief financial officer effective as of December 13, 2012, holds options to purchase 1,000,000 shares of our common stock at an exercise price of 2.60 per share. 333,334 options are fully vested, 333,333 options will vest on December 13, 2013 and 333,333 options will vest on December 13, 2014. The options expire on December 13, 2022. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(18)
Mr. Rich, our former chief financial officer, assumed the position of senior vice president, accounting and treasury effective as of December 13, 2012. Mr. Rich continues to be our principal accounting officer and holds options to purchase 1,000,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. These options are immediately exercisable. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(19)
Mr. Wallace, our chief operating officer and executive vice president, holds options to purchase 1,000,000 shares of our common stock at an exercise price of $2.60 per share. 500,000 of these options are immediately exercisable, 250,000 options will vest on August 15, 2013 and 250,000 options will vest on August 15, 2014. The address of the reporting person is c/o Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202.

(21)
Some of these shares are subject to vesting as described in these footnotes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ehrhardt Keefe Steiner & Hottman PC served as our independent registered public accounting firm for the fiscal year ended March 31, 2012. A representative of Ehrhardt Keefe will be present at the special meeting of shareholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

OTHER BUSINESS

        We know of no other matter to be acted upon at the meeting. However, if any other matters are properly brought before the meeting, the person named in the accompanying proxy card as proxy for the holders of Prospect's common stock will vote thereon in accordance with their best judgment.

 SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

        Notice of any shareholder proposal that is intended to be included in Prospect's proxy statement and form of proxy for our 2013 annual meeting of shareholders must be received by Prospect's corporate secretary no later than 120 days prior to the first anniversary of the date on which we mailed our 2012 proxy statement. Such notice must be in writing and must comply with the other provisions of Rule 14a-8 under the Securities Exchange Act of 1934. If we change the date of next year's annual meeting by more than 30 days from August 27, 2012 (the date of this year's annual meeting), then the deadline is a reasonable time before we send our proxy materials. Any notices regarding shareholder proposals must be received by Prospect at its principal executive offices at 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Corporate Secretary. In addition, if a shareholder intends to present a proposal at the 2013 annual meeting without including the proposal in Prospect's proxy materials related to 2013 annual meeting, and if we did not receive notice of such matter at least 45 days before the first anniversary of when we first sent the 2012 proxy materials, then the proxy or proxies designated by our board of directors for the 2013 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our common stock is listed on the Nasdaq Global Market under the symbol "PGRX."

        The SEC allows "incorporation by reference" into this proxy statement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this proxy statement and any information filed by us with the SEC subsequent to the date of this proxy statement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

  •
  our annual report on Form 10-K for the year ended March 31, 2012, filed on May 10, 2012;

  •
  our quarterly reports on Form 10-Q for the periods ended June 30, 2012 and September 30, 2012, filed on August 9, 2012, and November 14, 2012, respectively;

  •
  our Current Report on Form 8-K filed on October 18, 2012, October 22, 2012, October 26, 2012, November 1, 2012, November 9, 2012, November 20, 2012, December 4, 2012 (excluding exhibit 99.1), December 18, 2012 and December 26, 2012; and

  •
  our proxy statement on Schedule 14A filed on August 15, 2012.

        Certain of the documents we are incorporating by reference are enclosed with this proxy statement. Additional copies may be obtained without charge upon request made to Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Investor Relations. Copies may also be obtained on our website at www.prospectgri.com under "Investor."

Appendix A

AMENDED AND RESTATED
SECURITIES PURCHASE AGREEMENT
by and among
PROSPECT GLOBAL RESOURCES INC.,
CERTAIN GUARANTORS NAMED HEREIN,
and
THE PURCHASERS NAMED HEREIN
for
$100,000,000
in
10% CONVERTIBLE SPRINGING SECOND-LIEN NOTES DUE 2020
Dated as of December 21, 2012

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE C-1	—	Terms of Permitted Preferred Stock
SCHEDULE C-2	—	Terms of Permitted Junior Debt
SCHEDULE C-3	—	Terms of Notes in Karlsson Default
EXHIBIT A	—	Form of 10% Convertible Springing Second-Lien Notes due 2020
EXHIBIT B-1	—	Form of Purchaser Conversion Notice
EXHIBIT B-2	—	Form of Company Conversion Notice
EXHIBIT C	—	Form of Certificate of Designation
EXHIBIT D	—	Minimum Offtake Arrangements
EXHIBIT E-1	—	Form of Series A Warrant
EXHIBIT E-2	—	Form of Series B Warrant

AMENDED AND RESTATED
SECURITIES PURCHASE AGREEMENT

        AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this "Agreement") dated as of December 21, 2012, by and among PROSPECT GLOBAL RESOURCES INC., a Nevada corporation (the "Company"), the Subsidiaries of the Company party hereto from time to time as GUARANTORS (as defined below) and the PURCHASERS named in Schedule A hereto (the "Purchasers").

        WHEREAS, the Company and the Purchasers entered into a Securities Purchase Agreement dated as of November 29, 2012 (the "Original Agreement") and wish to amend and restate the Original Agreement;

        NOW, THEREFORE, in consideration of the premises below and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Original Agreement is amended and restated as follows:

        WHEREAS, the Company is engaged, through its Subsidiaries, in the exploration and planning for construction and operation of a potash mine and related facilities to mine and develop the potash deposit located on lands owned or leased by the Company or its Subsidiaries or on which the Company or its Subsidiaries otherwise have a right to mine, in the Holbrook Basin of eastern Arizona (the "Holbrook Project");

        WHEREAS, subject to the terms and conditions of this Agreement, the Purchasers are paying the Company $100,000,000, and the Company is issuing: (a) to the Notes Purchasers named in Schedule A hereto (the "Notes Purchasers"), $100,000,000 aggregate principal amount of 10.0% Convertible Springing Second Lien Notes due 2020 (the "Notes"), (b) to the Royalty Purchasers, Series A warrants for the purchase of up to 25,925,926 shares of Common Stock of the Company, in substantially the form set out in Exhibit E-1 (the "Series A Warrants"), and Series B warrants for the purchase of up to 21,538,461 shares of Common Stock of the Company, in substantially the form set out in Exhibit E-2 (the "Series B Warrants" and together with the Series A Warrants, the "Apollo Warrants"), (c) to the Preferred Share Purchaser named in Schedule A hereto (the "Preferred Share Purchaser"), the Apollo Preferred Shares, (d) to the Notes Purchasers, upon certain circumstances contemplated by this Agreement, newly issued shares of Common Stock of the Company (together with the Notes, the Apollo Warrants and the Apollo Preferred Shares, the "Securities") and (e) to the Royalty Purchasers named in Schedule A hereto (the "Royalty Purchasers"), certain royalty interests in the Company;

        WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company, and its shareholders, and has previously approved this Agreement and the transactions contemplated hereby (the "Transactions");

        WHEREAS, prior to or contemporaneously with the execution and delivery of the Original Agreement by the parties hereto, as a condition and inducement to the willingness of the Purchasers to enter into the Original Agreement, certain shareholders of the Company and certain of the Purchasers entered into Support Agreements (the "Support Agreements"), in respect of the shares of Common Stock held by such shareholders;

        WHEREAS, concurrently with the execution and delivery of the Original Agreement by the parties hereto, as a condition and inducement to the willingness of the Purchasers to enter into the Original Agreement, and in partial consideration for the payment by the Purchasers of the Purchase Price, Buffalo Management LLC ("Buffalo"), the Royalty Purchasers and the Company entered into a Royalty Agreement, of even date with the Original Agreement (the "Royalty Agreement"), which provides for, among other things, Buffalo and the Royalty Purchasers sharing evenly an annual royalty payment that was previously payable from the Company solely to Buffalo;

        WHEREAS, concurrently with the execution and delivery of the Original Agreement by the parties hereto, as a condition and inducement to the willingness of the Purchasers to enter into the Original Agreement, the Purchasers and the Company entered into an Investors Rights Agreement, of even date with the Original Agreement (the "Investors Rights Agreement"), which provides for certain governance and other rights for the Purchasers;

        NOW, THEREFORE, in consideration of the premises above and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

AUTHORIZATION OF NOTES

        Subject to the terms and conditions of this Agreement, the Company will, at the Closing, authorize the issuance and sale of $100,000,000 aggregate principal amount of Notes. The Notes shall be substantially in the form set out in Exhibit A and shall otherwise be governed by this Agreement.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

        2.1    Sale and Purchase.     Subject to the terms and conditions of this Agreement, the Company will issue, sell and grant to each Purchaser, respectively, in the proportions set forth below, at the Closing (except for the Apollo Warrants, which shall be issued one Business Day after the receipt of Requisite Shareholder Approval) (and the Purchasers will purchase and accept from the Company at the Closing (except for the Apollo Warrants, which shall be accepted one Business Day after the receipt of Requisite Shareholder Approval)), for the aggregate purchase price of $100,000,000 (the "Purchase Price"), payable by each Purchaser in cash on the Closing Date in the amount to be specified to the Company prior to the Closing by the Purchasers:

          (a)   Notes in the principal amount specified opposite such Notes Purchaser's name in Schedule A;

          (b)   Subject to the terms of Section 9.8, a number of shares of Common Stock as provided in Section 9.8, allocated pro rata among the Notes Purchasers in proportion to the principal amount of Notes purchased by them;

          (c)   Subject to the terms of the Royalty Agreement, the royalty payments contemplated by the Royalty Agreement (the "Royalty"), allocated to the Royalty Purchasers in proportion to the percentage specified opposite such Royalty Purchaser's name in Schedule A;

          (d)   Series A Warrants, allocated to the Royalty Purchasers in proportion to the percentage specified opposite such Royalty Purchaser's name in Schedule A, to be delivered to Royalty Purchasers on the Business Day after the date on which the Requisite Shareholder Approval is obtained (or such later date as specified by the Majority Purchasers by notice to the Company);

          (e)   Series B Warrants, allocated to the Royalty Purchasers in proportion to the percentage specified opposite such Royalty Purchaser's name in Schedule A, to be delivered to Royalty Purchasers on the Business Day after the date on which the Requisite Shareholder Approval is obtained (or such later date as specified by the Majority Purchasers by notice to the Company); and

          (f)    Apollo Preferred Shares, allocated to the Preferred Share Purchaser.

        2.2    Fees and Expenses.     Within thirty (30) days of the date of the Original Agreement, the Company shall pay, upon invoice, to the Purchasers or any Affiliates of the Purchasers designated by the Majority Purchasers (by wire transfer of immediately available funds to an account or accounts as directed by the Majority Purchasers) reimbursement for all Purchaser Expenses incurred prior to the date of the Original Agreement and not previously reimbursed. At the Closing, the Company shall cause (a) the Purchasers or any Affiliates of the Purchasers designated by the Majority Purchasers to receive from the Company (by wire transfer of immediately available funds to an account or accounts as directed by the Majority Purchasers) reimbursement of Purchaser Expenses incurred through the Closing Date and not previously reimbursed and (b) Apollo Global Securities, LLC (or another Affiliate of the Purchasers (designated by the Majority Purchasers at least two (2) Business Days prior to the Closing Date)) to receive from the Company a transaction fee (the "Transaction Fee") in the amount of $2,000,000 (by wire transfer of immediately available funds to an account or accounts as directed by such designated Affiliate) (it being understood and agreed that, if requested by the Majority Purchasers, the Parties will memorialize in a separate letter agreement the Company's obligation to pay the Transaction Fee).

        2.3    Purchase Price Allocation.     The Purchase Price shall be allocated among the Notes, the Common Stock, the Royalty, the Apollo Preferred Shares and the Apollo Warrants contemplated by subsections (a) through (e) of Section 2.1 in the reasonable discretion of the Purchasers, after consultation with the Company, and no parties shall take any actions, including filing any Tax returns or taking any Tax positions, inconsistent with such allocation.

ARTICLE III

CLOSING

        3.1    Closing.    The sale and purchase of the Securities (other than the Apollo Warrants) to be issued to the Purchasers and of the Royalties to be granted to each Royalty Purchaser (the "Closing") shall occur at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York 10019, at 4:30 p.m., Eastern time, at a closing on the date that is twenty (20) Business Days following the first date on which all conditions set forth in Articles IV, V and VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other Business Day as may be agreed upon by the Company and the Majority Purchasers (the "Closing Date"), provided, that if the Company has provided the Purchasers with a draft of the Definitive Feasibility Study no later than twenty (20) Business Days prior to the date that all such conditions are satisfied or waived and the final Definitive Feasibility Study that is delivered to the Purchasers and publicly filed with the SEC in accordance with Section 6.7 is consistent in all material respects with such draft of the Definitive Feasibility Study, then the Closing shall occur on a date that is ten (10) Business Days following the satisfaction or waiver of all such conditions or on such other Business Day as may be agreed upon by the Company and the Majority Purchasers.

        3.2    Deliveries.    At the Closing, the Company will deliver to (a) each Notes Purchaser (i) the Notes to be purchased by such Notes Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the Closing Date and registered in such Notes Purchaser's name (or in the name of its nominee) and (ii) certificates evidencing the Common Stock to be purchased by such Notes Purchaser pursuant to Section 9.8, if any, and (b) to the Preferred Share Purchaser certificates evidencing the Apollo Preferred Shares to be purchased by such Preferred Share Purchaser, in each case against delivery by each Purchaser to the Company of payment of immediately available funds in the amount of the purchase price therefor by wire transfer to an account number specified by the Company no later than two (2) Business Days prior to the anticipated Closing Date. If at the Closing the Company shall fail to tender such Notes, Common Stock or Apollo Preferred Shares to any Purchaser as provided above in this Article III, such Purchaser shall, at its election, be relieved of all obligations under this Agreement, including the payment of the Purchase Price described in this Section 3.2. If any of the conditions specified in

Articles IV and VI shall not have been fulfilled to the reasonable satisfaction of the Majority Purchasers, each Purchaser shall, at its election, be relieved of all obligations under this Agreement.

        3.3    Apollo Warrants.     At 9:30 a.m., Eastern time, on the first Business Day following the receipt of the Requisite Shareholder Approval (or on such later date as specified by the Majority Purchasers by notice to the Company), at the Wachtell Lipton offices referred to in Section 3.1, the Company shall issue and deliver to the Royalty Purchasers the Apollo Warrants. For the avoidance of doubt, if any of the events referred to in Section 6 of the Apollo Warrants occur from and after the date of the Original Agreement through the date of issuance of the Apollo Warrants, the number of shares of Common Stock for which such Apollo Warrants shall be exercisable and the exercise price therefor shall each be adjusted in the Apollo Warrants that are issued to the Royalty Purchasers in such manner as they would have been adjusted if such Apollo Warrants were issued on the date of the Original Agreement.

ARTICLE IV

JOINT CONDITIONS TO CLOSING

        The respective obligation of each of the parties hereto to effect the Closing shall be subject to the satisfaction (or waiver by the Majority Purchasers and the Company) of the following conditions precedent:

          4.1    Shareholder Approval.     The Requisite Shareholder Approval shall have been obtained.

          4.2    No Order.     No Governmental Authority or court of competent jurisdiction shall have promulgated, enacted or issued any statute, rule, regulation, order, decree, injunction or ruling (whether temporary, preliminary or permanent) which remains in effect and prohibits, prevents or otherwise enjoins the consummation of the Transactions.

ARTICLE V

COMPANY CONDITIONS TO CLOSING

        The obligation of the Company to effect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent:

          5.1    Representations and Warranties.     The representations and warranties of the Purchasers in this Agreement shall be correct in all material respects (unless already qualified by materiality or material adverse effect, in which case such representation or warranty shall be true and correct in all respects) at the time of the Closing (as if made on and as of the Closing), except for any representation and warranty which speaks as of a particular date, in which case such representation and warranty shall be correct in all material respects (unless already qualified by materiality or material adverse effect, in which case such representation or warranty shall be true and correct in all respects) as of such date.

          5.2    Performance; No Default.     The Purchasers shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by them prior to or at the Closing.

          5.3    Officer's Certificate.     Each Purchaser shall have furnished or caused to be furnished to the Company at the Closing a certificate of an officer of such Purchaser reasonably satisfactory to the Company as to the satisfaction of the conditions set forth in Sections 5.1 and 5.2 at and as of the Closing.

          5.4    IRS Forms W-8/W-9.     Each Purchaser shall have delivered to the Company a properly completed and duly executed applicable Internal Revenue Service Form W-9 (or, if such Purchaser is a Foreign Purchaser, a completed applicable Internal Revenue Service W-8).

ARTICLE VI

PURCHASERS CONDITIONS TO CLOSING

        The obligation of the Purchasers to effect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent:

          6.1    Representations and Warranties.     The representations and warranties of the Company in this Agreement shall be correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) at the time of the Closing (as if made on and as of the Closing), except for any representation and warranty which speaks as of a particular date, in which case such representation and warranty shall be correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) as of such date.

          6.2    Performance; No Default.     The Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Securities (and the application of the proceeds thereof as contemplated by Section 7.37) and the other Transactions, no Default or Event of Default shall have occurred and be continuing.

          6.3    Compliance Certificates.

          (a)    Officer's Certificate.     The Company shall have furnished or caused to be furnished to the Purchasers at the Closing a Compliance Certificate as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 at and as of the Closing.

          (b)    Secretary's Certificate.     The Company shall have delivered or caused to be delivered to the Purchasers a certificate of its and each Guarantor's Secretary or Assistant Secretary, dated the Closing Date, certifying as to the articles or certificate of incorporation, bylaws and/or other organizational documents of the Company or such Guarantor, as applicable, and the resolutions attached thereto and other corporate or other proceedings relating to the authorization, execution and delivery of the Notes, the Note Guarantees, this Agreement and/or the Original Agreement, as applicable.

          6.4    Investors Rights Agreement.     The Investors Rights Agreement shall be in full force and effect, and neither the Company nor any of its Subsidiaries shall have entered into any agreement or taken any other action in a manner that is adverse to, or conflicts with, any of the Investors Group's (as defined in the Investors Rights Agreement) rights under the Investors Rights Agreement (including its director designation rights and registration rights thereunder).

          6.5    Royalty Agreement.     The Royalty Agreement shall be in full force and effect.

          6.6    Opinions of Counsel.     Brownstein Hyatt Farber Schreck, LLP, counsel for the Company, shall have furnished to the Purchasers its written opinion, dated the date of the Closing, in form and substance reasonably acceptable to the Purchasers, including opinions regarding the validity and enforceability of (a) the voting rights of the Notes and (b) the Certificate of Designation and the Apollo Preferred Shares.

          6.7    Definitive Feasibility Study.     The Company shall have received, and delivered to the Purchasers and publicly filed with the SEC on Form 8-K, the final Definitive Feasibility Study,

  which final Definitive Feasibility Study shows (a) that the Holbrook Project's Capital Costs are not in excess of 10% of the Current Capital Estimate, (b) that over the life of the mine (measured on a reserves-only basis) the Holbrook Project's Operating Costs are not higher than $115/tonne (provided that Operating Costs in excess of $115/tonne will be permissible to the extent the Company demonstrates, to the Majority Purchasers' reasonable satisfaction, that (x) such excess Operating Costs are being incurred based on a tradeoff optimization study and (y) such tradeoffs that result in such excess Operating Costs are economically beneficial to the Company and add value to the Holbrook Project), (c) that ore grades and mineable reserve and resources estimates are consistent with what was provided for in the PEA and (d) forecasted production levels, ramp up rates, royalty rates and all other key commercial factors are consistent with what was provided for in the PEA (and in respect of royalty rates, including the royalties granted to the Karlsson Group Inc., Grandhaven Energy LLC and Buffalo Management LLC in the amounts as publicly disclosed prior to the date of the Original Agreement).

          6.8    EPC/EPCM Retention.     The Company shall have retained an Engineering, Procurement and Construction ("EPC") firm or Engineering, Procurement and Construction Management ("EPCM") firm, reasonably satisfactory to the Majority Purchasers, for the provision of EPC or EPCM services in connection with the Holbrook Project.

          6.9    Permits.    There shall have been no indication that the Company will be unable to obtain any Necessary Permits no later than (a) December 31, 2013 for the Aquifer Protection Permit from the Arizona Department of Environmental Quality, the permit to construct and operate a source of air pollutants from the Arizona Department of Environmental Quality, and approval of leases by the Arizona State Land Department, (b) the applicable dates set forth on Schedule 6.9 for the applicable Necessary Permits listed on Schedule 6.9 and (c) December 31, 2013 for all of the other Necessary Permits.

          6.10    Key Hire.     (a) The Project Manager (or person serving in an equivalent capacity) employed by the Company as of the Closing shall be reasonably acceptable to the Majority Purchasers (and shall have been hired after consultation with the Purchasers), (b) the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company as of the Closing shall be reasonably acceptable to the Majority Purchasers (it being understood that the persons serving in such roles as of the date of the Original Agreement are reasonably acceptable to the Purchasers for purposes of this condition) and (c) if the Company shall have hired or fired after the date of the Original Agreement and prior to the Closing the Chief Commercial Officer or the Mine Manager (or other executives or managers performing substantially similar roles), such hiring or firing shall have been reasonably acceptable to the Majority Purchasers (after consultation with the Purchasers).

          6.11    Confirmatory Reports.     The Purchasers shall have received, from their commercial and technical advisors, reports which verify in all material respects the conclusions of the final Definitive Feasibility Study and generally support the continued commercial and technical viability of, and the market opportunity for, the Holbrook Project; provided, that if such reports are not received by the Purchasers within twenty (20) Business Days of the public filing of the final Definitive Feasibility Study with the SEC in accordance with Section 6.7, this condition shall be deemed waived; provided, further, that, for the avoidance of doubt, if such reports are received within such twenty (20) Business Days but do not provide such verification and support, then this condition shall not be deemed to be satisfied.

          6.12    Off-Take Agreement.     The Company shall have used best efforts to enter into definitive agreements with respect to the Minimum Off-Take Arrangements.

          6.13    No Material Adverse Changes.     Neither the Company nor any of its Subsidiaries shall have sustained since the date of the Original Agreement any Material Adverse Effect.

          6.14    Purchase Permitted By Applicable Law, Etc.     If requested by a Purchaser, such Purchaser shall have received an Officer's Certificate from the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether its purchase of Notes shall (a) be permitted by the laws and regulations of each applicable jurisdiction, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of the Original Agreement.

          6.15    Private Placement Number.     A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau shall have been obtained for the Notes.

          6.16    Funding Instructions.     The Purchasers shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the wiring information provided by the Company including (a) the name and address of the transferee bank, (b) such transferee bank's ABA number and (c) the account name and number into which the Purchase Price is to be deposited.

          6.17    Proceedings and Documents.     All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be satisfactory to the Majority Purchasers and the Purchasers' counsel, and the Purchasers and the Purchasers' counsel shall have received all such counterpart originals or certified or other copies of such documents as the Majority Purchasers or such counsel may reasonably request.

          6.18    Guarantee and Collateral Documents.     If the Springing Lien Trigger Date shall have occurred prior to the Closing Date, the Company and the Guarantors, as applicable, shall have duly executed and delivered to the Purchasers such Collateral Documents and other agreements, instruments or filings, all in form and substance satisfactory to the Majority Purchasers, as the Majority Purchasers may reasonably request to create and perfect Liens on the Collateral to secure the Obligations in favor of the Collateral Agent, together with such customary officer's certificates, opinions of counsel and other documents as the Majority Purchasers may reasonably request in connection therewith.

          6.19    Certificate of Designation.     The Certificate of Designation shall have become effective (and shall remain in full force and effect as of the Closing) and the Company shall have delivered to the Purchasers at the Closing the then-effective amended and restated Articles of Incorporation of the Company reflecting the Certificate of Designation.

          6.20    Karlsson Agreements.     (a) There shall have been, since such contracts were entered into, no amendments, waivers or modifications to any terms of any contracts entered into in connection with, or otherwise relating to, the Karlsson Purchase, or any new contracts entered into with Karlsson or its Affiliates (unless previously consented to in writing by the Majority Purchasers in accordance with Section 9.1(o)), (b) the Company and its Subsidiaries shall have performed all obligations under all such agreements associated with the Karlsson Purchase and (c) after giving effect to the issue and sale of the Securities (and the application of the proceeds thereof as contemplated by Section 7.37) and the other Transactions, no default or event of default shall have occurred and be continuing under the Karlsson Note.

          6.21    Purchaser Expenses.     The Company shall have paid at the Closing in accordance with Section 2.2 the Transaction Fee and all Purchaser Expenses incurred by the Purchasers to the extent not previously paid.

          6.22    Amendment Confirmation.     The Company shall have received an amendment of or waiver (which shall be in full force and effect as of the Closing) under the agreements specified in Schedule 6.22 in the manner described on such Schedule 6.22.

          6.23    Bylaws Amendment.     The Company shall have effected such amendments to its Bylaws (which shall be in full force and effect as of the Closing) as are necessary or desirable, in the reasonable opinion of the Majority Purchasers, to effect the voting and director-designation rights of the Notes and the Apollo Preferred Stock.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to each Purchaser that, except as set forth in the applicable section of the Company Disclosure Schedules:

          7.1    Organization; Power and Authority.     Each of the Company and its Subsidiaries is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, with all requisite power and authority (corporate or other) to own its properties and carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, or is subject to no material liability or disability by reason of the failure to be so qualified or in good standing in any such jurisdiction.

          7.2    Authorization, Etc.

          (a)   The Company has, as of the date of the Original Agreement, an authorized capitalization and issued and outstanding equity securities (including Convertible Securities or Options) set forth on Schedule 7.2(a).

          (b)   All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive or similar rights. Except as described in Schedule 7.2(b) or as permitted by Section 9.1 or consented to by the Majority Purchasers, there are no outstanding rights (including preemptive rights), Options to acquire, or instruments convertible into or exchangeable or exercisable for, any shares of capital stock or other equity interest in the Company or any of its Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock or other equity interest of the Company or any such Subsidiary, any such convertible or exchangeable or exercisable securities or any such rights or Options. All of the outstanding shares of capital stock or other equity interests of AWP and PGRI Delaware have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any Liens, restrictions on voting or transfer or any other claim of any third party. None of the Company, PGRI Delaware of AWP own or hold, directly or indirectly, any interests in, capital stock of or other securities (whether equity or debt) of any Person (other than securities of PGRI Delaware and AWP). No bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which the Company's shareholders may vote are issued or outstanding unless consented to in writing by the Majority Purchasers. The issuance of the Securities, the conversion of the Notes and the exercise of the Apollo Warrants will not entitle any holder of any equity interests in the Company or any of its Subsidiaries (including any holder of Options or Convertible Securities) to any anti-dilution or similar adjustments or to any preemptive or similar rights. At Closing, there will be outstanding no other shares of Series A Preferred Stock of the Company other than the Apollo Preferred Shares being issued hereunder.

          (c)   The Notes and the guarantees thereof by the Guarantors have been, or, when executed, will have been, duly authorized by all necessary action (corporate or other) and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company and of each of the Guarantors, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and subject to general principles of equity and implied covenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law (the "Enforceability Exceptions"). When issued and sold against receipt of the Purchase Price as provided in this Agreement, the Notes will not be subject to preemptive or similar rights of any shareholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under applicable Laws or as set forth herein. When issued, shares of Common Stock issuable upon conversion of the Notes, exercise of the Apollo Warrants and pursuant to Section 9.8 and the Apollo Preferred Shares will have been duly authorized by all necessary corporate action and when so issued will be validly issued, fully paid and nonassessable, will not be subject to preemptive or similar rights of any shareholder of the Company, will be free and clear of all Liens, and will be free of restrictions on transfer other than restrictions on transfer under applicable Laws or as set forth herein.

          7.3    Execution; Due Authority.

          (a)   The execution, delivery and performance of the Original Agreement, this Agreement, the Investors Rights Agreement, the Apollo Warrants and the Royalty Agreement (and all other documents required to be executed and delivered by the Company or any of the Guarantors) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and each of the Guarantors, except for obtaining the Requisite Shareholder Approval.

          (b)   This Agreement, the Original Agreement, the Investors Rights Agreement and the Royalty Agreement have been duly executed and delivered by the Company (and, in the case of the Royalty Agreement, AWP and PGRI Delaware) (and all documents required to be executed and delivered by the Company or any of the Guarantors at or prior to the Closing will be duly executed and delivered by the Company and/or such Guarantors) and this Agreement, the Investors Rights Agreement and the Royalty Agreement constitute, and at the Closing (assuming the due and valid execution and delivery of such documents by the other parties thereto) such documents will constitute, the valid and binding obligations of the Company and each of the Guarantors, enforceable in accordance with their terms, except for the Enforceability Exceptions. The Apollo Warrants will, when issued, have been duly executed and delivered by the Company and will constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, except for the Enforceability Exceptions.

          7.4   No Conflicts. The issue and sale of the Securities and the compliance by the Company and its Subsidiaries with all of the provisions of the Securities, this Agreement, the Investors Rights Agreement, the Apollo Warrants and the Royalty Agreement, and the consummation of the Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give rise to any right of termination, cancellation, payment or acceleration under, any contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound or to which any of the property or assets of the Company or any of its Subsidiaries are subject, nor will such action result in any violation of the provisions of the Second Amended and Restated Articles of Incorporation or the Second Amended and Restated Bylaws of the Company (collectively, the "Company Organizational Documents") or any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except, with respect to any of the foregoing (other than the violation of the provisions of the Company Organizational Documents), as would not reasonably be material to the Company and its Subsidiaries, taken as a whole, or as would not have a material adverse effect on the ability of each of the Company and the Guarantors to perform its obligations under this Agreement, in each case except as disclosed to the Purchasers in writing by the Company prior to the date of the Original Agreement.

          7.5    Consents, Approvals or Waivers.     The execution, delivery and performance of this Agreement, the Investors Rights Agreement and the Royalty Agreement, including the issue and sale of the Notes and the Apollo Warrants and the consummation of the Transactions, by the Company and the Guarantors will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person, except (a) the filing of the Certificate of Designation with the Secretary of State of the State of Nevada, (b) the Requisite Shareholder Approval, (c) as set forth on Schedule 7.5 or as disclosed to the Purchasers in writing by the Company prior to the date of the Original Agreement and (d) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or "blue sky" laws in connection with the purchase and distribution of the Notes by the Purchasers.

          7.6    Legal and Governmental Proceedings.     There are no legal or governmental proceedings ("Proceedings") pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is subject which, individually or in the aggregate, is reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, or would have a material adverse effect on the ability of each of the Company and the Guarantors to perform its obligations under this Agreement, and, to the Knowledge of the Company and each of the Guarantors, no such Proceedings are threatened or contemplated by Governmental Authorities or threatened by others.

          7.7    Compliance With Laws.

          (a)   The Company and its Subsidiaries are, and have been since February 11, 2011, in compliance in all material respects with all applicable Laws. No material change is required in the Company or its Subsidiaries' processes, properties or procedures in connection with any applicable Laws, and none of the Company or its Subsidiaries has, prior to the date of the Original Agreement, received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of the Original Agreement.

          (b)   None of the Company, any of its Subsidiaries or Affiliates, or any director, officer or employee of the Company or any of its Subsidiaries or Affiliates, or any consultant, agent, broker, representative or other person associated with or acting for or on behalf of the Company or any of its Subsidiaries or Affiliates, has taken or failed to take any action or otherwise engaged in any conduct, directly or indirectly, that would constitute or otherwise result in a violation by any such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§78m(b), 78dd-1, 78dd-2, 78ff) (the "FCPA"), The Bribery Act of 2010 of the United Kingdom (the "UK Bribery Act"), or any other applicable anti-corruption or other law, rule or regulation regarding bribery, political contributions, gifts, entertainment, hospitality or the provision of other things of value or advantage, including, without limitation: directly or indirectly (i) making, offering or promising to make, or authorizing the making of, any unlawful payment of money or other thing of value or advantage to any person; (ii) giving, offering or promising to give, or authorizing the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person; or (iii) requesting or receiving any unlawful payment, gift, political or charitable contribution or other thing of value or advantage.

          7.8    Licenses and Permits.     The Company and its Subsidiaries possess all material licenses, certificates, permits and other authorizations ("Permits") issued by, and have made all declarations and filings with, the appropriate Governmental Authorities that are necessary for the present conduct of their respective businesses, including ownership and lease of their respective properties, as described in the Company SEC Documents, including the Holbrook Project, and neither the

  Company nor any of its Subsidiaries have received notice of any revocation or modification of any material Permits (including any Necessary Permits) or has any reason to believe that any material Permit (including any Necessary Permits) will not be renewed in the ordinary course.

          7.9    Company SEC Documents.

          (a)   (i) Each form, report, document, statement, schedule, prospectus, registration statement and definitive proxy statement filed by the Company with the SEC (the "Company SEC Documents") since February 11, 2011, and all Company SEC Documents filed after the date of this Agreement and prior to the Closing Date, (i) were and, in the case of Company SEC Documents filed after the date of this Agreement, will be, as of their respective dates, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or, if amended or superseded by a subsequent filing, then on the date of such filing), and in the case of such Company SEC Documents filed after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. To the Knowledge of the Company, as of the date of the Original Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

          (b)   The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and statements contained in such certificates are complete and correct, and the Company is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act.

          (c)   As of the date of the Original Agreement, the Company has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report its consolidated financial information; and (ii) any fraud known to management, whether or not material that involved management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date of the Original Agreement, the Company has not received any complaint or allegation in writing since February 11, 2011, regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding improper accounting or auditing matters. The Company and its consolidated Subsidiaries have established and maintain disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act; such disclosures controls and procedures are reasonably designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents; and, as of the date of the Original Agreement, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting. As of the date of the Original Agreement, to the Knowledge of the Company, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act when next due.

          7.10    No Material Adverse Effect.     Neither the Company nor any of its Subsidiaries has sustained since the Reference Balance Sheet Date any Material Adverse Effect.

          7.11    Exchange Act.     None of the Transactions (including, without limitation, the use of the proceeds from the sale of the Securities as described in Section 7.37) will violate or result in a violation of Section 7 of the Exchange Act, or any rule or regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

          7.12    Price Manipulation.     Prior to the date of the Original Agreement, neither the Company nor any of its Affiliates have taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the sale of any securities of the Company.

          7.13    Class of Notes.     When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

          7.14    Status Under Investment Company Act.     The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, will not be an "investment company," as such term is defined in the United States Investment Company Act of 1940, as amended (the "Investment Company Act").

          7.15    Restrictions on Sale of Notes, Etc.

          (a)   Neither the Company nor any of its Subsidiaries, nor any person acting on behalf of the Company or any of its Subsidiaries, has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act, and the Company and any Affiliate of the Company, and any person acting on its or their behalf, have complied with and will implement the "offering restriction" within the meaning of such Rule 902.

          (b)   Within the six (6) months preceding the date of the Original Agreement, neither the Company nor any of its Subsidiaries, nor any other person acting on behalf of either the Company or any of its Subsidiaries, has since February 11, 2011 offered or sold to any person any Notes, or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Purchasers hereunder. The Company and each of its Subsidiaries will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act) of any Notes or any substantially similar security issued by the Company or any Guarantor, within six (6) months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Purchasers) is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

          7.16    Company Controls and Procedures.

          (a)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in material conformity with GAAP; and (iii) access to assets is permitted only in accordance with management's general or specific authorization.

          (b)   Since the date of the latest audited financial statements included in the Company's Annual Report on Form 10-K ("Form 10-K") for the fiscal year ended March 31, 2012, there has been no change in the Company's internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company's internal control over financial reporting.

          (c)   The Company maintains disclosure controls and procedures that have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company's principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.

          7.17    Public Accounting Firm.     Ehrhardt Keefe Steiner & Hottman PC, which has audited certain financial statements of the Company, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the SEC promulgated thereunder.

          7.18    Financial Statements; Material Liabilities.

          (a)   Each of the consolidated financial statements contained in the Company SEC Documents (including in each case all notes and schedules thereto), including any Company SEC Documents filed after the date of the Original Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and fairly presented or will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein, except that any unaudited interim financial statements do not include all of the information and notes required by GAAP for complete financial statements and are subject to normal year-end adjustments.

          (b)   The Company and its Subsidiaries are not subject to any Liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise and whether due or to become due, other than Liabilities (i) as reflected or reserved against on the balance sheet for the quarter ended September 30, 2012, as contained in the Company SEC Documents (the "Reference Balance Sheet"), or (ii) incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet that have not had, individually or in the aggregate, a Material Adverse Effect.

          7.19    Title to Property; Leases.     Except as would not adversely affect the Company's ability to economically construct and operate a potash mine and related facilities on such properties or otherwise conduct its operations with respect to such properties or as disclosed to the Purchasers in writing by the Company prior to the date of the Original Agreement: each of the Company and each of the Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted; the Company and the Subsidiaries have good and marketable title to all surface real property owned by them in fee simple, and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects of any kind (including mining, zoning, use or building code restrictions that would prohibit or prevent the continued effective ownership, leasing, licensing or use of such property in the business of the Company and the Subsidiaries) that would prevent the Company from conducting its business as it is now being conducted; any real property and buildings held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries; the Company and the Subsidiaries hold either mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which the Company and its Subsidiaries have an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company or applicable Subsidiary to explore the minerals relating thereto except where the failure to have obtained such rights would individually or in the aggregate be, or reasonably expected to be, not material to the Company and its Subsidiaries, taken as a whole; all property, leases or claims in which the Company or any Subsidiary has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting except where the failure to be so would not be, or not reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole; the Company and its Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Company and its Subsidiaries have an interest, granting the Company or applicable Subsidiary the right and ability to explore for minerals for development purposes as are appropriate in view of the rights and interest therein of the Company or applicable Subsidiary, with only such exceptions as do not interfere with the currently conducted business of the Company or applicable Subsidiary or of the rights or interest so held, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Company or a Subsidiary except where the failure to be so would not be, or not reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole; the Company is not aware of any reason that it is not or would not be entitled to extract minerals from its properties and to do all of the exploration and development contemplated in the Company's current business plan except for such failures that would not individually or in the aggregate be, or reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole; there are no pending or contemplated condemnation proceedings affecting the real properties owned by the Company or its Subsidiaries with a fair market value in excess of $1,000,000 or any sale or disposition thereof in lieu of condemnation, and no real property owned by the Company or its Subsidiaries with a fair market value in excess of $1,000,000, or any interest therein, is subject to any right of first refusal, option or other contractual right to purchase such property or interest therein.

          7.20    Environmental Matters.

          (a)   Except as would not, individually or in the aggregate, be, or reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole:

            (i)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, in violation of any U.S. federal, state, local or foreign law (including common law), regulation, rule, requirement, decision or order relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, or wildlife, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances (collectively, "Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, Materials of Environmental Concern (collectively, "Environmental Laws"). As used herein, "Environmental Laws" means and includes, without limitation, those laws set forth in Title 49 of the Arizona Revised Statutes; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq. ("CERCLA"); the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the National Environmental Policy Act, §§ 4321 et seq.; and the Clean Water Act, 33 U.S.C. §§ 1251 et seq.

            (ii)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation or non-compliance with any Permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws.

            (iii)  Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law.

            (iv)  There is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, "Environmental Claims") pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened in writing against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and

            (v)   To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern (including CERCLA hazardous substances), that would be reasonably expected to result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

          (b)   To the Knowledge of the Company, the Company has not used or permitted to be used, except in compliance with all Environmental Laws, any freehold, leasehold and other real property interests or rights, or other rights relating to the Mineral Rights (including licenses from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements) to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance. To the Knowledge of the Company, there are not Hazardous Substance on, in or under any freehold, leasehold and other real property interests or rights, or other rights relating to the Mineral Rights (including licenses from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements) held, occupied or used, or formerly held, occupied or used, by the Company or its Subsidiaries.

          (c)   None of the Company, its Subsidiaries, the Mineral Rights or any real property of the Company or its Subsidiaries is subject to any current, nor, to the Knowledge of the Company, any pending or threatened:

            (i)    claim, action, notice, demand, allegation, investigation, proceeding, application, order, judgment, requirement or directive which relates to environmental, natural resources, Hazardous Substances, human health or safety matters, and which may require or result in any work, repairs, rehabilitation, reclamation, remediation, construction, obligations, liabilities or expenditures (and, to the Knowledge of the Company, there is no basis for such a claim, action, notice, demand, allegation, investigation, proceeding, application, order, judgment, requirement or directive); or

            (ii)   allegation, demand, direction, order, notice or prosecution with respect to any Environmental Law applicable thereto including any Laws respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any Hazardous Substance and the Company has not settled any allegation of non-compliance with Environmental Laws prior to prosecution.

          (d)   The Company has provided to the Purchasers a true and complete copy of each environmental audit, assessment, study or test of which it is aware as of the date of the Original Agreement relating to the Holbrook Project and the Mineral Rights, including any environmental and social impact assessment study reports.

          (e)   To the Knowledge of the Company, there are no pending or proposed changes to Environmental Laws that would render illegal or materially restrict the operations of the Company, its Subsidiaries or the Holbrook Project.

          7.21    Intellectual Property.     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries, own or possess sufficient intellectual property and proprietary rights, including, without limitation, trademarks, service marks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and all other similar rights (collectively, the "Intellectual Property Rights") reasonably necessary to conduct their business as now conducted and the expected expiration of any of such Intellectual Property Rights would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries, has received any notice of infringements or conflict with asserted Intellectual Property Rights which would reasonably be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

          7.22    Taxes.

          (a)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) the Company, since February 11, 2011, and each of its Subsidiaries have timely filed or caused to be filed all U.S. federal, state and foreign income, franchise and other Tax returns and reports required to be filed by any of them or have properly requested extensions thereof, and have paid or caused to be paid all Taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except, in each case, any Taxes that are being contested in good faith by appropriate proceedings and for which the Company and each of its Subsidiaries, as applicable, has set aside on its books adequate accruals or reserves in accordance with GAAP; and (ii) the Company has made adequate charges, accruals and reserves, in accordance with GAAP, in its consolidated financial statements contained in the Form 10-K for the fiscal year ended March 31, 2012 in respect of all U.S. federal, state and foreign income, franchise and other Taxes for all periods as to which the tax liabilities of the Company since February 11, 2011 or any of its Subsidiaries, has not been finally determined. Neither the Company since February 11, 2011 nor any of its Subsidiaries has received written notice from any Taxing authority that it has failed to timely file any Tax return or failed to timely pay any Taxes owed by it.

          (b)   The Common Stock is (i) traded on a national securities exchange which is registered under Section 6 of the Exchange Act, and (ii) regularly quoted by brokers or dealers holding themselves out to buy or sell the Common Stock at such quoted price, all within the meaning of Code Section 897 and the Treasury Regulations thereunder.

          7.23    Compliance with ERISA.     Except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole: the Company and its Subsidiaries and all "employee benefit plans" (as defined under

  Section 3(3) of ERISA) established or maintained by the Company, its Subsidiaries or their ERISA Affiliates have been and are in compliance with their respective terms and all applicable Laws, including ERISA and the Code; to the Knowledge of the Company, each Multiemployer Plan to which the Company, its Subsidiaries or an ERISA Affiliate contributes is in compliance with its terms and all applicable Laws, including ERISA and the Code; no "reportable event" (as defined under Section 4043 of ERISA) has occurred or is reasonably expected to occur with respect to any Benefit Plan; no "single employer plan" (as defined in Section 4001 of ERISA) established or maintained by the Company, its Subsidiaries or any ERISA Affiliate, if such plan were terminated, would have any "amount of unfunded benefit liabilities" (within the meaning of Section 4022(c) of ERISA), and each such plan satisfies the minimum funding standards set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived; neither the Company, its Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any unsatisfied liability under (a) Title IV of ERISA with respect to termination of any Benefit Plan, or withdrawal from any Multiemployer Plan, or (b) Sections 412, 4971, 4975 or 4980B of the Code; the PBGC has not instituted proceedings to terminate any Benefit Plan, and no condition exists that would reasonably be expected to result in such proceedings being instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; with respect to each Benefit Plan, all premiums to the PBGC have been timely paid in full; there does not now exist, nor do any circumstances exist that would reasonably be expected to result in any liability (x) under Title IV or Section 302 of ERISA, (y) under Sections 412 and 4971 of the Code or (z) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA; the Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries; and with respect to each "employee benefit plan" for which the Company, its Subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401 of the Code (and the related trust), the Internal Revenue Service has issued a favorable determination letter that has not been revoked, there are no circumstances and no events have occurred that could adversely affect the qualified status of any such plan (or related trust), and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

          7.24    Material Labor Disputes; Labor Laws.     Employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no pending or, to the Knowledge of the Company, threatened strikes, lockouts, slowdowns or other material labor disputes against the Company or any of its Subsidiaries. To the best of the Knowledge of the Company, the hours worked by and payments made to employees of the Company and each of its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. Except for payroll yet to be paid for the Company's current payroll cycle (estimated to be in the rough amount of approximately $150,000) and, as would otherwise not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all payments known to be due from the Company and each Guarantor, or for which any known claim has been made against the Company and each Guarantor, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company and each of its Subsidiaries. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Subsidiaries is bound. It is understood that the Company may need to create new positions and in doing so restructure the Company's personnel and contractor relations in connection with its continuing operations, which will be funded in part by the proceeds from the Transaction.

          7.25    Mineral Rights.     Except as would not adversely affect the Company's ability to economically construct and operate a potash mine and related facilities with respect to such Mineral Rights or otherwise conduct its operations with respect to such Mineral Rights or as disclosed to the Purchasers in writing by the Company prior to the date of the Original Agreement:

            (a)   Schedule 7.25(a) describes all Mineral Rights as of the date of the Original Agreement. The Company and its Subsidiaries holds all licenses and has all interests in any mineral interests, mining concessions, mining tenements or other mineral rights necessary or appropriate to authorize and enable the Company and its Subsidiaries to explore, develop, construct or operate the Holbrook Project as contemplated as of the date of the Original Agreement. As of the date of the final Definitive Feasibility Study, the Company and its Subsidiaries will hold all licenses and have all interests in any mineral interests, mining concessions, mining tenements or other mineral rights necessary or appropriate to authorize and enable the Company and its Subsidiaries to explore, develop, construct or operate the Holbrook Project as contemplated in the Definitive Feasibility Study.

            (b)   The Mineral Rights have been properly located and recorded in compliance with applicable Laws and, in respect of the Mineral Rights, are comprised of valid and subsisting mineral claims.

            (c)   The Company or its Subsidiaries is the sole registered and beneficial owner of the Mineral Rights, with good and marketable title thereto, free and clear of any title defect or Liens.

            (d)   The Mineral Rights constitute all of the right, title and interest necessary or appropriate to authorize and enable the Company to explore, develop, construct or operate the Holbrook Project as contemplated as of the date of the Original Agreement.

            (e)   The Company has the right, free and clear of any Liens, to access and use the surface area where all of the Mineral Rights are located necessary to explore, develop, construct or operate the Holbrook Project as contemplated as of the date of the Original Agreement, and the Company has paid to all surface area owners all rent, royalties, indemnification or other amounts to which they are entitled, whether pursuant to any contract or by Law.

            (f)    The Company has the exclusive right to deal with the Mineral Rights, and there are no restrictions on the ability of the Company to use, transfer or exploit the Mineral Rights except pursuant to applicable Laws.

            (g)   No Person other than the Company has any interest in the production or profits to be obtained in the future from the Mineral Rights or any royalty in respect thereof or any right to acquire such interest.

            (h)   There are no farm-in or earn-in rights, rights of first refusal or similar rights or provisions which could materially affect the Mineral Rights other than as disclosed in Item 3 of Schedule 7.18.

            (i)    The Company has not received any notice, whether written or oral, from any Governmental Authority or any Person, of any revocation or intention to revoke the interest of the Company in any Mineral Rights.

            (j)    The Mineral Rights are in good standing under applicable Laws; all work required to be performed has been performed and all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

            (k)   All mining operations and all exploration activities in respect of the Mineral Rights have been conducted in accordance with good mining and engineering practices and all material workers' compensation and health and safety regulations have been complied with.

            (l)    There are no Claims that have been commenced, are pending or, to the Knowledge of the Company, are threatened against the Company, nor is there a state of facts or events that may give rise thereto, which could affect the title to or right to explore or develop the Mineral Rights.

        7.26    Insurance Coverage.     The Company and its Subsidiaries carry, or are covered by, insurance with insurers of recognized financial responsibility in such amounts, with such deductibles and covering such risks as the Company and its Subsidiaries deem adequate and prudent for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses. The Company and its Subsidiaries have no reason to believe that such insurance coverage cannot be renewed as and when such coverage expires or that similar coverage could not be obtained from similar insurers at a cost that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (other than as a result of general market conditions). As of the date of the Original Agreement, neither the Company nor any of its Subsidiaries has (a) received notice from any insurer or agent of such insurer that a material amount of capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) any notice from its insurers that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

        7.27    Restrictions on Subsidiaries.     Except as provided in the Karlsson Agreements, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's properties or assets to the Company or any other Subsidiary of the Company.

        7.28    No Registration Rights.     Schedule 7.28 sets forth all agreements as of the date of the Original Agreement pursuant to which any Person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act. After the date of the Original Agreement, other than pursuant to the Investors Rights Agreement or as consented to by the Majority Purchasers, no Person has received the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.

        7.29    Antitakeover Provisions.     The Company's Board of Directors has taken all necessary actions so that no "business combination," "control share acquisition," or similar anti-takeover law or regulation is applicable to the Transactions, including with respect to the issuance of the Securities or to the execution, delivery or performance of this Agreement, the Original Agreement and the consummation of the Transactions.

        7.30    No General Solicitation.     None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, and the Company has not entered into any contractual arrangement with respect to the distribution of the Securities except for this Agreement.

        7.31    Material Contracts.     All Material Contracts of the Company or its Subsidiaries existing on the date of the Original Agreement are contained in the Company's electronic data room maintained through Merrill Corporation, and (a) the Company is not, and, to the Knowledge of the Company, no other person is as of the date of the Original Agreement, in default under any Material Contract and (b) no notice of default or breach has been received or delivered by the Company under any Material Contract, the resolution of which is currently outstanding, and to the Knowledge of the Company no event or circumstances are occurring, have occurred or exist which would, but for the passage of time, constitute an event of default under any Material Contract, including any contracts entered into in connection with, or otherwise relating to, the Karlsson Purchase.

        7.32    Voting Agreements.     To the Knowledge of the Company, except for the Support Agreements entered into in connection with the Transactions, as of the date of the Original Agreement, there are no existing voting or similar agreements between the Company's shareholders which could reasonably be expected to adversely affect the ability of the Company to perform its obligations under this Agreement.

        7.33    Compliance with Money Laundering Laws.     The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

        7.34    Compliance with OFAC.     Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"). The Company will not, directly or indirectly, use the proceeds of the offering contemplated hereby, or lend, contribute or otherwise make available such proceeds to any person currently subject to any U.S. sanctions administered by OFAC.

        7.35    Compliance with Other Laws, Regulations and Instruments.     The Company and each of its Subsidiaries is in compliance with all Laws, regulations and orders (including any Environmental Laws, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time (the "Patriot Act"), margin regulations and ERISA) of any governmental agency or body applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

        7.36    Solvency.    Immediately after giving effect to the Transactions, the Company and its Subsidiaries on a consolidated basis, will be Solvent.

        7.37    Use of Proceeds.     The Company will apply the proceeds of the sale of the Securities as set forth in Section 15.1.

        7.38    Brokers' Fees.     No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any party hereto in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        7.39    Collateral Documents.     The Collateral Documents, when executed and delivered to the extent required herein, will create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Purchasers and the other holders of Obligations, and such Liens will constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Obligor, and having priority over all other Liens on the Collateral, except (a) Liens resulting from mandatory provisions of applicable law and (b) Liens specifically and expressly permitted to be incurred by this Agreement on a senior basis to the Obligations.

        7.40    Covenants.    From the date of the Original Agreement through the date of this Agreement, the Company complied in all material respects with its covenants and agreements in the Original Agreement.

ARTICLE VIII

REPRESENTATIONS OF THE PURCHASERS

        Each of the Purchasers represents and warrants, solely as to itself, and on a several, not joint basis, to the Company that:

          8.1    Organization; Power and Authority.     Such Purchaser is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, with all requisite power and authority (corporate or other) to own its properties and carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, or is subject to no material liability or disability by reason of the failure to be so qualified or in good standing in any such jurisdiction.

          8.2    Execution; Due Authority.

          (a)   The execution, delivery and performance of this Agreement, the Investors Rights Agreement and the Royalty Agreement (and all other documents required to be executed and delivered by each Purchaser and the consummation of the Transactions), to the extent such Purchaser is a party to such agreements, have been duly and validly authorized by all necessary corporate action on the part of such Purchaser.

          (b)   This Agreement, the Investors Rights Agreement and the Royalty Agreement, to the extent such Purchaser is a party to such agreements, have been duly executed and delivered by such Purchaser (and all documents required to be executed and delivered by such Purchaser at Closing will be duly executed and delivered by such Purchaser), and this Agreement constitutes, and at the Closing (assuming the due and valid execution and delivery of such documents by the other parties thereto) such documents will constitute, the valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except for the Enforceability Exceptions.

          8.3    No Conflicts.     The purchase of the Securities and the compliance by such Purchaser with all of the provisions of the Notes and this Agreement and the consummation of the Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give rise to any right of termination, cancellation, payment or acceleration under, any contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, nor will such action result in any violation of the provisions of the organizational documents of such Purchaser or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or any of its properties, except, with respect to any of the foregoing (other than the violation of the provisions of such Purchaser's organizational documents), as would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transactions.

        8.4    Purchase for Investment.     Each Security Purchaser severally represents that it (a) is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided, however, that the disposition of such Purchaser's property shall at all times be within such Purchaser's control and (b) understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not and will not be required to register the Notes.

        8.5    Accredited Investor.     Each Purchaser hereby represents and warrants to and agrees with the Company that it (a) is an "accredited investor" within the meaning of Rule 501 under the Securities Act and, with respect to each Person who is a Purchaser as of the date of the Original Agreement, a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes and it is able to bear the economic risk of such investment and (c) has had the opportunity to perform due diligence with respect to the Company and the Transactions and to ask questions of and receive answers from the Company in respect thereof.

        8.6    Brokers' Fees.     No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party hereto in connection with the Transactions based upon arrangements made by or on behalf of the Purchasers.

ARTICLE IX

CERTAIN INTERIM COVENANTS

        9.1    Operation of Business.     The Company covenants and agrees that, between the date of the Original Agreement and the Closing, unless the Majority Purchasers shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to, (i) operate and maintain its assets in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts, consistent with existing practices, to keep available the services of its employees and preserve relationships with all of its customers, suppliers, licensors, licensees, distributors, regulators and creditors and (iii) use its commercially reasonable efforts to preserve substantially intact its business organization. Without limitation to the foregoing, except as contemplated or permitted by this Agreement or as set forth in Schedule 9.1, the Company shall not (and shall cause its Subsidiaries not to), between the date of the Original Agreement and the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Majority Purchasers (which consent will not be unreasonably withheld for approvals contemplated by Sections 9.1(a), (b) (except for the size of the Board of Directors), (d), (g), (h), (n), (p), (q)(ii), (r), (s), and (v) (solely to the extent with respect to the foregoing clauses), so long as such actions do not have an adverse effect on the economic or governance interests of the Purchasers):

          (a)   except for filing the Certificate of Designation, amend or otherwise change, or waive any provision of, its articles of incorporation or bylaws (or similar organizational documents), except for non-material changes undertaken for routine or administrative reasons which do not adversely affect the Purchasers;

          (b)   alter the size or powers of the Board of Directors (or creating or altering the size or powers of any committee thereof), except (i) that the Company shall be permitted to increase the size of its Board of Directors by one member solely in connection with the grant of a director designation right to new investors in connection with capital-raising transactions occurring after the date of the Original Agreement and (ii) for non-material changes to the powers of the Board of Directors or any committee undertaken for routine or administrative reasons;

          (c)   issue, sell, register for sale, pledge, dispose of, grant, encumber or authorize the issuance, sale, registration, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or of its Subsidiaries (including Common Stock), or any Options, Convertible Securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or of its Subsidiaries, except for the:

            (i)    issuance of Common Stock (x) prior to the receipt of the Requisite Shareholder Approval, to the Persons listed on Schedule 9.1, unless such issuance would result in any such Person (collectively with its Affiliates and Associates) Beneficially Owning seven and one-half percent (7.5%) or more of the then-outstanding Common Stock or other equity of the Company (or voting power of the Company for the election of directors) or, (y) from and after the receipt of the Requisite Shareholder Approval, (A) in an underwritten public offering involving a broad-based distribution or (B) to any Person, unless such issuance would result in any such Person (collectively with its Affiliates and Associates) Beneficially Owning seven and one-half percent (7.5%) or more of the then-outstanding Common Stock or other equity of the Company (or voting power of the Company for the election of directors));

            (ii)   from and after the receipt of the Requisite Shareholder Approval, issuance to any Person or Persons of an amount of Permitted Preferred Stock that, when aggregated with the amount of all prior and simultaneous permitted issuances of Permitted Preferred Stock and Permitted Junior Debt, does not exceed $75 million in the aggregate;

            (iii)  the issuance of the Notes to the Purchasers at the Closing; or

            (iv)  the issuance of shares of Common Stock, Options or other securities to employees, directors or consultants (who are natural persons) of the Company pursuant to Benefit Plans existing on the date of the Original Agreement, as amended from time to time in accordance with Section 9.1(q)(i), or in accordance with certain written agreements entered into prior to the date of the Original Agreement and disclosed to the Purchasers in writing prior to the date hereof (provided that (x) any such issuances are made in accordance with the terms, conditions and limitations of such agreements as they existed as of the date of the Original Agreement and without effect to any amendments or other modifications thereof after the date of the Original Agreement unless approved by the Majority Purchasers, and (y) as of the date of the Original Agreement, the Company has a firm obligation under such agreements to make such issuances);

          (d)   sell, transfer, assign, mortgage, pledge, dispose of, encumber or authorize the sale, transfer, assignment, mortgage, pledge, disposition, or encumbrance of any material assets or properties of the Company or any of its Subsidiaries, except (A) in the ordinary course of business and in a manner consistent with past practice, (B) pursuant to the Karlsson Agreements, as in effect on the date of the Original Agreement, or (C) acquisitions or dispositions for cash consideration of assets with a value of less than $200,000 individually or in excess of $500,000 when aggregated with all other dispositions in a twelve (12)-month period;

          (e)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set-asides, dividends and other distributions made to or from any Subsidiary to or from the Company);

          (f)    reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except in connection with transactions between the Company and its wholly owned Subsidiaries and transactions among the Company's wholly owned Subsidiaries;

          (g)   except with respect to the acquisition of real property or interests in real property (which is covered by clause (h) below), acquire, in any individual or related series of acquisitions, assets, securities or businesses, whether by purchase, transfer, assignment or otherwise, whether direct or indirect, and including investments in or formation of partnerships or joint ventures with third parties, with a value in excess of $500,000 individually or $2,000,000 in any twelve (12)-month period when aggregated with all other acquisitions;

          (h)   acquire, in any individual or related series of acquisitions, any real property or interests in real property (including Mineral Rights) with a value in excess of $750,000 or in excess of $1,500,000 in any twelve (12)-month period when aggregated with all other acquisitions;

          (i)    incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of the Company or the Company's wholly owned Subsidiaries), or make any loans or advances, except, from and after the receipt of the Requisite Shareholder Approval, an amount of Permitted Junior Debt that, when aggregated with the amount of all prior and simultaneous permitted issuances of Permitted Preferred Stock and Permitted Junior Debt, does not exceed $75 million in the aggregate;

          (j)    repay or redeem any Indebtedness for borrowed money or debt securities outstanding as of the date of the Original Agreement, except for (i) the Karlsson Note, (ii) scheduled repayments of principal and interest in accordance with the terms of any such Indebtedness or debt securities and (iii) repayments and redemptions in the ordinary course of business consistent with past practice;

          (k)   other than pursuant to the Royalty Agreement and the Grandhaven Agreement, selling or granting of any royalty (or similar) interests in, or other rights to payment based on the revenue of, the Company or its Subsidiaries or any assets or rights of the Company or its Subsidiaries; provided, that the Company shall be permitted to grant royalties in connection with the acquisition of property in the ordinary course of business, if (a) such royalty interests are granted to the seller of the acquired property and relate solely to the acquired property; and (b) either (i) such royalty interests are granted in connection with acquisitions of state-owned property, where the size of all state-owned properties as to which royalties are sold or granted under this proviso in any twelve (12)-month period does not exceed 1,500 acres in the aggregate and the royalties granted are substantially consistent with the published guidelines of the Arizona State Land Department, or (ii) the size of all non-state-owned properties as to which royalties are sold or granted under this proviso in any twelve (12)-month period does not exceed 500 acres in the aggregate and such royalty grants to the recipient only a percentage interest in gross Potash production from the acquired property, not to exceed the following percentages:

            (i)    two percent (2%) if Potash produced from the acquired property is sold at $200/tonne or less;

            (ii)   three percent (3%) if Potash produced from the acquired property is sold at a price less than or equal to $300/tonne but greater than $200/tonne;

            (iii)  four percent (4%) if Potash produced from the acquired property is sold at a price less than or equal to $400/tonne but greater than $300/tonne;

            (iv)  five percent (5%) if Potash produced from the acquired property is sold at a price less than or equal to $500/tonne but greater than $400/tonne; and

            (v)   six percent (6%) if Potash produced from the acquired property is sold at a price greater than $500/tonne;

          (l)    making any material changes to the nature of the business of the Company or its Subsidiaries or entry into any new business lines, including (i) entering into the ownership, management, development or operation of any line of business not conducted as of the date of the Original Agreement by the Company and its Subsidiaries or (ii) materially changing or exiting any line of business conducted as of the date of the Original Agreement by the Company and its Subsidiaries;

          (m)  discontinuing the Company's status as a public company or SEC-reporting company, changing the Company's jurisdiction of organization, or applying to list (or materially altering or terminating its listing) on any stock exchange;

          (n)   pay, discharge, settle or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), except with respect to any such proceedings or claims disclosed in the Company SEC Documents on or prior to the date of the Original Agreement;

          (o)   amending, waiving or otherwise modifying any terms of any contracts entered into in connection with, or otherwise relating to, the Karlsson Purchase, or entering into any new contracts with Karlsson or its Affiliates that adversely affect the Purchasers in any respect, as determined in good faith by the Majority Purchasers;

          (p)   enter into, renew, extend, materially amend or terminate any contract with any EPCM or EPC firm, or any contract relating to shaft sinking;

          (q)   (i) accelerate any vesting of compensation or benefits or pay any compensation or benefits not otherwise due to employees of the Company or any of its Subsidiaries or enter into, adopt or amend any Benefit Plan (including any employment agreements), other than (A) adopting a 401(k) plan (on terms customary for the industry in which the Company operates) or (B) as required by applicable Law, a Benefit Plan in existence as of the date of the Original Agreement or a contract in existence as of the date of the Original Agreement or (ii) increase or enhance the compensation or benefits of any employees of the Company or any of its Subsidiaries, other than as required by applicable Law or as required pursuant to the terms of any contract as in effect on the date of the Original Agreement, by more than 3% annually, or in the case of any employee (other than the chief executive officer, chief operating officer or chief financial officer) whose responsibilities have been increased, by more than 10%;

          (r)   change its methods of accounting (other than Tax accounting, which shall be governed by clause 9.1(s) below), except in accordance with changes in GAAP as concurred in by the Company's independent auditors;

          (s)   except (i) to the extent required or appropriate to conform to changes in applicable Tax Law, regulatory accounting requirements or GAAP or (ii) in the ordinary course of business consistent with past practice, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax return or obtain any material Tax ruling, change any annual Tax accounting period, adopt or change any method of Tax accounting, or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax;

          (t)    enter into any new, or amend or otherwise alter, any transaction with any Affiliate or Associates of the Company or its Subsidiaries, other than (i) transactions solely among the Company and its Subsidiaries and (ii) the Royalty Agreement;

          (u)   (i) commencing a voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any of its Subsidiaries bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Subsidiaries or any indebtedness of the Company or any of its Subsidiaries, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or any of its Subsidiaries or for all or any substantial part of the Company or any of its Subsidiaries' assets, (ii) the making of a general assignment for the benefit of the Company or any of its Subsidiaries's creditors or (iii) liquidation, dissolution, reorganization or merger of or involving the Company or any of its Subsidiaries; or

          (v)   enter into any contract or otherwise obligate the Company or its Subsidiaries to do any of the foregoing.

        9.2    Access to Information; Consultation.

        (a)   From the date of the Original Agreement until the Closing Date, upon reasonable prior notice, the Company shall, and shall cause its Subsidiaries to, (i) afford the Representatives of the Purchasers reasonable access, during normal business hours, upon reasonable notice, to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish or cause to be furnished to the Representatives of the Purchasers such additional financial and operating data and other information regarding the Company and its Subsidiaries as the Purchasers may from time to time reasonably request (including furnishing to the Purchasers the Company's financial results in advance of any filing of any Company SEC Document containing such financial results), and (iii) instructing the employees, counsel, financial advisors, auditors and other Representatives of the Company and its Subsidiaries to cooperate reasonably with the Purchasers in its investigation of the Company and its Subsidiaries. No information or knowledge obtained by the Purchasers in any investigation pursuant to this Section 9.2 shall affect or be deemed to modify any representation and warranty made by the Company in Article VII.

        (b)   Without limitation of Section 9.2(a), until the Closing Date, the Company shall provide the Purchasers:

          (i)    the information contemplated by Sections 14.1(a) and (b), provided, at any time during which the Company or any of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or voluntarily reports thereunder, the Company may satisfy its obligations pursuant to this Sections 9.2(b)(i) by filing or causing any of its subsidiaries to file with the SEC

  (via the EDGAR system) on a timely basis annual and quarterly reports including financial statements of the Company and its Subsidiaries and satisfying the requirements of the Exchange Act;

          (ii)   as soon as available, (A) a copy of the operating and capital expenditure budgets for the Company and its Subsidiaries for such fiscal year, (B) monthly construction progress reports (containing detail on budget, schedule and key metrics), (C) monthly management accounts and periodic information packages relating to the operations and financial performance of the Company and its Subsidiaries, in each case in such form as the Company and its Subsidiaries prepare in the ordinary course of business, (D) a copy of all information packages (and any other materials, documents or information) provided to the board of directors (or similar governing body) of any of the Company and its Subsidiaries or any director thereof (including notices, minutes, consents and regularly or specially compiled financial and operating data distributed to the members of such board or body at the same time as such materials are distributed to such board or body) and (E) a copy of any information or reporting packages (and any other materials, certificates, documents or other information) provided directly or indirectly (including through trustees or other agents) to any or all lenders to or debt financing sources of the Company and its Subsidiaries;

          (iii)  (A) copies of draft applications for any Necessary Permits with respect to the Holbrook Project no later than five (5) Business Days prior to the anticipated filing of such application, (B) copies of any Permits received by the Company or its Subsidiaries with respect to the Holbrook Project within five (5) Business Days of receipt, (C) copies of any material correspondence with any Governmental Authority with respect to any Permits within two (2) Business Days of receipt and (D) regular updates on any material conversations with any Governmental Authority with respect to any Permits or status of Necessary Permits;

          (iv)  regular updates regarding any discussions regarding financing arrangements for the Holbrook Project with any source or potential source of the Project Financing Facility, including notification of any material developments or changes in terms, and a copy of any term sheets or draft documentation relating thereto. The Company shall consult with the Purchasers on a regular basis with regard to the Project Financing Facility and give due consideration to all reasonable advice and input suggested by the Purchasers in connection with the Project Financing Facility;

          (v)   prompt written notice upon it becoming aware of (x) the breach of any of its representations or warranties hereunder or of any of its or its Subsidiaries' covenants hereunder or (y) any fact, occurrence or development that may reasonably result in the non-satisfaction of any of the conditions in Article VI; and

          (vi)  upon the request of any Purchaser, an update meeting or telephone conference with the Purchasers on the status of the progress of the Definitive Feasibility Study, and a copy of any materially updated draft of the Definitive Feasibility Study within two (2) Business Days of receipt.

        (c)   Without prejudice to the consent rights of the Purchasers contained in Section 9.1, the Company shall consult with the Purchasers, and in good faith consider any comments or advice from the Purchasers, prior to and in the course of taking any of the following actions (and shall provide the Purchasers with regular updates to the status of discussions and negotiations with respect to any such actions): (i) retention of any third-party consultant, advisor or finder/broker, (ii) retention or replacement of any senior manager or officer, (iii) any debt or equity financing transactions, (iv) acquisition or disposition of a material amount of assets (including real property or Mineral Rights), (v) any actions with respect to the Karlsson Agreements, (vi) entry into or modification of any off-take or other long-term purchase agreements for Potash or any other Material Contract of the Company or its Subsidiaries, (vi) compensation decisions with respect to officers or employees and (vii) litigation involving the Company, its Subsidiaries or their assets.

        9.3    Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions, (iii) executing and delivering all documents required to be executed and delivered at the Closing and (iv) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling (whether temporary, preliminary or permanent) that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of the Transactions.

        (b)   The Purchasers and the Company shall (i) promptly notify each other of any communication concerning this Agreement or the Transactions received by each of them from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement, or the Transactions to any Governmental Authority; (ii) not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement, or the Transactions unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate in such meeting or discussion; and (iii) furnish each other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between such party and its Affiliates and Representatives on the one hand, and any Governmental Authority or members of any such authority's staff on the other hand, with respect to this Agreement and the Transactions.

        (c)   The Purchasers and the Company each agrees that, from and after the date of the Original Agreement and prior to the Closing Date, and except as may be agreed in writing by the other parties hereto or as may be permitted pursuant to this Agreement, it shall not, and shall not permit any of its Subsidiaries to, take any action (or agree to take any action) which could reasonably be expected to delay the consummation of the Transactions or result in the failure to satisfy any condition to the consummation of the Transactions (it being understood and agreed that this Section 9.3(c) shall in no event limit any party's right to terminate this Agreement in accordance with Article X).

        (d)   Prior to any conversion of the Notes or any exercise of the Apollo Warrants, the Company and the Majority Purchasers will determine if such conversion or exercise, as applicable, will be subject to any filing or notification requirement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar requirement of any Governmental Authority. If such conversion or exercise, as applicable, is subject to any such requirement, the Company and the applicable Purchaser(s) will use commercially reasonable efforts to make any required filings or notifications as soon as practicable, will observe any applicable waiting periods and will make all commercially reasonable efforts to cause the termination of any such waiting periods or the removal of any other impediments to conversion or exercise, as applicable. The Parties will furnish to each other such information and assistance as may be necessary to ensure the expiration of any applicable waiting period or the removal of any other impediment to the consummation of such conversion or exercise, as applicable. The Parties will keep each other informed of any communications with any Governmental Authority with respect to the foregoing. The Majority Purchasers shall direct any proceedings, negotiations or communications with any Governmental Authority with respect to the foregoing.

        9.4    Reservation of Shares.     The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuing and selling shares of Common Stock upon exercise of the Apollo Warrants at the then current Warrant Price (as defined in each of the Apollo Warrants), conversion of the Notes at the then current Conversion Price and pursuant to Section 9.8; and if at any time the number of shares required to be reserved exceeds seventy-five percent (75%) of the Company's authorized but unissued shares of Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued and sold upon exercise of the Apollo Warrants, conversion of the Notes or pursuant to Section 9.8 shall be validly issued, fully paid, nonassessable and free and clear of any Liens. The Company shall use its reasonable best efforts to cause all such shares of Common Stock to be approved for listing on the Principal Market, subject to official notice of issuance.

        9.5    Shareholders Meeting.     The Company will take, in accordance with applicable Law and the Company Organization Documents, all action necessary to convene a meeting of its shareholders (the "Shareholders Meeting") as promptly as practicable after the date of the Original Agreement (and in no event later than thirty (30) days after the date that the SEC has informed the Company that it has no further comments on, or does not intend to review, the Proxy Statement), to consider and vote upon the Transactions, regardless of whether the Board of Directors of the Company determines at any time that the Transactions are no longer advisable or recommends that the shareholders of the Company reject them or any other Adverse Recommendation Change has occurred at any time. The Board of Directors of the Company shall recommend the approval of the Transactions (the "Board Recommendation"), unless permitted to make an Adverse Recommendation Change pursuant to Section 9.7(c), and shall take all lawful action to solicit and obtain such approval by holders of a majority of the outstanding shares of Common Stock (the "Requisite Shareholder Approval"). The Company may, and the Majority Purchasers may require the Company to, adjourn or postpone the Shareholders Meeting one or more times, unless prior to such adjournment or postponement the Company shall have received an aggregate number of proxies sufficient for the Requisite Shareholder Approval, provided that the Company, on the one hand, and the Majority Purchasers, on the other hand, may each only adjourn or postpone the Shareholders Meeting for no more than twenty (20) days in the aggregate. The Company shall, upon the reasonable request of the Majority Purchasers, advise the Purchasers at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Shareholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Requisite Shareholder Approval. Without the prior written consent of the Majority Purchasers, the approval of the Transactions shall be the only matter which the Company shall propose to be acted on by the shareholders of the Company at the Shareholders Meeting. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 9.5 shall not be affected by the commencement, proposal, disclosure or communication to the Company or any other Person of any Competing Proposal.

        9.6    Proxy.

        (a)   The Company shall prepare and file with the SEC, as promptly as practicable after the date of the Original Agreement but in no event later than five (5) Business Days after the date of the Original Agreement, a proxy statement in preliminary form relating to the Transactions (such proxy statement, including any amendment or supplement thereto, the "Proxy Statement"). The Company shall file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the shareholders of the Company to occur on the twelfth (12th) day (or, if such day is not a Business Day, the first Business Day subsequent to such calendar day) immediately following the filing of the preliminary Proxy Statement with the SEC, or if not practicable, including as a result of outstanding comments from the SEC, then as promptly as practicable thereafter. The Company agrees, as to it and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of the Company and the Purchasers covenants and agrees, as to it and its Affiliates, that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of the Company shall make the Board Recommendation with respect to the approval of the Transactions, unless permitted to make an Adverse Recommendation Change pursuant to Section 9.7(c), and shall include such recommendation in the Proxy Statement.

        (b)   The Company shall afford the Purchasers a reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC, including any amendments or supplements thereto, and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Purchasers. The Company will promptly advise the Purchasers if at any time prior to the effective time of such Proxy Statement, the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Proxy Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Company shall promptly notify the Purchasers of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Purchasers copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement and shall provide the Purchasers an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Purchasers. Each Purchaser and the Company shall use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. To the extent required by applicable Law in the good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to its shareholders any supplement or amendment to the Proxy Statement if any event shall occur that requires such action.

        9.7    Non-Solicitation.

        (a)   Subject to Section 9.7(b), the Company hereby agrees that, from the date of the Original Agreement until the receipt of the Requisite Shareholder Approval, the Company will not (and will cause its Representatives and Subsidiaries not to): (x) solicit, negotiate, encourage or otherwise discuss (including continuing any current discussions or negotiations) with any Person other than Purchasers and their affiliates and advisors, (i) the sale, directly or indirectly, of any interest in the Company or its Subsidiaries (including any debt or equity securities, other than ordinary course issuances of equity to employees, directors, and consultants and pursuant to contractual commitments existing as of the date of the Original Agreement and disclosed to the Purchasers) or a significant portion of its assets, (ii) any other debt or equity financing of the Company or its Subsidiaries, (iii) any merger or consolidation involving the Company or its Subsidiaries, or (iv) any recapitalization or restructuring involving the Company or its Subsidiaries (any such transaction described in clauses (i) through (iv), for purposes of this Section, a "substitute transaction"); (y) furnish any non-public information concerning the Company or its Subsidiaries to any Person, other than Purchasers and their affiliates and advisors, for the purpose of a substitute transaction; or (z) enter into any agreement with respect to a substitute transaction with any Person other than Purchasers or their affiliates. In addition, the Company will (and will cause its Representatives and Subsidiaries to) (a) immediately terminate all discussions and/or negotiations with any Person other than Purchasers which may reasonably be expected to lead to a substitute transaction and (b) immediately cease any and all work (and not engage in any such work during the period set forth in this Section) with respect to any substitute transaction. Notwithstanding anything to the contrary in the foregoing, the Company and its Representatives shall be permitted to solicit, negotiate with, discuss with and provide non-public information to, or in connection with, but may not sign definitive documents with respect to (or publicly disclose or take any other action or fail to take any action that would either cause the Company to have any public disclosure obligations with respect to or that would result, or be reasonably likely to result, in any other Person publicly disclosing) a substitute transaction with or in connection with, (a) any bank or other potential lender in connection with project finance debt funding in connection with the Project Finance Facility, (b) one or more lease counterparties in connection with capital leases in respect of equipment for the Company's operations in connection with the Project Finance Facility, (c) Grandhaven Energy, LLC ("Grandhaven") in connection with the Grandhaven Agreement Amendment, (d) the acquisition of additional mineral and land interests in the Holbrooke Basin, and (e) any transaction permitted without Majority Purchaser consent under Sections 9.1(c) and 9.1(i). For the avoidance of doubt, this Section 9.7(a) is not intended to prohibit customary public company investor relations communications or discussions by the Company or its Representatives (it being understood and agreed that such permissible customary communications or discussions shall not be deemed to include the provision of or communication of any of the reports (or portions thereof) that have been (or will be) prepared by or on behalf of the Purchasers or their advisors, whether before, on or after the date of the Original Agreement, or any similar reports or information packages or any other information that is not otherwise publicly disclosed).

        (b)   At any time after the date of the Original Agreement and prior to obtaining the Requisite Shareholder Approval, the Company or its Board of Directors may (i) furnish nonpublic information to any third party making an unsolicited Competing Proposal (provided, however, that prior to so furnishing such information, the Company receives from the third party an executed Acceptable Confidentiality Agreement and all such information has previously been provided to the Purchasers or is provided to the Purchasers prior to or substantially concurrently with the time it is provided to such third party), and (ii) engage in discussions or negotiations with such third party with respect to such Competing Proposal if and only if: (x) such Competing Proposal did not otherwise result from a breach of this the Section 9.7, (y) such third party has submitted a Competing Proposal which the Board of Directors of the Company determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (z) the Board of Directors of the Company determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law. Prior to taking any of the actions referred to in this Section 9.7(b), the Company shall notify the Purchasers orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 9.7(b).

        (c)   Except as expressly permitted by this Section 9.7(c), the Board of Directors of the Company shall not (i) withdraw, qualify, or modify, or publicly propose to withdraw, qualify, or modify, in a manner adverse to the Purchasers, the Board Recommendation; (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal made or received after the date of the Original Agreement; (iii) subject to Section 9.7(f), (A) fail to publicly recommend against any Competing Proposal within five (5) Business Days (or the Outside Date if earlier) after Majority Purchasers so request in writing, (B) fail to publicly reaffirm the Board Recommendation within five (5) Business Days (or the Outside Date if earlier) if requested by the Majority Purchasers in writing, or (C) fail to include the Board Recommendation in the Proxy Statement, (any of the actions described in clauses (i), (ii), and (iii) of this Section 9.7(c), an "Adverse Recommendation Change"); or (iv) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, investment agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Shareholder Approval, the Board of Directors of the Company shall be permitted to make an Adverse Recommendation Change with respect to a Superior Proposal, subject to compliance with Section 9.7(d), if the Board of Directors of the Company (A) has received an unsolicited Competing Proposal (which Competing Proposal did not arise out of any breach of this Section 9.7) that, in the good faith determination of the Board of Directors of the Company, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the Purchasers pursuant to, Section 9.7(d), and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law.

        (d)   The Company shall not be entitled to effect an Adverse Recommendation Change as permitted under Section 9.7(c) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a "Notice of Superior Proposal") to the Purchasers that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the third party making such Superior Proposal) and attaching the most current version, in an unredacted form, of any proposed agreement pursuant to which such Superior Proposal is proposed to be consummated, (ii) during the four (4) Business Day period following the Purchasers' receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with the Purchasers in good faith (to the extent the Purchasers desire to negotiate) to make such adjustments to the terms and conditions of this Agreement and the other agreements contemplated hereby so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the four (4) Business Day period, the Board of Directors of the Company shall have determined in good faith, taking into account any changes to this Agreement and the other agreements contemplated hereby proposed in writing by the Purchasers in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 9.7(d).

        (e)   From and after the date of the Original Agreement, the Company shall, as promptly as reasonably practicable (and in any event within two (2) Business Days of receipt), advise the Purchasers of receipt by the Company of any Competing Proposal or any request for non-public information in connection with any Competing Proposal, the status and material terms and conditions of any such Competing Proposal or request (including the identity of the third party making such Competing Proposal) and a unredacted copy of any documentation, proposal or written communication relating to such Competing Proposal or request, and shall as promptly as reasonably practicable (and in any event within two (2) Business Days of receipt) advise the Purchasers of any material amendments to any such Competing Proposal or request.

        (f)    Nothing in this Section 9.7 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Law, if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors' exercise of their fiduciary obligations under Law.

        (g)   For purposes of this Agreement:

          (i)    "Competing Proposal" means any bona fide written proposal or offer relating to (i) the sale, directly or indirectly, of any equity or debt securities of the Company or its Subsidiaries or a significant portion of its assets or (ii) any other debt or equity financing of the Company or its Subsidiaries, (other than, in either such case, those described in the last sentence of Section 9.7(a) or from the Purchasers or their Affiliates), that, in either such case, would result in gross proceeds to the Company or its Subsidiaries of not less than the gross proceeds receivable in connection with this Agreement, the agreements contemplated hereby, and in the transactions hereby and thereby.

          (ii)   "Superior Proposal" means any Competing Proposal that (A) (x) if involving Common Stock or Equity-based Securities, has a per share price or implied per share price per share of Common Stock greater than the per share price implied by the Notes and the Warrants, taken together, and (y) if involving any debt securities, has an interest rate less than the interest rate of the Notes (including a cash portion thereof less than the cash portion of the Notes), a maturity date no shorter than the Notes, a ranking no higher than the Notes, and a set of covenants no more restrictive than those of the Notes, and (B) is on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial and legal advisors, and considering such factors as the Board of Directors of the Company considers in good faith to be appropriate (including the conditionality, certainty of financing and the timing and likelihood of consummation of such proposal on the terms proposed), are more favorable to the Company and its shareholders from a financial point of view than the Transactions (after giving effect to all adjustments to the terms thereof which may be offered by the Purchasers in writing (including pursuant to Section 9.7(d)).

        9.8    Additional Common Stock Issuances.     If the final Definitive Feasibility Study indicates that the estimated total Capital Costs (the "DFS Estimate") for the Holbrook Project exceeds the Current Capital Estimate by 2.5% or more, then the Company shall issue to the Notes Purchasers at Closing, and for no additional consideration other than the Purchase Price:

          (a)   if the DFS Estimate is between 2.5% and 5.0% higher than the Current Capital Estimate, 3,993,095 shares of Common Stock; or

          (b)   if the DFS Estimate is between 5.0% and 10.0% higher than the Current Capital Estimate, 7,189,275 shares of Common Stock.

          (c)   In the event that the Company shall, after the date of the Original Agreement (i) issue, or declare a dividend or make a distribution on its shares of its Common Stock in, shares of its Common Stock or Options or Convertible Securities (including without limitation the issuance of Common Stock, Options or other equity securities under a Benefits Plan (whether or not in effect as of the date of the Original Agreement)), (ii) subdivide or reclassify the outstanding shares of its Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, then the number of shares of Common Stock receivable by the Purchasers pursuant to subsections (a) and (b) shall be appropriately adjusted such that the Purchasers receive such number of shares of Common Stock in the aggregate that would entitle the Purchasers to 3.6% and 6.3%, respectively, of the outstanding voting power of the Company for the election of directors (accounting for such issuance and the issuance of the Notes to the Purchasers but not any exercise of any Options (including the Apollo Warrants) or other Convertible Securities outstanding as of the date of the Original Agreement), provided that such adjustments are not required as a result of the exercise of any Option or Convertible Security outstanding as of the date of the Original Agreement.

        9.9    Affiliate Agreement Modifications.     The Company shall use reasonable best efforts to engage in discussions with Grandhaven for the termination of the Grandhaven Agreement in consideration for the potential issuance from the Company to Grandhaven of Options to purchase Common Stock or Equity-based Securities, in each case on terms reasonably acceptable to the Majority Purchasers (the "Grandhaven Agreement Amendment"), provided, for the avoidance of doubt, that the failure to enter into such a transaction with Grandhaven shall not itself be deemed to be a failure of any of the closing conditions set forth in Article VI.

        9.10    Off-take Agreement.     The Company shall use best efforts to enter into additional definitive agreements with respect to off-take arrangements with customers for Potash production on the terms similar in all material respects as set forth in Exhibit D (the "Minimum Off-Take Arrangements"), as soon as practicable.

        9.11    Board and Observer Rights.

        (a)   Promptly after the date of the Original Agreement, unless prohibited by applicable Law or the rules of the Principal Market (and provided that the Company shall use reasonable best efforts to remove any such prohibitions), the Company shall appoint one representative of the Purchasers designated in writing by the Purchasers (the "Purchaser Designee") to the Board of Directors of the Company. Until the earlier of the Closing Date and the termination of this Agreement, at each annual or special meeting (or action by written consent) of shareholders of the Company at which directors are to be elected to its Board of Directors, the Company will nominate and use its best efforts to cause the election to its Board of Directors of the Purchaser Designee. In the event of the death, disability, resignation or removal of the Purchaser Designee, or in the event of the failure of the Purchaser Designee to be elected, the Company's Board of Directors will promptly appoint to the Company's Board of Directors a replacement Purchaser Designee designated by the Purchasers to fill the resulting vacancy, and such individual shall then be deemed the Purchaser Designee for all purposes hereunder; provided that if the Purchaser Designee is removed for cause, the replacement Purchaser Designee will not be the same person who was removed. Until the earlier of the Closing Date and the termination of this Agreement, the Company's Board of Directors will not remove, or recommend to the shareholders of the Company removal of, the Purchaser Designee without the prior written consent of the Purchasers.

        (b)   Until the earlier of the Closing Date and the termination of this Agreement, the Purchasers shall have the right to appoint one observer on the Company's Board of Directors (the "Board Observer") (it being understood that a Board Observer shall have all the rights (other than voting rights) of a director on the Company's Board of Directors, including (A) the right to attend all meetings of the Company's Board of Directors as an observer, (B) the right to receive advance notice of each meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Company's Board of Directors, (C) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Company's Board of Directors at the same time as such materials are distributed to the Company's Board of Directors, and shall have the same access to information concerning the business and operations of the Company, and (D) the right to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company's Board of Directors, without voting).

        (c)   At or prior to Closing, in satisfaction of its obligations under the Investors Rights Agreement and the Company's Second Amended and Restated Articles of Incorporation (as amended by the Certificate of Designation), the Company shall appoint four designees of the Purchasers to the Board of Directors of the Company and take all actions necessary to set the size of its Board of Directors to nine members, provided, that if the Company has, pursuant to Section 9.1(b), added an additional director in connection with a capital-raising transaction, then the Company shall appoint five designees of the Purchasers to the Board of Directors of the Company and take all actions necessary to set the size of its Board of Directors to eleven members. For avoidance of doubt, from and after the Closing, the parties' obligations with respect to such director-designees shall be governed by the Investors Rights Agreement and the Company's Second Amended and Restated Articles of Incorporation (as amended by the Certificate of Designation), and provided, further, that if, after the date of the Original Agreement, there is a change in applicable Law or the rules of the Principal Market that prohibits the rights in this subsection (c), then the Company shall use reasonable best efforts to remove such prohibitions and, if it is unsuccessful in doing so, the Company and the Majority Purchasers will discuss in good faith amendments to this subsection (c) to remove such prohibition (it being acknowledged that in no event will the Majority Purchasers be obligated to accept a lesser number of directors than a number equal to the Purchaser Percentage Interest multiplied by the outstanding number of directors on the board of directors of the Company).

        9.12    KG Default Cure.

        (a)   If at any time prior to the full repayment of the Karlsson Note, the Company or any of its Subsidiaries is in payment default or any other default that would entitle the holder of the Karlsson Note to accelerate the payment of obligations thereunder or is reasonably likely to be in such default within thirty (30) days, (i) the Company shall immediately provide the Purchasers notice thereof, (ii) the Royalty Purchasers shall have the right (but not the obligation), assuming the default is not cured within the subsequent fifteen (15) days, to purchase either (A) Common Stock or (B) notes issued by the Company or its Subsidiaries, in each case on the terms set forth in this Section 9.12 and for an aggregate amount sufficient to (in the Majority Purchasers' sole discretion) either (x) pay off the Karlsson Note in full (including any principal, interest, expenses, penalties or any other amounts outstanding) or (y) pay off such lesser amount as would be necessary to avoid or cure the default or anticipated default (as determined in the Majority Purchasers' reasonable discretion) and (iii) the Company shall use such proceeds for such purpose. For the avoidance of doubt, this Section 9.12 (and the Royalty Purchasers' rights hereunder) shall apply (and remain in effect) prior to, at or after the Closing until such time (if any) that this Agreement is terminated pursuant to Article X hereof.

        (b)   If, pursuant to Section 9.12(a), the Royalty Purchasers elect to purchase Common Stock, such Common Stock shall be issued to the Royalty Purchasers or their respective designees at a per-share price equal to the lesser of (i) the then-applicable Conversion Price for the Notes (whether or not the Notes have actually been issued) or (ii) the arithmetic average of the volume-weighted average price ("VWAP") of the Common Stock for the ten (10) Trading Day period immediately preceding the date of such purchase. Such Common Stock, when issued, shall be duly and validly authorized and issued, fully paid and non-assessable and free and clear of any Liens, restriction on voting or transfer or any other claim of any third party. In the event of any purchase of Common Stock pursuant to this Section 9.12(b), the Company shall enter into a registration rights agreement with respect to such shares of Common Stock with the Royalty Purchasers, on the same terms as those set forth in Articles IV and V of the Investors Rights Agreement, which registration rights agreement shall terminate upon the Closing.

        (c)   If, pursuant to Section 9.12(a), the Royalty Purchasers elect to purchase notes issued by the Company or its Subsidiaries, such notes will be nonconvertible and issued on terms set forth in Schedule C-3 and such other terms customary for financings of such type and otherwise reasonably requested by the Majority Purchasers.

        9.13    Preemptive Rights.

        (a)   The Royalty Purchasers will have the preemptive rights set forth in this Section 9.13 with respect to any issuance of any Common Stock or Equity-based Securities by the Company or any of its Subsidiaries that are issued from and after the date of the Original Agreement through the Closing (any such issuance other than those described in clauses (i), (ii) and (iii) below, a "Preemptive Rights Issuance"), except for (i) issuances to employees, directors and consultants pursuant to and in accordance with stock incentive plans of the Company that were publicly filed with the SEC prior to the date of the Original Agreement (provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of the Original Agreement and without effect to any amendments or other modifications thereof after the date of the Original Agreement unless approved by the Majority Purchasers) or in accordance with written agreements set forth in Schedule 9.13 (provided that any such issuances are made in accordance with the terms, conditions and limitations of such agreements as they existed as of the date of the Original Agreement and without effect to any amendments or other modifications thereof after the date of the Original Agreement unless approved by the Majority Purchasers), (ii) issuances of shares of Common Stock as consideration in any merger approved pursuant to Section 9.1, or (iii) issuances of shares of Common Stock pursuant to and in accordance with warrant agreements entered into (and publicly filed with the SEC) prior to the date of the Original Agreement and previously disclosed to the Purchasers (provided that any such issuances are made in accordance with the terms, conditions and limitations of such warrant agreements as they existed as of the date of the Original Agreement and without effect to any amendments or other modifications thereof after the date of the Original Agreement unless approved by the Majority Purchasers).

        (b)   If the Company or any of its Subsidiaries at any time or from time to time, from and after the date of the Original Agreement through the Closing, effects one or more Preemptive Rights Issuance, the Company shall give written notice to each Royalty Purchaser a reasonable period in advance of each such issuance (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other terms and conditions of such issuance, which shall be deemed updated by delivery of the final documentation for such issuance to each Royalty Purchaser. With respect to each such Preemptive Rights Issuance, the Royalty Purchasers shall have the right, exercisable (by written notice to the Company (the "Preemptive Rights Notice")) at any time at or within thirty (30) days following the Closing, to elect to purchase (or designate an Affiliate thereof (including, without limitation, another Royalty Purchaser) to purchase) a number of securities specified in such Preemptive Rights Notice (which number may be any number up to but not exceeding such Royalty Purchaser's pro rata portion of the Preemptive Rights Cap Amount applicable to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that (i) the price per security that the Royalty Purchasers shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice, and (ii) the Royalty Purchasers shall not be required to comply with any terms, conditions, obligations or restrictions (including, without limitation, any non-compete, standstill or other limitations but excluding any remaining period of a transfer or lock-up restriction applicable at such time to other purchasers in such Preemptive Rights Issuance) not directly necessary for the effectuation of the sale or issuance of such securities). The Royalty Purchasers shall, by notice to the Company, within thirty (30) days after the Closing, indicate which pre-Closing Preemptive Rights Issuances the Royalty Purchasers are electing to exercise their preemptive rights with respect to and the number of securities the Royalty Purchasers are electing to purchase with respect to such pre-Closing Preemptive Rights Issuances. If the Royalty Purchasers exercise their preemptive rights hereunder with respect to one or more Preemptive Rights Issuances, the Company shall (or shall cause such Subsidiary to) issue to the Royalty Purchasers (or their designated Affiliates) the number of securities specified in the applicable Preemptive Rights Notices as soon as reasonably practicable thereafter. For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-based Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-based Securities and other securities in the same Preemptive Rights Issuance, each Royalty Purchaser shall have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such Common Stock or Equity-based Securities, in the same manner described above (as to amount, price and other terms).

        (c)   The election by the Royalty Purchasers not to exercise its preemptive rights hereunder with respect to any Preemptive Rights Issuance shall not affect its right (other than in respect of a reduction in the Purchaser Percentage Interest) as to any other Preemptive Rights Issuances. Each Royalty Purchaser shall be entitled to deliver its own notices and make its own elections for purposes of this Section 9.13, and the non-exercise by any Royalty Purchaser shall not affect the rights of any other Royalty Purchaser under this Section 9.13.

        9.14    Standstill.    Without the prior consent of the Company, the Purchasers shall not at any time until the one-year anniversary of the Closing, purchase or acquire any outstanding equity securities of the Company (including any Options or Convertible Securities of the Company) (it being understood and agreed that, for the avoidance of doubt, such restriction shall not apply to any purchase or acquisition by the Purchasers pursuant to and in accordance with Sections 9.8, 9.12 and 9.13, pursuant to the exercise or conversion of the Apollo Warrants or the Notes, pursuant to the Investors Rights Agreement (including Section 2.1 thereof) or as otherwise contemplated by the Transactions).

        9.15    Certain Tax Matters.

        (a)   The Company shall not take any Tax position on any Tax return, in any Tax Proceeding, or otherwise in respect of the Notes, the other Securities or the Royalty without the prior written consent of the Majority Purchasers, which consent will not be unreasonably withheld, conditioned or delayed.

        (b)   The Company shall provide to the Purchasers such cooperation, documentation and information relating to the Company, the other Securities, the Royalties and the Transactions as the Purchasers may reasonably request in connection with (i) filing any Tax return, amended Tax return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. The Company shall make its employees reasonably available at the Company's cost to provide an explanation of any documents or information provided pursuant to this Section 9.15(b).

        (c)   Except as required by applicable Law, all payments made by the Company hereunder, pursuant to the Securities or pursuant to the Royalty Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, additions to Tax and penalties applicable thereto, "Indemnified Taxes"). If any Indemnified Taxes are required to be withheld from any amounts payable by the Company to the Purchasers hereunder, pursuant to the Securities or pursuant to the Royalty Agreement, the amounts so payable to the Purchasers shall be increased to the extent necessary to yield to the Purchasers (after payment of all Indemnified Taxes) interest or any such other amounts payable hereunder or pursuant to the Securities at the rates or in the amounts specified in this Agreement or by the terms of the Securities, as applicable. Whenever any Indemnified Taxes are payable by the Company, the Company shall timely pay such Indemnified Taxes and shall send to the Purchasers a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Indemnified Taxes when due to the appropriate Taxing Authority or fails to remit to the Purchasers the required receipts or other required documentary evidence, the Company shall indemnify the Purchasers for any incremental Taxes, interest or penalties that may become payable by the Purchasers as a result of any such failure.

        9.16    Benefit Plans.     The Company agrees that (x) from the date of the Original Agreement through the Closing Date (and thereafter), it shall not take any action to accelerate the vesting of, or otherwise provide a benefit to a holder of, an outstanding equity or equity-based compensation award as a result of any of the transactions contemplated hereby, including due to any such transaction constituting a Change in Control or term of similar import (within the meaning of the governing documents applicable to such award) and (y) between the date of the Original Agreement and the Closing Date, it shall obtain waivers (in a form satisfactory to the Majority Purchasers) from the Company employees party to the agreements listed on Schedule 9.16 to the effect that none of the transactions contemplated hereby shall constitute a Change in Control for purposes of the applicable agreement.

        9.17    FCPA.    As soon as practicable after the date of the Original Agreement, the Company shall adopt a compliance program for the FCPA, which compliance program shall be consistent with the prevailing standards of other companies operating in the Company's industry and reasonably acceptable to the Majority Purchasers.

        9.18    Supplemental Payment.     In the event that the Company or its Subsidiaries become liable for a Supplemental Payment, the Company shall pay to the Notes Purchasers and the Royalty Purchasers an amount of cash (the "Supplemental Payment Gross Up"), allocated among the Notes Purchasers and the Royalty Purchasers in the manner specified by the Majority Purchasers (which manner shall be intended to reflect the relative percentage interests of ownership of Company securities of the Purchasers and their ultimate investors), equal to an amount that if such amount of the Supplemental Payment Gross Up is divided by the sum of (i) such amount of the Supplemental Payment Gross Up and (ii) the amount of the Supplemental Payment, would represent a percentage that is equal to the Investor Percentage Interest (as defined in the Investors Rights Agreement) at such time. Any such payment of the Supplemental Payment Gross Up shall be made at the same time as the payment of the Supplemental Payment.

        9.19    Further Assurances.     After the Closing, each of the Company, the Guarantors and each Purchaser agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Parties for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement or the Transactions. Without limitation of the foregoing, upon the request of a Purchaser, the Company will enter into a management rights agreement, in customary form and reasonably acceptable to the Company.

ARTICLE X

TERMINATION

        10.1    Right to Terminate.     Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

          (a)   by mutual written consent of the Company and the Majority Purchasers; or

          (b)   by the Company or the Majority Purchasers, if:

            (i)    the Closing shall not have been consummated on or before December 31, 2013 (the "Outside Date"); provided, however, that neither the Company, on the one hand, nor the Majority Purchasers, on the other hand, shall be entitled to terminate this Agreement under this Section 10.1(b)(i) if such Party's breach of any provision of this Agreement shall have been the cause of, or otherwise resulted in, the failure of the Closing to occur on or before the Outside Date; or

            (ii)   a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the sale and purchase of the Notes or the other Transactions; provided, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(ii)) shall have complied in all material respects with its obligations in Section 9.3; or

            (iii)  the Shareholders Meeting (including any permitted adjournments or postponements thereof) shall have been held and completed and the Requisite Shareholder Approval shall not have been obtained at such Shareholders Meeting (or at any adjournment or postponement thereof, if applicable); or

          (c)   by the Majority Purchasers, if the Company shall have breached any of its representations or warranties in this Agreement or failed to perform any of its covenants in this Agreement such that the conditions set forth in Sections 6.1 or 6.2 would not be capable of being satisfied on such date if such date was the Closing Date, and such breach or failure to perform shall not have been cured or waived in writing prior to the earlier of (i) fifteen (15) days following notice of such breach or failure to the Company and (ii) the Outside Date; provided, that Majority Purchasers shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if any Purchaser is then in material breach of any of its representations or warranties in this Agreement or has failed to perform in any material respect any of its covenants in this Agreement; or

          (d)   by the Company, if any Purchaser shall have breached any of its representations or warranties in this Agreement or failed to perform any of its covenants in this Agreement such that the conditions set forth in Sections 5.1 or 5.2 would not be capable of being satisfied on such date if such date was the Closing Date, and such breach or failure to perform has not been cured or waived in writing prior to the earlier of (i) fifteen (15) days following notice of such breach or failure to the Purchasers and (ii) the Outside Date; provided, that the Company shall have no right to terminate this Agreement pursuant to this Section 10.1(d) if the Company is then in material breach of any of its representations or warranties in this Agreement or has failed to perform in any material respect any of its covenants in this Agreement; or

        (e)   by the Majority Purchasers, if prior to obtaining the Requisite Shareholder Approval, the Board of Directors of the Company shall have made an Adverse Recommendation Change or the Company has materially breached its obligations under Section 9.7.

        10.2    Effect of Termination.     In the event that the Closing Date does not occur as a result of any Party hereto exercising its rights to terminate this Agreement pursuant to this Article X, then this Agreement shall be null and void and, except as otherwise expressly provided herein (including as provided for in Section 10.3), no Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from liability for any wrongful failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In the event the termination of this Agreement results from the wrongful failure or refusal of any Party to perform in any material respect any agreement or covenant herein, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such Party may be entitled. In the event that a Party wrongfully terminates or repudiates this Agreement or wrongfully fails to consummate the Transactions, the remedies available to the other Party in equity shall include specific performance as set forth in Section 26.14 of this Agreement and such other remedies as may be available to the other Party at Law.

        10.3    Fees and Expenses.     Except as otherwise specifically provided herein, each Party hereto is responsible for all costs and expenses incurred by it in connection with this Agreement, whether or not the Transactions are consummated. In the event that this Agreement is terminated (a) by any Party pursuant to Section 10.1(b)(i) and, at the time of such termination, the Requisite Shareholder Approval has not been obtained; (b) by any Party pursuant to Section 10.1(b)(iii); or (c) by the Majority Purchasers, pursuant to Section 10.1(c) or Section 10.1(e), then the Company shall promptly (and in no event later than two (2) Business Days following such termination) (x) reimburse to the Purchasers or any Affiliates of the Purchasers designated by the Majority Purchasers all Purchaser Expenses, to the extent not previously reimbursed, and (y) pay to the Royalty Purchasers (in proportion to the percentage specified opposite each such Royalty Purchaser's name in Schedule A) a fee of $7.5 million (the "Company Termination Fee"), in the case of each of (x) and (y) by wire transfer of immediately available funds to an account or accounts as directed by the Purchasers.

        10.4    Amendment.    This Agreement may be amended by the parties hereto whether before or after the Requisite Shareholder Approval is obtained; provided, however, that after the Requisite Shareholder Approval is obtained, no amendment may be made that by Law, requires further approval by shareholders unless such further approval is first obtained. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        10.5    Waiver.    At any time, any Party hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI

INDEMNIFICATION

        11.1    Purchaser Indemnification.     From and after the Closing, the Purchasers shall, on a several but not joint basis, indemnify, defend and hold harmless the Company and its Subsidiaries (and the officers, directors, employees, partners, members and Affiliates of each of the foregoing) from and against all Damages incurred or suffered by such Persons:

          (a)   caused by or arising out of or resulting from any Purchaser's breach of any of its covenants or agreements contained in Article IX; or

          (b)   caused by or arising out of or resulting from any breach of any representation or warranty made by a Purchaser contained in Article VIII of this Agreement, as of the Closing Date, as if made on such date, except for any representation and warranty which speaks as of a particular date, in which case, as of such particular date, or in the certificate delivered by such Purchaser at Closing pursuant to Section 5.3;

even if such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person, but excepting in each case Damages against which the Company would be required to indemnify a Purchaser (or related Indemnified Person) under Section 11.2(b) at the time the claim notice is presented by the Company. "Damages" for purposes of this Article XI, means the amount of any liability, loss (including diminution of value), cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

        11.2    Company Indemnification.     From and after the Closing, the Company shall indemnify, defend and hold harmless each Purchaser and its Affiliates (and the officers, directors, employees, partners and members of each of the foregoing) against and from all Damages incurred or suffered by such Persons:

          (a)   caused by or arising out of or resulting from the Company or its Subsidiary's breach of any of the Company's covenants or agreements contained in Article IX;

          (b)   caused by or arising out of or resulting from any breach of any representation or warranty made by the Company contained in Article VII of this Agreement, as of the Closing Date, as if made on such date, except for any representation and warranty which speaks as of a particular date, in which case, as of such particular date, or in the certificate delivered by the Company at Closing pursuant to Section 6.3(a);

          (c)   caused by or arising out of or resulting from any Proceeding brought by any shareholders of the Company (including any derivative actions), any Governmental Authorities or any other third party relating to the Company's authorization and execution of this Agreement, the Original

  Agreement or any agreement or instrument contemplated by this Agreement, the Original Agreement or the performance of the Transactions; or

          (d)   solely until such time as the Notes have been fully converted into Common Stock, caused by or arising out of in connection with, or as a result of (i) the execution or delivery of this Agreement, the Original Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Notes purchased hereunder, including the development and operation of the Holbrook Project, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, even if such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person, but excepting in each case Damages against which the Purchasers would be required to indemnify the Company under Section 11.1(a) at the time the claim notice is presented by the Purchasers.

        11.3    Indemnification Actions.     All claims for indemnification under Sections 11.1 and 11.2 shall be asserted and resolved as follows:

          (a)   For purposes of this Article XI, the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article XI, and the term "Indemnified Person" when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article XI.

          (b)   To make a claim for indemnification under Sections 11.1 or 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.1 or 11.2 except to the extent such failure materially prejudices the Indemnifying Person's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

          (c)   In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article XI. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its liability to defend the Indemnified Person, the Damages for which the Indemnified Person is seeking indemnity shall be conclusively deemed a liability of the Indemnifying Person hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

          (d)   If the Indemnifying Person admits its liability to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim, which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not include, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

          (e)   If the Indemnifying Person does not admit its liability to indemnify the Indemnified Person or admits its liability, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its liability to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its liability to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for indemnification with respect to such Claim and (ii) if liability is so admitted, reject the proposed settlement.

        11.4    Limitations.

        (a)   The representations and warranties of the parties in Articles VII and VIII, and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Sections 5.3 and 6.3(a), as applicable, shall survive the Closing for a period of eighteen (18) months, except that (i) the representations and warranties of the Company contained in Section 7.1 (Organization; Power and Authority), 7.2 (Authorization, Etc), 7.3 (Execution; Due Authority); 7.4 (No Conflicts); 7.5 (Consents, Approvals or Waivers); 7.7(b) (Compliance with Law), 7.22 (Taxes) and 7.40 (Covenants) (collectively, the "Fundamental Representations") shall survive the Closing indefinitely, and the representations and warranties of the Company contained in Section 7.8 (License and Permits) and 7.20 (Environmental Matters) shall survive the Closing for three (3) years. The covenants in this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date. Subject to the foregoing, all representations and warranties contained herein shall survive the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.

        (b)   The indemnities in Sections 11.1(b) and 11.2(b) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification, except in each case as to matters for which a Claim Notice for indemnity has been delivered to the Indemnifying Person on or before such termination date.

        (c)   Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a representation or warranty has been breached for purposes of this Article XI, each representation and warranty set forth in Article VII and Article VIII, shall be read without regard to and without giving effect to any "material," "materiality," "Material Adverse Effect", or similar qualifications, that may be contained in any such representation or warranty.

        (d)   The Company shall not have any liability for any Damages under Section 11.2(b), except for the Fundamental Representations, until the aggregate of all such claims result in total Damages which are incurred or suffered by the Purchasers (or their related Indemnified Persons) that exceed $1,000,000 (the "Threshold"), in which case the Purchasers shall be entitled to indemnification for all Damages incurred; provided, however, that the aggregate liability of the Company pursuant to Section 11.2(b), except for the Fundamental Representations, shall not be in excess of an aggregate amount of $20,000,000 (the "Cap").

        (e)   The Purchasers shall not have any liability for any Damages arising under Section 11.1(b) until the aggregate of all such claims result in total Damages which are incurred or suffered by the Company that exceeds the Threshold, in which case the Company shall be entitled to indemnification for all Damages incurred; provided, however, that the aggregate liability of the Purchasers pursuant to Section 11.1(b) shall not be in excess of an aggregate amount of the Cap.

        (f)    If any Damages sustained by an Indemnified Person are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Person), both the Indemnified Person and the Indemnifying Person shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. The amount of any Damages subject to indemnification shall be reduced by the amounts recoverable under applicable insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Person) with respect to claims related to such Damages (net of (i) any increase in premiums, (ii) retroactive premiums, (iii) premium adjustments or (iv) any deductible incurred in obtaining such proceeds) and if any Indemnified Person receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim, such Indemnified Person shall refund to the Indemnifying Party or parties the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the parties hereto that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this Section 11.4(f).

        (g)   Notwithstanding anything to the contrary contained in this Agreement (other than the final proviso in this subsection (g)) or provided for under any applicable Law, no Indemnifying Person shall be liable under this Article XI (other than under Section 11.2(c)) to any Indemnified Person, either in contract or in tort, for any loss of profits or any consequential, incidental, exemplary, indirect, special or punitive damages of such Indemnified Person, including loss of future revenue, income or profits, whether or not the possibility of such damages has been disclosed to the Indemnifying Person in advance or could have been reasonably foreseen by the Indemnifying Person; provided, however? that nothing in this Section 11.4(g) shall limit the liability of an Indemnified Person under this Article XI for any loss of profits or any consequential, incidental, exemplary, indirect, special or punitive damages, including loss of future revenue, income or profits relating to the breach or alleged breach hereof actually paid by an Indemnified Person to a third party; and provided further that nothing in this Section 11.4(g) shall limit any claims based on diminution of value.

        (h)   Each Indemnified Person shall use commercially reasonable efforts to mitigate any Damages for which such Indemnified Person seeks indemnification (it is understood that an Indemnified Person's failure to satisfy its obligations under this Section 11.4(h) shall constitute a breach of this Agreement by such Indemnified Person but that such failure shall not limit such Indemnified Person's rights under this Article XI and shall not limit an Indemnifying Person's rights to reduce the amount payable by such Indemnifying Person for Damages to reflect such breach). Each Indemnified Person shall use commercially reasonable efforts to pursue against Persons who are not parties to this Agreement any and all rights or benefits (including rights to be indemnified and held harmless or rights to be reimbursed for, or to share, certain costs, expenses or Taxes) with respect to any matter that is indemnifiable under this Article XI.

        (i)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing this Article XI contains the Parties' exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles VII, VIII and IX (other than any such covenants and agreements that are to be performed, in part or in full, after the Closing) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 5.3 and 6.3(a), as applicable.

        (j)    For Tax purposes, the parties agree that all indemnification payments made hereunder constitute adjustments to the Purchase Price and shall report any payments as such on their Tax returns, unless otherwise required by applicable law.

ARTICLE XII

VOTING

        12.1    Voting.    On any matter presented to the shareholders of the Company for their action or consideration at any meeting of the shareholders of the Company or for action by written consent, each Purchaser shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Notes held by such Purchaser (as of the record date for determining shareholders entitled to vote on such matter) are convertible based on the then-effective Conversion Price (including any adjustments pursuant to Article XIII) and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by Law, voting together with the Common Stock as a single class) and shall be entitled to notice of any such shareholders' meeting or action by written consent in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded down to the nearest whole number. Notwithstanding the foregoing, the holders of Notes shall vote as a separate class on any matters as to which a separate class vote is required by applicable Law or as provided in Section 12.2.

        12.2    No Adverse Actions.     As long as any Notes are outstanding, the Company shall not, without the affirmative vote or written consent of the holders of 67% of the then outstanding principal amount of Notes, amend its articles of incorporation or bylaws in any manner that adversely affects the voting rights of the Notes, or enter into any agreement committing the Company to do any of the foregoing.

ARTICLE XIII

CONVERSION

        At any time or times after the Closing, the Notes shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Article XIII.

        13.1    Conversion Right.

        (a)   At any time and from time to time on or after the Closing Date, each Purchaser shall be entitled to convert all or any portion of the outstanding and unpaid principal and all or any portion of the accrued and unpaid interest on the Notes owned by such Purchaser (such amount to be the

"Conversion Amount" for purposes of this Article XIII) into fully paid and nonassessable shares of Common Stock in accordance with Section 13.3, at the Conversion Price (as defined below).

        (b)   Upon or at any time after the Conversion Milestone, the Company shall be entitled to cause the conversion of all or any portion of the outstanding and unpaid principal and all or any portion of the accrued and unpaid interest on the Notes (such amount to be the "Conversion Amount" for purposes of this Article XIII) into fully paid and nonassessable shares of Common Stock in accordance with Section 13.3, at the Conversion Price, provided that if the Company causes conversion of less than all of the outstanding principal amount of the Notes, such conversions shall be made from each of the Purchasers on a pro rata basis in proportion to the principal amount of Notes held by them.

        (c)   The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the next whole share. The Company shall pay any and all transfer, stamp and similar Taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

        13.2    Conversion.    The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 13.1(a) or (b) shall be determined by dividing (x) the applicable Conversion Amount by (y) the Conversion Price.

        (a)   "Initial Conversion Price" means $2.70.

        (b)   "Conversion Price" as of any date herein, means the Initial Conversion Price as adjusted from time to time pursuant to this Article XIII hereof. It is expressly acknowledged and agreed by the Company that the Conversion Price on the Closing Date may be lower than the Initial Conversion Price as a result of adjustments to the Initial Conversion Price set forth in this Article XIII that are based on events occurring prior to the Closing Date.

        13.3    Mechanics of Conversion.

        (a)   To convert any Conversion Amount into shares of Common Stock on any date (a "Purchaser Conversion Date"), a Purchaser shall (A) transmit for delivery, for receipt on or prior to 7:00 p.m., New York time, on such date, which must be a Business Day, a copy of an executed notice of conversion in the form attached hereto as Exhibit B-1 (the "Purchaser Conversion Notice") to the Company and the Transfer Agent and (B) surrender the Notes to a common carrier for delivery to the Company within three (3) Business Days following a conversion of the Notes. On or before the first (1st) Business Day following the date of receipt of a Purchaser Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Purchaser Conversion Notice to such Purchaser and the Transfer Agent. On or before the third (3rd) Trading Day following the date of receipt of a Purchaser Conversion Notice (a "Purchaser Share Delivery Date"), the Company shall (x) provided, that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the shares are eligible to be sold without restrictions (other than volume restrictions) under Rule 144 under the Securities Act, credit such aggregate number of shares of Common Stock to which such Purchaser shall be entitled to such Purchaser's or its designee's balance account with DTC through its Deposit/Withdrawal At Custodian system or (y) otherwise, issue and deliver to the address as specified in the Purchaser Conversion Notice, a certificate, registered in the name of such Purchaser or its designees, for the number of shares of Common Stock to which such Purchaser shall be entitled. If the outstanding principal of the Notes is greater than the principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Notes and at its own expense, issue and deliver to such Purchaser a new Note representing the outstanding principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Notes shall be treated for all purposes as the record purchaser of such shares of Common Stock on the Purchaser Conversion Date, irrespective of the date such shares are credited to such purchaser's account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

        (b)   To convert any Conversion Amount into shares of Common Stock on any date (a "Company Conversion Date"), the Company shall transmit for delivery, for receipt on or prior to 7:00 p.m., New York time, on such date, which must be a Business Day, a copy of an executed notice of conversion in the form attached hereto as Exhibit B-2 (the "Company Conversion Notice") to the Purchasers and the Transfer Agent and the Purchasers shall surrender the Notes to a common carrier for delivery to the Company within three (3) Business Days following a conversion of the Notes. On or before the first (1st) Business Day following the date of receipt of a Company Conversion Notice, each Purchaser shall transmit by facsimile a confirmation of receipt of such Company Conversion Notice to the Company and the Transfer Agent. On or before the third (3rd) Trading Day following the date of receipt by the Purchasers of a Company Conversion Notice (a "Company Share Delivery Date" and together with a Purchase Share Delivery Date, a "Share Delivery Date", the Company shall (x) provided, that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the shares are eligible to be sold without restrictions (other than volume restrictions) under Rule 144 under the Securities Act, credit such aggregate number of shares of Common Stock to which each Purchaser shall be entitled to such Purchaser's balance account with DTC through its Deposit/Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to each Purchaser a certificate, registered in the name of such Purchaser, for the number of shares of Common Stock to which such Purchaser shall be entitled. If the outstanding principal of the Notes is greater than the principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Notes and at its own expense, issue and deliver to each Purchaser a new Note representing the outstanding principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Notes shall be treated for all purposes as the record purchaser of such shares of Common Stock on the Company Conversion Date, irrespective of the date such shares are credited to the purchasers' account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

        (c)   If the Company shall fail to issue a certificate to a Purchaser or credit such Purchaser's balance account with DTC, as applicable, for the number of shares of Common Stock to which such Purchaser is entitled upon conversion of any Conversion Amount on or prior to the Share Delivery Date (a "Conversion Failure"), then (A) the Company shall pay damages to the Purchasers for each trading day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock not issued to the Purchasers on or prior to the Share Delivery Date and to which the Purchasers is entitled, and (2) the Closing Sale Price of the Common Stock on the Share Delivery Date; provided, that the payment of such damages shall not relieve the Company from its obligation to deliver the shares to which the Purchasers are entitled upon conversion of such Conversion Amount except to the extent of a voided Conversion Notice pursuant to clause (B) of this sentence and (B) the Purchasers, upon written notice to the Company, may void its Conversion Notice with respect to any portion of the Conversion Amount in respect of which there has been a Conversion Failure, and retain or have returned, as the case may be, any portion of the Notes in respect of which there has been a Conversion Failure; provided, that the voiding of a Conversion Notice shall not affect the Company's obligations to pay any amounts which have accrued under the Notes prior to the date of such notice pursuant to this Section 13.3(c) or otherwise. In addition to the foregoing, if the Company shall fail on or prior to the Share Delivery Date to issue and deliver a certificate to such Purchaser or credit such Purchaser's balance accounts with DTC for the number of shares of Common Stock to which such Purchaser is entitled upon such Purchaser's conversion of any Conversion Amount or on any date of the Company's obligation to deliver shares of Common Stock as contemplated pursuant to clause (ii) below, and if on or after such Share Delivery Date such Purchaser purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Purchaser of Common Stock issuable upon such conversion that such Purchaser anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after such Purchaser's request and in such Purchaser's discretion, either (i) pay cash to such Purchaser in an amount equal to such Purchaser's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to issue and deliver such certificate or credit such Purchaser's balance account with DTC for the shares of Common Stock to which such Purchaser is entitled upon such Purchaser's conversion of the applicable Conversion Amount shall terminate, or (ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such Common Stock or credit such Purchaser's balance account with DTC for the number of shares of Common Stock to which such Purchaser is entitled upon such Purchaser's conversion hereunder (as the case may be) and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

        (d)   In the event that the Company receives a Conversion Notice from more than one Purchaser for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each Purchaser electing to have Notes converted on such date a pro rata amount of such Purchaser's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Purchasers relative to the aggregate principal amount of all Notes submitted for conversion on such date; provided, however, that nothing in this Section 13.3(d) shall be deemed to release the Company from any such failure to convert. In the event of a dispute as to the number of shares of Common Stock issuable to a Purchaser in connection with a conversion of the Notes, the Company shall issue to such Purchaser the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the terms of this Agreement.

        13.4    Adjustment Upon Issuance of Shares of Common Stock.     If and whenever on or after the date of the Original Agreement the Company issues or sells, or in accordance with this Section 13.4 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the "New Issuance Price") less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Conversion Price then in effect is referred to as the "Applicable Price") (the foregoing a "Dilutive Issuance"), other than an issuance or sale or deemed issuance or sale covered by Section 13.5, then the Conversion Price then in effect shall be reduced to a price determined in accordance with the following formula:

R1 = R ×	OS + A OS + B

Where:

R1 =	the Conversion Price in effect immediately after such Dilutive Issuance;
R =	the Conversion Price in effect immediately prior to such Dilutive Issuance;
OS =
the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (excluding the Notes) outstanding immediately prior to such issue (to the extent such Options or Convertible Securities have an exercise or conversion price below R));

A =	the number of shares of Common Stock that would have been issued (or be deemed to have been issued) if such Dilutive Issuance had been issued at a price per share equal to R (determined by dividing the aggregate consideration received by the Company in respect of such issue by R); and
B =	the number of shares of Common Stock issued (or deemed to have been issued) in such Dilutive Issuance.

        For purposes of determining the adjusted Conversion Price under this Section 13.4, the following shall be applicable:

          (A)    Issuance of Options.     If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 13.4(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities. The Conversion Price will be readjusted to the extent that such Options are not exercised prior to their expiration.

          (B)    Issuance of Convertible Securities.     If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 13.4(B), the "lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 13.4, except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale. The Conversion Price will be readjusted to the extent that such Convertible Securities are not converted prior to the last day on which they are convertible.

          (C)    Change in Option Price or Rate of Conversion.     If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 13.4(C), if the terms of any Option or Convertible Security that was outstanding as of the date of the Original Agreement are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 13.4(C) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

          (D)    Calculation of Consideration Received.     In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Purchasers. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser (an "Appraiser") jointly selected by the Company and the Majority Purchasers; provided, that if the Company and the Majority Purchasers cannot agree on an Appraiser within such ten (10) Trading Days, each will choose an Appraiser and the two Appraisers will choose a third Appraiser who will determine the fair value of such consideration. The determination of such appraiser shall be final and binding upon all parties absent manifest error (provided such determination is approved by the Majority Purchasers) and the fees and expenses of such appraiser shall be borne by the Company.

        13.5    Adjustment for Change in Capital Stock.     If, after the date of the Original Agreement, the Company:

          (d)   pays a dividend or makes another distribution to all or substantially all holders of Common Stock payable exclusively in shares of Common Stock;

          (e)   subdivides the outstanding shares of Common Stock into a greater number of shares; or

          (f)    combines the outstanding shares of Common Stock into a smaller number of shares;

then the Conversion Price will be adjusted based on the following formula:

R1 = R ×	OS1 OS

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be;
R =
the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be;
OS1 =
the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be; and
OS =	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be.

        Such adjustment shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or the effective date for such subdivision or combination. If any dividend or distribution of the type described in this Section 13.5 is declared but not so paid or made, or the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

        If, after an adjustment, a Purchaser upon conversion of its Note may receive shares of two or more classes of Capital Stock of the Company, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this Article XIII with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Article XIII.

        13.6    Adjustment for Other Distributions.     If, after the date of the Original Agreement, the Company distributes to all or substantially all holders of its Common Stock any of its debt, securities or assets or any Options to purchase securities of the Company (including securities or cash, but excluding (a) distributions of capital stock as to which an adjustment is required pursuant to Section 13.5, (b) distributions of Options as to which an adjustment is required pursuant to Section 13.4, (c) dividends or other distributions paid exclusively in cash (as to which Section 13.7 applies) and (d) any Spin-off to which the provisions set forth below in this Section 13.6 shall apply), the Conversion Price shall be decreased in accordance with the formula:

R1 = R ×	M - F M

where:

R1=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;
R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

M =	the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day-period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
F =
the fair market value, as determined by the Board of Directors, of the portion of those assets, securities or Options to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

        With respect to an adjustment pursuant to this Section 13.6 where there has been a payment of a dividend or other distribution on the Common Stock in shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which is referred to herein as a "Spin-off," the Conversion Price will be decreased based on the following formula:

R1 = R ×	MP F + MP

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for the Spin-off;
R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-off;
F =
the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of the Common Stock over the first ten (10) consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-off (such period, the "Valuation Period"); and
MP =	the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

        The adjustment to the Conversion Price under the preceding paragraph of this Section 13.6 will be made immediately after the open of business on the day after the last day of the Valuation Period, but will be given effect as of the open of business on the Ex-Dividend Date for the Spin-off. For purposes of determining the Conversion Price, in respect of any conversion during the ten (10) consecutive Trading Days commencing on the Ex-Dividend Date for any Spin-off, references within the portion of this Section 13.6 related to Spin-offs to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-off to, but excluding, the relevant Conversion Date.

        13.7    Adjustment for Cash Dividends.     If, after the date of the Original Agreement, the Company distributes to all or substantially all holders of its Common Stock any dividends payable exclusively in cash, the Conversion Price shall be adjusted in accordance with the formula:

R1 = R ×	SP-C SP

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
SP =
the average of the Closing Sale Prices of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
C =	the amount in cash per share the Company distributes to holders of Common Stock.

        The adjustment shall become effective immediately after the open of business on the Ex-Dividend Date with respect to the distribution.

        13.8    Adjustment for Company Tender Offer.     If, after the date of the Original Agreement, the Company or any Subsidiary of the Company makes a payment to holders of Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by the Company or any of its Subsidiaries for shares of Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer ("Expiration Date"), the Conversion Price shall be decreased based on the following formula:

R1 = R ×	OS×SP F+(SP×OS')

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Trading Day following the Expiration Date;
R =	the Conversion Price in effect immediately prior to the open of business on the Trading Day following the Expiration Date;
F =
the fair market value, as determined by the Board of Directors, of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of Common Stock that the Company or any Subsidiary of the Company purchases in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer ("Expiration Time");
OS =	the number of shares of Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to such tender offer or exchange offer);
OS' =	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and
SP =	the average of the Closing Sale Prices of Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day following the Expiration Date.

        The adjustment to the Conversion Price under the preceding paragraph of this Section 13.8 will be made immediately after the open of business on the eleventh (11th) Trading Day following the Expiration Date but will be given effect at the open of business on the Trading Day following the Expiration Date. For purposes of determining the Conversion Price, in respect of any conversion during the ten (10) consecutive Trading Days commencing on the Trading Day following the Expiration Date, references within this Section 13.8 to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day following the Expiration Time to, but excluding, the relevant Conversion Date.

        13.9    When Adjustment May Be Deferred.     No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of more than 1% of the Conversion Price. If the adjustment is not made because the adjustment does not change the Conversion Price by more than one percent (1%), then the adjustment that is not made shall be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the affected Notes on the Trading Day that is thirty (30) Trading Days prior to the scheduled Maturity Date and thereafter any adjustment to the Conversion Price shall be made on each subsequent Scheduled Trading Day immediately preceding the scheduled Maturity Date.

        All calculations under this Article XIII shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be.

        13.10    When No Adjustment Required.     No adjustment need be made as a result of:

          (a)   the issuance of any shares of Common Stock by the Company upon conversion of the Notes;

          (b)   the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

          (c)   the issuance of any shares of Common Stock or Options pursuant to any present or future employee, director or consultant Benefit Plan of the Company or any of its Subsidiaries; provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of the Original Agreement and without effect to any amendments or other modifications thereof after the date of the Original Agreement, unless previously approved by the Majority Purchasers;

          (d)   any accrued and unpaid interest;

          (e)   the issuance of any shares of Common Stock pursuant to any Option outstanding as of the date of the Original Agreement or issuable pursuant to any agreement set forth in Schedule 13.11(e), provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities (or under such agreements) is made pursuant to the terms of such Options or Convertible Securities (or of such agreements) in effect on the date immediately preceding the date of the Original Agreement and the exercise, conversion or similar price and the number of shares underlying such Option or Convertible Security (or the terms and conditions of such agreements) are not amended or changed after the date of the Original Agreement and the other material terms of such Options or Convertible Securities are not otherwise amended or changed after the date of the Original Agreement, unless previously approved by the Majority Purchasers;

          (f)    the issuance of the rights pursuant to any Company stockholders rights plan ("Stockholder Rights Plan");

          (g)   the distribution of separate certificates representing the rights under a Stockholder Rights Plan;

          (h)   the exercise or redemption of the rights in accordance with any rights agreement under a Stockholder Rights Plan; or

          (i)    the termination or invalidation of the rights under a Stockholder Rights Plan.

        If any event described in Section 13.10(f) through (i) occurs, the Purchasers will receive the rights under such Stockholders Rights Plan upon conversion, unless, prior to any conversion, the rights have separated from the Common Stock. If the rights have separated, the Conversion Price will be adjusted at the time of separation as provided by Section 13.4 (subject to readjustment in the event of the expiration, termination or redemption of such rights).

        No adjustment need be made for a transaction referred to in Sections 13.5 through 13.8 if the Purchasers may participate in the transaction (as a result of holding the Notes, and at the same time and upon the same terms as holders of Common Stock participate) on a basis that the Majority Purchasers determine to be fair and appropriate (excluding any participation through exercise of any preemptive rights), and with notice of such participation to the Purchasers, in any of the events described in Sections 13.5 through 13.8 as if each Purchaser held a number of shares of Common Stock equal to the Conversion Price, divided into by the Conversion Amount of Notes held by such Purchaser, without having to convert its Notes.

        13.11    Notice of Adjustment.     Whenever the Conversion Price is adjusted, the Company shall promptly or within three (3) Business Days mail to the Purchasers a notice of the adjustment. The Company shall file with the trustee (if any) and the conversion agent (if any) such notice briefly stating the facts requiring the adjustment and the manner of computing it. The notice of adjustment shall be conclusive evidence that the adjustment is correct, unless the Majority Purchasers, by notice to the Company within three (3) Business Days of receiving such notice of adjustment, disputes such adjustment. If, after discussing in good faith for ten (10) Business Days, the parties are unable to reach agreement over the appropriate adjustment, such adjustment will be determined within five (5) Business Days after such ten (10) Business Day period by an independent, reputable national accounting firm (an "Accounting Firm") jointly selected by the Company and the Majority Purchasers; provided that if the Company and the Majority Purchasers cannot agree on an Accounting Firm within such ten (10) Business Day period, each will choose an Accounting Firm and the two Accounting Firms will choose a third Accounting Firm who will determine the appropriate adjustment. The determination of the Accounting Firm shall be final and binding upon all parties absent manifest error, and the fees and expenses of such Accounting Firm shall be borne by the party with whom the Accounting Firm most closely agrees.

        13.12    Voluntary Decrease.     The Company from time to time may (but is not required to) decrease the Conversion Price, as permitted by law, by any amount at any time for at least twenty (20) Business Days, so long as the decrease is irrevocable during such period. In addition, the Company may also (but is not required to) decrease the Conversion Price to avoid or diminish any income Tax to holders of Common Stock or rights to purchase Common Stock in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased, the Company shall mail to the Purchasers a notice of the decrease. The Company shall mail the notice at least fifteen (15) days before the date the decreased Conversion Price takes effect. The notice shall state the decreased Conversion Price and the period it will be in effect. A voluntary decrease of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Sections 13.4 through 13.8.

        13.13    Notice of Certain Transactions.     If:

          (a)   the Company takes any action that would require an adjustment in the Conversion Price pursuant to Section 13.4 through 13.8 (unless no adjustment is to occur, pursuant to Section 13.10) or takes any action covered by Section 13.14; or

          (b)   there is a liquidation or dissolution of the Company,

then the Company shall mail to the Purchasers a notice stating the proposed record date for a dividend, distribution or subdivision or the proposed effective date of a combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least fifteen (15) Trading Days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

        13.14    Effect of Reclassification, Consolidation, Merger or Sale.

        (a)   In the event of:

          (i)    any reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination covered by Section 13.5);

          (ii)   a consolidation, merger, combination or binding share exchange involving the Company; or

          (iii)  any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person,

in each case as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock (any such event, "Merger Event"), then the Company or the successor or purchasing Person, as the case may be, will ensure that the Purchasers shall be entitled at and after the effective time of the Merger Event to convert their Notes into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the Purchasers would have owned or been entitled to receive upon such Merger Event had they converted their Notes immediately prior to such Merger Event ("Reference Property"); provided that at or prior to the time of such Merger Event, written equitable adjustments in the application of the provisions of this Article XIII shall be made so that such provisions shall thereafter be applicable, as nearly as possible, in relation to any Common Stock or Reference Property thereafter deliverable upon conversion of the Notes.

        (b)   With respect to Notes surrendered for conversion after the effective date of any such Merger Event in lieu of shares of Common Stock otherwise provided for hereunder, the Company shall deliver to the converting Purchaser a number of units of Reference Property (each such unit comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration) equal to (A) the Conversion Amount of Notes to be converted, divided by (B) the Conversion Price.

          (i)    The Company will deliver cash in lieu of fractional units of Reference Property.

          (ii)   For purposes of this Section 13.14, the "Weighted Average Consideration" means the weighted average of the types and amounts of consideration received by the holders of Common Stock entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock in any Merger Event who affirmatively make such an election; provided that, if the types and amounts of consideration that holders of Common Stock would be entitled to receive with respect to or in exchange for such Common Stock is based in part upon any form of shareholders election, the "Weighted Average Consideration" will be deemed to be (A) if holders of the majority of the shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (B) if the holders of a majority of the shares of Common Stock do not affirmatively make such an election, the types and amount of consideration actually received by such holders.

          (iii)  The Company shall notify the Purchasers of the Weighted Average Consideration as soon as practicable after the Weighted Average Consideration is determined.

        (c)   The above provisions of this Section 13.14 shall similarly apply to successive Merger Events.

        13.15    Simultaneous Adjustments.     In the event that this Article XIII requires adjustments to the Conversion Price under more than one of Sections 13.5, 13.6 and 13.7, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 13.5, second, the provisions of Section 13.6, and third, the provisions of Section 13.7.

        13.16    Successive Adjustments.     After an adjustment to the Conversion Price under this Article XIII, any subsequent event requiring an adjustment under this Article XIII shall cause an adjustment to the Conversion Price as so adjusted.

        13.17    Limitation on Adjustments.     The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article XIII if that adjustment would reduce the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Notes.

ARTICLE XIV

INFORMATION COVENANTS

        Each of the Obligors covenants that, from and after the Closing Date, so long as any of the Notes are outstanding:

          14.1    Financial Statements.     The Company shall deliver to each Purchaser:

            (a)   as soon as available and in any event within ninety (90) days after the end of its fiscal year, audited consolidated statements of income, owners' equity and cash flows of the Company and its Subsidiaries for such fiscal year and the related consolidated audited balance sheet as at the end of such fiscal year, setting out in each case in comparative form the corresponding figures for the preceding fiscal year, and an opinion of an independent public or chartered accountant of recognized international standing as is reasonably acceptable to the Purchasers, which opinion shall (i) state that said financial statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP and (ii) following the end of the fiscal year in which the Project Financing Facility Closing Date occurs contain no "going concern" or like qualification; and

            (b)   as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such period, and the related unaudited balance sheet, as at the end of such fiscal quarter, setting out in each case in comparative form the corresponding figures for the preceding fiscal quarter or period, as applicable, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries, in accordance with GAAP as at the end of, and for, such period (subject only to normal year-end audit adjustments).

Delivery within the time period specified above of copies of the Company's Form 10-K or Quarterly Report on Form 10-Q ("Form 10-Q), as the case may be, prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 14.1.

          14.2    Requirements as to Financial Statements.

            (a)   Each set of financial statements delivered by the Company pursuant to Section 14.1 shall be accompanied by a Compliance Certificate certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, describing the same, as well as any actions the Company intends to take in respect thereof.

            (b)   Each set of financial statements delivered pursuant to Section 14.1 will be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Company notifies the holders that there has been a change in GAAP, the accounting practices or reference periods and it delivers to the holders:

              (i)    a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

              (ii)   sufficient information, in form and substance as may be reasonably required by the holders, to enable the holders to determine whether the covenants contained herein have been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

          14.3    Information; Miscellaneous.     The Company shall deliver to each Purchaser:

            (a)   copies of all documents delivered by the Company to its (i) shareholders (or any class of them) or (ii) its creditors generally, in each case, within ten (10) days of such documents being delivered;

            (b)   copies of all documents delivered by the Company to the agent or lenders under the Project Financing Facility within ten (10) days of such documents being delivered, in each case excluding documents in respect of administrative matters but including any operating, engineering, financial, insurance, accounting or other reports;

            (c)   promptly upon becoming aware thereof, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Company or any of its Subsidiaries, and which might, if adversely determined, have a Material Adverse Effect;

            (d)   annually, within twenty (20) Business Days of the annual renewal date of the insurance policies maintained in connection with the Holbrook Project, a memorandum prepared by the Company summarizing the then-outstanding insurance coverage with respect to the Holbrook Project together with a certificate or certificates of insurance prepared by a Responsible Officer and/or the relevant insurance carriers, as the case may be, and in form and substance satisfactory to the holders confirming that:

              (i)    all such insurance coverage is in full force and effect and all premiums payable in connection therewith have been paid;

              (ii)   in the opinion of the Responsible Officer, such insurance is sufficient for the purposes of the Holbrook Project and complies with the provisions of Section 15.11;

              (iii)  following the Springing Lien Trigger Date, the Collateral Agent is named as an additional insured under all policies of insurance and loss payee under all policies of insurance except third-party liability insurance; and

              (iv)  the insurers under such insurance policies have agreed in writing not to amend or terminate such policies without at least twenty (20) Business Days prior written notice thereof to the Collateral Agent and have entered into such agreements as are required pursuant to Section 15.11.

            (e)   as promptly as practicable after the occurrence of the relevant event, details as to any:

              (i)    material disputes with such of its insurance carriers as are providing insurance coverage with respect to the Holbrook Project;

              (ii)   failure to pay any insurance premium as and when required that might result in the cancellation of any insurance policy implemented in connection with, or relating to, the Holbrook Project;

              (iii)  material reduction in the amount of, or any other material change in, insurance coverage maintained in connection with the Holbrook Project;

              (iv)  occurrence of any actual or reasonably expected liability or loss in an aggregate amount in excess of $500,000 which is covered by the terms of any policy of insurance maintained in connection with the Holbrook Project; and

              (v)   notices received from any insurance carriers with respect to the cancellation of or proposed cancellation of any policy of insurance maintained in connection with the Holbrook Project (and, in the case of the notification of any such details, stating the reasons therefor, together with any other information concerning the insurance coverage required to be maintained pursuant to this Agreement as the Collateral Agent shall have reasonably requested);

            (f)    promptly upon the effectiveness or occurrence thereof, as the case may be, copies of any instrument, correspondence or other item of documentation implementing, amending, supplementing or otherwise modifying the material provisions of the definitive documentation for the Project Finance Facility or other material Indebtedness;

            (g)   without limiting any other provision of this Section 14.3, as soon as possible (and in any event within three (3) Business Days) after any Obligor knows or has reason to know of any event or circumstance which has a reasonable likelihood of having a Material Adverse Effect with respect to such Obligor, notice of such event or circumstance and describing the same in reasonable detail;

            (h)   promptly following execution thereof, copies of all Project Documents;

              (i)    (i) not later than March 1st in each fiscal year, an annual operating and cash flow budget for the Holbrook Project for the next succeeding fiscal year (showing expense and revenue, cash flows and capital expenditures on a monthly basis), in form and substance satisfactory to the holders and (ii) not later than the 20th day of each month, a variance report against the corresponding (1) month and (2) the elapsed portion of the fiscal year, in each case, as set forth in the applicable annual report delivered pursuant to clause (i) hereof;

              (j)    promptly following any Obligor becoming aware of the occurrence thereof, notice of any event or circumstance which entitles, or might reasonably be expected to entitle, any Person to cancel, suspend or terminate any Approval of the nature referred to in Section 15.3;

              (k)   promptly following the occurrence thereof and without limiting the provisions of Section 15.8, notice of any event or circumstance which constitutes, or might reasonably be expected to constitute, a material environmental spill or accident at the Holbrook Project;

              (l)    promptly upon the implementation thereof, copies of all documentation relating to each Hedging Agreement entered into by any Obligor; and

              (m)  promptly as becomes available, such further information regarding the financial condition, business, assets and operations of any Obligor as any holder may reasonably request.

          14.4    Notification of Default.     The Company shall notify the holders of any Default or Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of the occurrence thereof.

ARTICLE XV

GENERAL COVENANTS

        Each of the Obligors covenants that, from and after the Closing Date, so long as any of the Notes are outstanding:

          15.1    Use of Proceeds.     The Company shall apply the proceeds of the sale of the Notes for (a) the purpose of financing the Holbrook Project (including, but not limited to, the costs associated with the Definitive Feasibility Study and the initial drilling, engineering and permitting related thereto), (b) repayment of amounts due under the Karlsson Note and (c) general corporate purposes.

          15.2    Compliance with Laws.     Each Obligor will, and will cause each of its Subsidiaries to, comply in all material respects with all laws to which it may be subject (including Environmental Laws).

          15.3    Approvals.    Each Obligor will, and will cause each of its Subsidiaries to, obtain, maintain in full force and effect, and comply in all material respects with, all Approvals as may be required or advisable from time to time for each Obligor to (i) execute, deliver, perform and preserve its rights under any of the Note Documents or any Project Document executed or to be executed by it, (ii) following the Springing Lien Trigger Date, grant and perfect the Liens granted or purported to be granted and perfected by it pursuant to any Collateral Document to which it is a party, (iii) maintain and operate its business in accordance with standard industry practice, and (iv) own, lease, use or license the Project Assets in which it holds any interest and operate the Holbrook Project and the Mine in accordance with sound mining and business practice.

          15.4    Maintenance of Corporate Existence, etc.     Each Obligor will, and will cause each of its Subsidiaries to, (i) do and cause to be done at all times all things necessary to maintain and preserve its corporate existence and (ii) do and cause to be done at all times all things necessary to be duly qualified to do business and be in good standing (where such concept is relevant) as a foreign corporation, in each jurisdiction where the nature of its business makes such qualification necessary.

          15.5    Payment of Notes.     The Company shall pay the principal and interest on the Notes in accordance with the terms of the Notes. The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

          15.6    Payment of Taxes, etc.     Each Obligor shall, and shall cause each of its Subsidiaries to, file all Tax returns (including all property Tax returns and other similar Tax returns applicable to the Holbrook Project) required by applicable law to have been filed by it. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge, as the same may become due and payable, all Taxes, assessments, fees and other governmental charges or levies against it or on any of its property as well as claims of any kind or character; provided, however, that the foregoing shall not require any Person to pay or discharge any such Tax, assessment, fee, charge, levy or claim so long as it shall be diligently contesting the validity or amount thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

          15.7    Books and Records.

          (a)   Each Obligor will, and will cause each of its Subsidiaries to, keep financial records and accounting and management information systems reflecting all of its business affairs and transactions in accordance with applicable laws and produce financial statements in accordance with GAAP.

          (b)   On not less than three (3) days prior written notice where no Default or Event of Default has occurred or is continuing and on not less than twenty-four (24) hours prior notice where a Default or Event of Default has occurred and is continuing, each Obligor will, and will cause each of its Subsidiaries to, permit any advisers of the Purchasers, the holders or any of their respective representatives during reasonable business hours to inspect any and all of its properties and operations (including the Mine), to visit all of its offices or any other location where relevant personnel or records are located, to discuss its financial matters with its officers, its banks and its independent chartered accountants and certified public accountants, as the case may be (and hereby authorizes such independent chartered accountants or certified public accountants, as the case may be, to discuss its financial matters with any of the foregoing Persons or its representatives whether or not any representative of the relevant Obligor is present), and to examine (and photocopy extracts from) any of its books or other corporate records or any instrument, document or correspondence relating to any of the Project Documents. Without limiting the generality of the foregoing, each Obligor shall, and shall cause each of its Subsidiaries to, provide all relevant and necessary assistance to:

            (i)    any advisors to the Purchasers in connection with the performance of their respective duties to the Purchasers (including the review of all matters relating to the development and operation of the Holbrook Project (including environmental issues) and the preparation of any reports in connection therewith); and

            (ii)   the holders in connection with the exercise of their rights hereunder and under each other Note Document.

          (c)   The Company shall pay any fees of such chartered accountants or certified public accountants incurred in connection with this Section 15.7.

          (d)   It is expressly understood that none of the advisors to the Purchasers nor any holder assumes any obligation to any Obligor or any other party in respect of the operation, development, exploration and production of the Holbrook Project.

          15.8    Environmental Covenants.     Each Obligor will, and will cause each of its Subsidiaries to and will use commercially reasonable efforts to cause each other Project Party to:

            (a)   use and operate the Mine, the Project Assets and all of the facilities and properties related thereto in material compliance with all applicable Environmental Laws and applicable permits and Approvals;

            (b)   keep all material Approvals and Permits relating to environmental matters related to the Holbrook Project in effect;

            (c)   remain in material compliance with, and handle all Hazardous Substances in material compliance with, all applicable Environmental Laws;

            (d)   (i) promptly notify the holders and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of the facilities and properties related to the Holbrook Project and the Project Assets or compliance with the

    Environmental Laws relating to the Holbrook Project, and (ii) promptly cure any non-compliance which is the subject matter of any actions and proceedings relating to such Environmental Laws in accordance with the requirements of any applicable Governmental Authority; and

            (e)   provide such information and certifications which the holders may reasonably request from time to time to evidence compliance with this Section (including in connection with any environmental audit to determine compliance therewith).

          15.9    Maintenance of Project Assets.     Each Obligor will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep:

            (a)   all of its ownership, lease, use, license and other interests in the Project Assets (including all Mining Rights) as are necessary for it to be able to operate the Mine substantially in accordance with sound mining and business practice; and

            (b)   all of the Project Assets owned by it in good repair, working order, and condition, and make necessary and proper repairs, renewals, and replacements so that the business carried on in connection therewith may be properly conducted at all times, unless the continued maintenance of any of such Project Assets is no longer necessary or economically desirable for the operation of the Mine, such operation to be substantially in accordance with sound mining and business practice.

          15.10    Accuracy of Information.     Each Obligor will ensure that all factual information hereafter furnished by or on behalf of such Obligor or any of its Subsidiaries in writing to any holder for the purposes of or in connection with this Agreement or any Transactions will be true and accurate in all material respects on the date as of which such information is dated or certified and such information shall not be incomplete by omitting to state any material fact known to the relevant Obligor or Subsidiary necessary to make such information not misleading in any material respect.

          15.11    Insurance.

          (a)   The Company shall, and shall cause its Subsidiaries to, at all times maintain or cause to be maintained in effect, with responsible and reputable insurance companies in such amounts and covering such risks as is consistent with prudent practice and which are acceptable to the holders in their reasonable discretion.

          (b)   The Company will provide the holders with not less than ten (10) Business Days' prior written notice of any proposed change of any insurance company providing insurance coverage of the nature referred to in clause (a) above, and any such change shall be consistent with the provisions of this Agreement.

          (c)   Each Obligor shall ensure that all premiums required to be paid in order to ensure that the policies referred to in this Section 15.11 are in full force and effect shall be paid as and when the same shall become due and payable and shall otherwise comply with each other term and condition of such policies so as to ensure that such policies are, and shall continue, in full force and effect; provided, that if any Obligor does not so ensure that all such premiums are paid, the holders may (but shall have no obligation to) pay such premiums and the applicable Obligor shall indemnify the holders pursuant to Section 11.2; provided further that any such payment by the holders shall not cure the applicable Obligor's failure to observe the obligations set forth in this Section 15.11.

          (d)   Following the Springing Lien Trigger Date, subject to the Intercreditor Agreement, all of the insurance policies relating to the Holbrook Project will, in each case, in accordance with best practice in the mining industry and to prevailing market practice in connection with comparable facilities for projects similar to the Holbrook Project:

              (i)  specify the Collateral Agent (on behalf of the holders) as an additional insured under all policies of liability insurance (excluding motor or automobile insurance and policies of insurance relating to workers' compensation and/or employers' liability) and the Collateral Agent (on behalf of the holders) as loss payee under all policies of insurance except third-party liability insurance and contain such endorsements in favor of the Collateral Agent as the Collateral Agent shall reasonably require (including that the policy shall not be invalidated as against the holders by reason of any action or failure to act of the Company or any other Person);

             (ii)  not be cancellable (or non-renewable or subject to a decrease in the scope or amount of coverage (including by way of increase in any deductible)) as against the holders (including for failure to pay premiums) or subject to material alteration of any kind without (A) in the case of any such action, thirty (30) days' written notice of such action having been given by the Company or the issuer of the relevant policy to the holders, and (B) in the case of any such material alteration, the prior written consent of the holders;

            (iii)  provide for waiver of any right of set-off, recoupment, subrogation, counterclaim or any other deduction, by attachment or otherwise, with respect to any liability of the beneficiary of such policy (including the incorporation of a "non-vitiation" provision) and provide that all amounts payable by reason of loss or damage to any of the Project Assets shall be payable in a manner which is consistent with this Agreement;

            (iv)  provide for payments of claims thereunder in Dollars; and

             (v)  otherwise (including with respect to the identity of the brokers, insurers, re-insurers and/or indemnities involved in connection with the solicitation, placement and issue of such insurance policies) be in form and substance reasonably satisfactory to the holders.

        In connection with the foregoing, following the Springing Lien Trigger Date, and subject to the Intercreditor Agreement, the Company shall (x) execute and deliver notices to the brokers, underwriters and insurance companies through or with whom any policy of insurance maintained in connection with the Holbrook Project have been effected in such form as the holders may from time to time reasonably request, and (y) procure that any insurer effecting any policy of insurance maintained in connection with the Holbrook Project execute and deliver such notices to the issuer of any such policy as the holders may from time to time reasonably request.

        (e)   The Company shall not at any time do or omit to do anything whereby any insurance required pursuant to this Section 15.11 would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

        (f)    The Company will make (or will cause to be made) full disclosure of all relevant issues and facts to the issuer of each insurance policy maintained in connection with the Holbrook Project such that no such issuer will be entitled to vitiate, cancel or otherwise refuse or decline to honor the terms of, or pay claims in respect of, any such insurance policy.

        (g)   In the event that the Company makes any claim under any insurance policy, it shall be solely responsible for and shall pay any deductible in connection with such claim.

        (h)   For the avoidance of doubt, no holder shall be under any obligation to the underwriters, insurance companies, or brokers by or through whom any policy of insurance referred to in this Section 15.11 shall be effected.

          15.12    Business Activities; No Amendment of Organizational Documents.

          (a)   AWP will not, and Company will not permit AWP to:

            (i)    engage in any business activity other than the development and operation of the Holbrook Project and the Mine and any activity incidental thereto;

            (ii)   following the Springing Lien Trigger Date, maintain any place of business other than the location of the Mine or Denver, Colorado without first taking (to the satisfaction of the holders) all actions necessary to protect the Liens granted or purported to be granted pursuant to the relevant Collateral Agreements.

          (b)   No Obligor will, or will permit any of its Subsidiaries to:

            (i)    amend its Organizational Documents (including to reduce its share capital) in any material respect or change its corporate name; or

            (ii)   change its fiscal year,

in each case without the consent of the Majority Purchasers.

          (c)   The Company will not and will not permit PGRI Delaware to engage in any business activity other than as a holding company for the ownership, directly or indirectly, of all or a portion of the issued and outstanding share capital of AWP and other subsidiaries engaged in exploration, development, mining and related activities in connection with the mining of Potash, other metals and commodities and activities incidental thereto.

          15.13    Indebtedness.    Each Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than:

            (a)   Indebtedness in respect of the Notes and other Obligations;

            (b)   Indebtedness in respect of any Hedging Obligations incurred and reasonably calculated to mitigate any risk to which the Company or its Subsidiaries are exposed in connection with their development or operations, and not incurred for speculative purposes;

            (c)   Indebtedness in respect of amounts payable to contractors, sub-contractors, carriers, warehousemen, mechanics, materialmen, repairers, suppliers and landlords, incurred in the ordinary course of business and not for money borrowed;

            (d)   Indebtedness incurred in the ordinary course of business in connection with the purchases of goods and services or the exploration, development, operation and reclamation of mineral properties (and excluding, for the avoidance of doubt, Indebtedness);

            (e)   Indebtedness incurred in respect of surety, bid, performance or appeal bonds or similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business;

            (f)    Indebtedness in respect of tenders, statutory obligations, utilities, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business,

            (g)   Indebtedness in respect of Taxes, assessments, fees and other governmental charges or levies (including with respect to workers' compensation, unemployment insurance, social security benefits or other forms of governmental insurance or benefits) to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 15.6;

            (h)   Indebtedness in respect of judgments or awards, the enforcement of which has not been stayed (by reason of a pending appeal or otherwise), for a period of more than ten (10) days or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

            (i)    Approved Subordinated Indebtedness;

            (j)    Indebtedness of AWP and PGRI Delaware not in excess of $125,000,000 in aggregate principal amount at any one time outstanding and incurred pursuant to the Karlsson Note;

            (k)   on or after the Project Financing Facility Closing Date, Indebtedness of the Obligors not in excess of $900,000,000 in aggregate principal amount at any one time outstanding incurred pursuant to a Project Financing Facility;

            (l)    Capitalized Lease Liabilities not in excess of $300,000,000 in aggregate principal amount at any one time outstanding;

            (m)  Indebtedness pursuant to a Cost Overrun Facility not in excess of $250,000,000 in aggregate principal amount at any one time outstanding;

            (n)   Permitted Junior Debt; and

            (o)   in the case of the Company, Indebtedness in an amount not in excess of $50,000,000 in aggregate principal amount at any one time outstanding and not permitted by the preceding paragraphs of this Section 15.13.

          15.14    Liens.    Each Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of its properties, revenues or assets, whether now owned or hereafter acquired, except:

            (a)   Liens in favor of the Collateral Agent pursuant to the Collateral Documents or otherwise for the benefit of the holders of the Obligations;

            (b)   Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (c)   Liens in favor of carriers, warehousemen, mechanics, materialmen, suppliers and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (d)   Liens incurred in the ordinary course of business in connection with unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

            (e)   Liens in respect of judgments in existence less than ten (10) Business Days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

            (f)    Liens on the assets and membership units of AWP and the assets of PGRI Delaware to secure the obligations in respect of the Karlsson Note;

            (g)   Liens in connection with the Grandhaven Agreement or the Grandhaven Agreement Amendment;

            (h)   Liens on Collateral to secure the obligations in respect of the Project Financing Facility; provided that the holder of such Lien shall have entered into an Intercreditor Agreement;

            (i)    Liens in respect of the Cost Overrun Facility; provided that the holder of such Lien shall have entered into a Second Lien Intercreditor Agreement;

            (j)    Liens securing Capitalized Lease Liabilities, provided that such Liens extend only to the assets acquired with or financed by such Indebtedness; and

            (k)   Liens granted by AWP in the ordinary course of business in respect of Project Assets with an individual fair market value at any one time which is not in excess of $5,000,000 and an aggregate fair market value at any one time which is not in excess of $10,000,000.

          15.15    Investments.    Each Obligor will not, and will not permit any of its Subsidiaries to, acquire all or substantially all of the assets of any other Person and will not make, incur, assume or suffer to exist any Investment in any other Person, except (a) Cash Equivalent Investments, (b) Investments outstanding on the date of the Original Agreement and set forth on Schedule 15.15 and (c) in the case of the Company and PGRI Delaware, investments in their Subsidiaries.

          15.16    Restricted Payments, etc.     Each Obligor will not and will not permit any of its Subsidiaries to:

            (a)   declare, pay or make any distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of such Obligor or on any ownership interest of such Obligor or on any Options or other rights with respect to any shares of any class of capital stock of, or other ownership interest (now or hereafter outstanding) in, such Obligor or apply any of its funds, property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock of, or other ownership interest (now or hereafter outstanding) in, such Obligor, or Options or other rights with respect to any shares of any class of capital stock of, or other ownership interest (now or hereafter outstanding) in, such Obligor;

            (b)   repay, redeem, purchase or otherwise defease or discharge any indebtedness that is subordinated in right of payment or lien priority to the Obligations prior to its stated maturity; or

            (c)   make any deposit for any of the foregoing purposes.

          (the payments and distributions described in paragraph (a) to (c) above collectively referred to as "Restricted Payments");

          provided, however, that (i) any Subsidiary of the Company may declare, pay or make distributions ratably with respect to their Capital Stock; (ii) any Obligor may make Restricted Payments to any former employee or director of the Company or its Subsidiaries in connection with any employment arrangements; and (iii) the Company and any Subsidiary may make Restricted Payments to any Obligor.

          15.17    Mergers, etc.     Each Obligor will not, and will not permit any of its Subsidiaries to, enter into any merger or consolidation or sell or otherwise transfer all or substantially all of its assets, except as may be consented to by the Majority Purchasers.

          15.18    Asset Dispositions, etc.     Each Obligor will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including accounts receivable) to any Person, unless:

            (a)   in the case of AWP, such disposal is made in the ordinary course of business pursuant to arrangements which are otherwise in compliance with this Agreement;

            (b)   in the case of any other Obligor or Subsidiary which is producing output from mining activities, such disposal is of such output made in the ordinary course of business;

            (c)   such disposal is of obsolete or redundant assets which are no longer used or required by the relevant Obligor or Subsidiary or of assets which are to be replaced; or

            (d)   the net book value of all assets disposed of by all Obligors and their Subsidiaries (excluding, however, assets disposed of pursuant to clauses (a), (b) or (c) above) in the same fiscal year of the Company does not exceed $10,000,000 (or the equivalent thereof in any other currency) in the aggregate and fair value in cash or other assets is received therefor.

          15.19    Transactions with Affiliates.     Each Obligor will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist:

            (a)   any arrangement or contract pursuant to which any indebtedness is extended by such Obligor or Subsidiary to any of its Affiliates as obligor; or

            (b)   any other arrangement or contract with any of its Affiliates (including management or similar contracts or arrangements relating to the allocation of revenues, Taxes and expenses or otherwise) unless such arrangement is on market standard arm's-length terms;

  provided, however, that nothing in this Section 15.19 shall prevent, or be deemed to prevent (i) the execution and performance of any Note Document; or (ii) any transaction by and among the Obligors.

          15.20    Restrictive Agreements, etc.     Each Obligor will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets to secure the Obligations, whether now owned or hereafter acquired, or the ability of such Obligor to amend or otherwise modify this Agreement or any other Note Document or Project or (ii) the dividend, distribution or loan of funds by any Subsidiary to the Company.

          15.21    Inconsistent Agreements.     Each Obligor will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the issuing of the Notes hereunder or by the performance by any Obligor of its obligations hereunder or under any Note Document.

          15.22    Bank Accounts.     After the Springing Lien Trigger Date, the Obligors shall not open or maintain any bank account or similar deposit arrangement that is not subject to a Lien in favor of the holders of the Notes except with the prior written consent of the Majority Purchasers.

          15.23    Acquisitions.    Each Obligor will not, and will not permit any of its Subsidiaries to:

            (a)   purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein), in, or incorporate or form, any other company or agree to do any of the foregoing; or

            (b)   purchase or otherwise acquire any assets (other than in the ordinary course of business) or revenues or (without limitation to any of the foregoing) acquire any business or interest therein or form or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so.

          15.24    Collateral and Guarantees.

          (a)   Upon the Springing Lien Trigger Date, and, following the Springing Lien Trigger Date, upon the acquisition or production of any Project Assets (including the entering into of any Project Document or Hedging Agreement) or other Collateral in respect of which no Lien has effectively been granted pursuant to any Collateral Document, each relevant Obligor shall promptly (and in any event within twenty (20) days of the Springing Lien Trigger Date and/or the relevant acquisition or production), each Obligor will:

            (i)    enter into agreements or instruments, in form and substance reasonably satisfactory to the Collateral Agent, in order to grant to the Collateral Agent, for the ratable benefit of the holders to secure all Obligations, valid and binding Liens over all Project Assets and all other Collateral, which Liens shall be first-priority prior to the Project Financing Facility Closing Date and second-priority, subordinated to the Liens securing the Project Financing Facility pursuant to the Intercreditor Agreement, on and after the Project Financing Facility Closing Date (subject, in each case, to (1) Liens resulting from mandatory provisions of applicable law and (2) Liens specifically and expressly permitted to be incurred by this Agreement on a senior basis to the Obligations);

            (ii)   simultaneously therewith, effect all relevant filings, notarizations and registrations or obtain the acknowledgment and agreement of all relevant counterparties, as the case may be, in order to perfect the Liens so granted; and

            (iii)  deliver customary opinions in form and substance reasonably satisfactory to the Purchasers from counsel reasonably satisfactory to the Purchasers with respect to enforceability, creation, perfection and such other matters as may be reasonably requested by the Purchasers.

  Without limiting the generality of the foregoing, following the Springing Lien Trigger Date, each Obligor will ensure that promptly upon (and in any event within twenty (20) days after) the effectiveness of any Project Document or of any Hedging Agreement, (i) the Collateral Agent, for the ratable benefit of the holders of the Notes, shall be granted valid and perfected first-priority or second-priority, as applicable, Liens (except as aforesaid) over the relevant Obligor's rights thereunder as security for the Obligations, and (ii) the Collateral Agent shall receive such documentation as it shall reasonably require as evidence of the rights of the holders to assume the rights and obligations of the relevant Obligor (and/or any affiliate thereof party to such Project Document) under each such Project Document upon the occurrence of an Event of Default.

          (b)   Upon and after the Springing Lien Trigger Date, the Company shall cause each Subsidiary of the Company not party hereto on the date of the Original Agreement, whether now existing or hereafter formed, to execute a joinder hereto assuming the obligations of a Guarantor hereunder pursuant to Article XXIII and otherwise in form and substance satisfactory to the Purchasers.

          15.25    Further Assurances.     Following the Springing Lien Trigger Date, each Obligor shall promptly do all such acts and execute all such documents as the Collateral Agent or any holders may reasonably request (and in such form as the Collateral Agent or such holders may reasonably require):

            (a)   to perfect the Liens created or intended to be created under or evidenced by the Collateral Documents or for the exercise of any rights, powers and remedies of the Collateral Agent or the holders granted by or pursuant to the Note Documents or by law; and/or

            (b)   to grant to the Collateral Agent or the holders Liens over any property or assets of that Obligor located in any jurisdiction equivalent or similar to the Liens intended to be granted by or pursuant to the Collateral Documents.

          15.26    Future Covenants.     Upon the occurrence of the Project Financing Facility Closing Date, the Company and the Purchasers shall negotiate in good faith the implementation of additional covenants and modification or deletion of existing covenants for the benefit of the holders, consistent with, and in any event no more restrictive than, those contained in the Project Financing Facility in respect of matters as to the development and operation of the Holbrook Project, including budgets and development plans with respect thereto, which are not fully known as of the date of the Original Agreement.

          15.27    Repurchase at the Option of Purchasers Upon Change of Control.

          (a)   If a Change of Control occurs, each holder of Notes shall have the right to require the Company to offer to repurchase all or any part of that holder's Notes pursuant to a Change of Control Offer on the terms set forth herein. In the Change of Control Offer, the Company shall offer a change of control payment in cash equal to 101.00% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any (a "Change of Control Payment"), on the Notes repurchased to the Change of Control Payment Date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

          (b)   Within thirty (30) days following the date on which the Company becomes aware that a Change of Control has occurred, the Company shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than ten (10) days and no later than thirty (30) days from the date such notice is mailed, pursuant to the procedures described in such notice.

          (c)   The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 15.27, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 15.27 by virtue of such compliance.

          (d)   On the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer.

          (e)   The Company shall promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Company shall promptly mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000.

          (f)    The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (g)   Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company or any of its Affiliates pursuant to a Change of Control Offer shall have the status of Notes issued but not outstanding or shall be retired and canceled, at the option of the Company.

ARTICLE XVI

EVENTS OF DEFAULT

        Each of the following is an "Event of Default":

          (a)   default for five (5) Business Days in the payment when due of interest, if any, on the Notes;

          (b)   default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

          (c)   failure by any Obligor to comply with the covenants contained in Sections 15.4, 15.7(b), 15.12, 15.13, 15.14(i), 15.15, 15.16 (in the case of Liens to which the Company has not consented, after thirty (30) days), 15.17, 15.18, 15.19, 15.20, 15.21, 15.22, 15.23, 15.24, 15.25 or 15.27 of this Agreement or failure by the Company to convert any Note as required pursuant to Article XIII hereof;

          (d)   failure by any Obligor to comply with the covenants contained in Section 15.4(ii) and such failure shall not be cured within ten (10) days;

          (e)   failure by any Obligor to comply with any of the other agreements in this Agreement or any other Note Document and such failure shall not be cured within thirty (30) days;

          (f)    default under any mortgage, agreement, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by any Obligor (or the payment of which is guaranteed by any Obligor), whether such Indebtedness or Guarantee now exists, or is created after the date of the Original Agreement, if that default:

            (i)    is caused by a failure to pay principal at final maturity on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (ii)   results in, or gives rise to a right of the holders of such Indebtedness to cause, the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (g)   failure by any Obligor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million to the extent such judgment is not covered by insurance or is in excess of insurance coverage, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

          (h)   any Guarantee of any Obligor of the Obligations is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason other than directly as a result of any Purchaser's action or inaction to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee hereunder;

          (i)    after the date that is twenty (20) days after the Springing Lien Trigger Date, any of the Collateral Documents shall cease, for any reason other than directly as a result of any Purchaser's action or inaction, to be in full force and effect, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

          (j)    the Company, any Guarantor or any of their respective Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

            (i)    commences a voluntary insolvency proceeding;

            (ii)   consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

            (iii)  consents to the appointment of a Custodian of it or for any substantial part of its Property;

            (iv)  makes a general assignment for the benefit of its creditors; or

            (v)   takes any comparable action under any foreign laws relating to insolvency;

  provided, however, that the liquidation of any entity into its parent, other than as part of a credit reorganization, will not constitute an Event of Default under this clause (j); or

          (k)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (i)    is for relief against the Company or any Subsidiary in an involuntary insolvency proceeding;

            (ii)   appoints a Custodian of the Company or any Subsidiary or for any substantial part of its Property; or

            (iii)  orders the winding-up, liquidation or dissolution of the Company or any Subsidiary;

  or grants any similar relief under any foreign laws; and in each such case the order or decree remains unstayed and in effect for sixty (60) days.

ARTICLE XVII

REMEDIES ON DEFAULT, ETC.

        17.1    Acceleration of Maturity; Rescission.     In the case of an Event of Default arising from clauses (j) or (k) of Article XVI, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Majority Purchasers may declare all the Notes to be due and payable immediately by notice in writing to the Company.

        17.2    Other Remedies.     If an Event of Default occurs and is continuing, subject to Section 17.4 and 17.5, any holder of any Notes then outstanding may pursue any available remedy, under the Note Documents or otherwise, by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Agreement or the other Note Documents and may take any necessary action to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

        Any recovery of judgment shall, after provisions for the payment of the reasonable compensation, expenses, disbursements of any holder of Notes then outstanding and their respective counsel, be for the ratable benefit of the holders of the Notes in respect of which such judgment has been recovered. A delay or omission by any holder of Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative, to the extent permitted by law. Any costs associated with actions taken by any holder under this Section 17.2 shall be reimbursed to such holder by the Company.

        17.3    Waiver of Past Defaults and Events of Default.     The holders of a majority in principal amount of Notes at the time outstanding by notice to the Company may, on behalf of the holders of all the Notes, rescind an acceleration or waive any existing Default and its consequences under this Agreement, except a continuing Default in the payment of interest or premium, if any, on, or the principal of, the Notes. In the case of any such waiver, the Company and any holders of Notes shall be restored to their former positions and rights under this Agreement, respectively, provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

        17.4    Control by Majority.     The Majority Purchasers shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Purchasers, subject to certain exceptions.

        17.5    Limitation on Suits.     Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of Notes may pursue any remedy with respect to this Agreement or the Notes unless the Majority Purchasers have agreed to pursue the remedy.

        17.6    Rights of Holders to Receive Payment.     Notwithstanding any other provision of this Agreement, the right of any holder of a Note to receive payment of the principal of or premium, if any, or interest, if any, on its Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of the holder.

        17.7    Collection Suit by the Purchasers.     If an Event of Default in payment of principal, premium or interest specified in clauses (a) or (b) of Article XVI occurs and is continuing, any holder of any Notes then outstanding may recover judgment in its own name and on behalf of each of other holders of Notes against the Company or any Guarantor (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid.

        17.8    Priorities.    If any holder of any Notes then outstanding collects any money pursuant to this Article XVII, it shall pay out the money in the following order:

          FIRST, to reimburse such holder of Notes then outstanding for any expenses related to bringing and maintaining a proceeding pursuant to this Article XVII;

          SECOND, to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

          THIRD, to the Company or, to the extent the holder of Notes then outstanding collects any amount from any Guarantor, to such Guarantor.

          The holders of at least a majority in aggregate principal amount of the Notes then outstanding may collectively fix a record date and payment date for any payment to holders pursuant to this Section 17.8.

ARTICLE XVIII

REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES; TRANSFER OF APOLLO PREFERRED SHARES

        18.1    Registration of Notes.     The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

        18.2    Transfer and Exchange of Notes.     Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Article XXII), for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp Tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 8.5. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of the Notes in accordance with the terms hereof, the Purchasers shall not be required to physically surrender the Notes to the Company unless (a) the full principal amount represented by the Notes is being converted or (b) the Purchasers have provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of the Notes upon physical surrender of the Notes. The Purchasers and the Company shall maintain records showing the principal and interest, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Purchasers and the Company, so as not to require physical surrender of the Notes upon conversion.

        18.3    Replacement of Notes.     Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Article XXII) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

          (l)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least 200% of the value of the lost, stolen or destroyed Note, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (m)  in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

        18.4    Transfer of Apollo Preferred Shares.     The Apollo Preferred Shares may only be transferred (a) to an Affiliate of the Preferred Share Purchaser, or (b) with the consent of the Company.

ARTICLE XIX

PAYMENTS ON NOTES

        So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below such Purchaser's name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 18.2. The Company will afford the benefits of this Article XIX to any direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Article XIX.

ARTICLE XX

EXPENSES, ETC.

        20.1    Transaction Expenses.     The Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Purchasers in connection with the negotiation and execution of this Agreement and the Notes and any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective) and in connection with the enforcement of the terms and conditions hereof and of the Notes, including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or any other Note Document, in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

        20.2    Survival.    The obligations of the Company under this Article XX will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

ARTICLE XXI

MODIFICATION AND WAIVER

        21.1    Requisite Consent of Holders.

        (a)   Except as provided in Section 21.1(b) of this Agreement, this Agreement, the Notes or any other Note Document may be amended or supplemented with the consent of the Majority Purchasers (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of this Agreement or the Notes may be waived with the consent of the Majority Purchasers (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        (b)   Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

          (i)    reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (ii)   reduce the principal of or change the fixed maturity of any Note;

          (iii)  provide for any right of voluntary redemption of the Notes by the Company or its affiliates;

          (iv)  reduce the rate of or change the time for payment of interest on any Note;

          (v)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration in each case in accordance with and subject to the terms of this Agreement;

          (vi)  make any Note payable in money other than that stated in the Notes;

           (vii)  impair the right of any holder to receive payment of principal of, or interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (viii)  release any Guarantor (or permit any entity to fail to become a Guarantor) from any of its Obligations under its Note Guarantee or this Agreement, except in accordance with the terms of this Agreement;

            (ix)  release all or substantially all of the Collateral from (or permit all or substantially all of the Collateral to fail to become subject to) the Lien of the Collateral Agent securing the Obligations;

             (x)  alter in any manner adverse to the holders, the provisions of Article XII or Article XIII; or

            (xi)  make any change to Section 21.1(a) or this Section 21.1(b).

          (c)   The consent of the holders of the Notes shall not be necessary to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment.

          (d)   After an amendment under this Agreement becomes effective, the Company shall mail to each registered holder of the Notes at such holder's address appearing in the register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.

        21.2    Revocation and Effects of Consents.

        (a)   After an amendment, supplement, waiver or other action becomes effective, a consent to it by a holder of a Note is a continuing consent conclusive and binding upon such holder and every subsequent holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note.

        (b)   The Company may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding Section 21.2(a), those Persons who were holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date unless the consent of the requisite number of holders has been obtained.

        21.3    Notation on Exchange of Notes.     If an amendment, supplement or waiver changes the terms of a Note, the Company shall request the holder of the Note (in accordance with the specific written direction of the Company) to deliver such Note to the Company. In such case, the Company shall place an appropriate notation on the Note about the changed terms and return it to the holder. Alternatively, if the Company so determines, the Company in exchange for the Note shall issue, the Guarantors shall endorse and the Company shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

ARTICLE XXII

NOTICES

        All notices and communications provided for hereunder, unless otherwise specified, shall be in writing and shall be deemed delivered (a) on a Business Day if sent by telecopy during the Business Day or on the next Business Day if sent after a Business Day has ended or (b) the next Business Day after delivery to a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i)  if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing, with a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Andrew Nussbaum
                       Ante Vucic
    Telecopy: 212-403-2000

           (ii)  if to the Company, to the Company at the address set forth below or at such other address as the Company shall have specified to the holder of each Note in writing:

    Prospect Global Resources Inc.
    1401 17th Street
    Suite 1550
    Denver, CO 80439
    Attention: Chief Executive Officer
    Telecopy: 303-990-8440

  with a copy (which shall not constitute notice) to:

    Brownstein Hyatt Farber Schreck, LLP
    410 17th Street
    Suite 2200
    Denver, CO 80439
    Attention: Jeff Knetsch
    Telecopy: 303-223-1111

 ARTICLE XXIII

GUARANTEE OF NOTES

        23.1    Note Guarantee.     The Guarantors, fully and unconditionally, jointly and severally, guarantee, on an unsubordinated basis, to each holder (a) the due and punctual payment of the principal of, premium (if any) and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes, to the extent lawful, and the due and punctual payment of all other obligations and due and punctual performance of all Obligations of the Company to the holders all in accordance with the terms of such Note and this Agreement, and (b) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Guarantor agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Agreement, any failure to enforce the provisions of any such Note and this Agreement, any waiver, modification or indulgence granted to the Company with respect thereto by the holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

        Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Note Guarantee shall not be discharged as to any such Note except by payment in full of the principal thereof, premium (if any) and interest thereon. Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and the holders, on the other hand, (i) to the extent lawful in an applicable jurisdiction, the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article XVII for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article XVII, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Note Guarantee.

        The Note Guarantee of any Guarantor may be released pursuant to Section 23.3, in connection with the cessation of corporate existence of such Guarantor permitted under the terms of this Agreement.

        The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of any holder under the Note Guarantees.

        23.2    Execution and Delivery of Note Guarantee.     To further evidence the Note Guarantee set forth in Section 23.1, each Guarantor hereby agrees, on the date such Guarantor becomes a party hereto, that a notation of such Note Guarantee, reasonably satisfactory in form and substance to the Purchasers shall be endorsed on each Note authenticated and delivered by the Company on the Closing Date and such Note Guarantee shall be executed by either manual or facsimile signature of an Officer of each Guarantor. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

        Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 23.1 shall be in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

        If an Officer of a Guarantor whose signature is on this Agreement or a Note Guarantee no longer holds that office at the time the Company authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor's Note Guarantee of such Note shall be valid nevertheless.

        The delivery of any Note by the Company, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Agreement on behalf of the Guarantor.

        23.3    Release of Guarantors.     The Note Guarantee of a Guarantor shall be released:

          (n)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition is permitted by the terms of this Agreement; or

          (o)   in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition is permitted by the terms of this Agreement;

and in either such case, the Company has delivered to the holders of Notes then outstanding an Officer's Certificate stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

        Each holder of Notes then outstanding shall execute any documents reasonably requested by either the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article XXIII.

        23.4    Waiver of Subrogation.     Until all the obligations under the Notes and the Note Guarantees are satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under its Note Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other Property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders of the Notes, and shall forthwith be paid to the Company for the benefit of such holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 23.4 is knowingly made in contemplation of such benefits.

ARTICLE XXIV

CONFIDENTIAL INFORMATION

        For the purposes of this Article XXIV, "Confidential Information" means information delivered to any Purchaser by or on behalf of the Company, any Subsidiary or any Guarantor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure (without breach of any confidentiality or fiduciary obligation), (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser's behalf, (c) otherwise becomes known to such

Purchaser other than through disclosure by the Company or any Subsidiary (provided that such Purchaser did not know or have reason to believe that the party disclosing such information was subject to any confidentiality or fiduciary obligation to the Company, any Subsidiary or any Guarantor) or (d) constitutes financial statements delivered to such Purchaser under Section 14.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, partners, managers, shareholders, members, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Article XXIV, or (iii) any other Person (w) to effect compliance with any Law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes and this Agreement (provided that for clauses (w), (x) and (y), such Purchaser shall (1) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement for disclosure, (2) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, (3) assist the Company in seeking a protective order or other appropriate remedy and (4) if disclosure is ultimately necessary, disclose only the portion of the information legally required to be disclosed and use commercially reasonable efforts to obtain confidential treatment for such information). Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article XXIV as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Article XXIV.

        Notwithstanding anything to the contrary in this Article XXIV, each Purchaser and any Affiliate thereof may disclose: (a) the type of business in which the Company and its Subsidiaries are engaged; (b) the percentage and fair value of any Notes held by such Purchaser or any Affiliate under this Agreement and the amount of such Notes; and (c) the relationship of such Purchaser or its Affiliates to the Company and its Subsidiaries in respect of this Agreement; provided that no such disclosure shall include, or in any way describe, the sales or earnings results or projections of the Company or any of its Subsidiaries (except in connection with general statistical summaries or analyses of the portfolio investments that do not specify or identify the Company or any of its Subsidiaries), or any terms of any contracts to which the Company or any of its Subsidiaries is a party or any counterparty thereto and the terms of such contracts.

ARTICLE XXV

SUBSTITUTION OF PURCHASER

        Each Purchaser (including any substitute Purchaser or any transferee of any portion of the purchase commitments pursuant to this Article XXV) shall have the right to substitute any Person as the purchaser of the Notes, other Securities and/or Royalties that it has agreed to purchase hereunder, or transfer or assign a portion of such Purchaser's commitment for the purchase of Notes, other Securities and/or Royalties to such Person, by written notice to the Company, which notice shall be signed by both such Purchaser and such Person, shall contain such Person's agreement to be bound by this Agreement, contain a confirmation by such Person of the accuracy with respect to it of the representations set forth in Article VIII, and be accompanied by a properly completed and duly executed Internal Revenue Service Form W-9 (or, if such Person is a Foreign Assignee, a properly completed and duly executed Internal Revenue Service Form W-8, completed in such a manner as to benefit, to the fullest extent permitted by applicable U.S. federal income tax law, from any available reduction of such Foreign Assignee's liability for U.S. federal income Taxes with respect to amounts to which such Foreign Assignee is entitled pursuant to the Securities or pursuant to the Royalty Agreement). Upon receipt of such notice, if the original Purchaser has elected to substitute such Person or has allocated 100% of its commitments to one or more Persons, any reference to such Purchaser in this Agreement (other than in this Article XXV), shall be deemed to refer to such Person(s) in lieu of such original Purchaser (including any corresponding references to such Person as "Notes Purchaser" or "Royalties Purchaser," as the case may be). In the event that such Person is so substituted as a Purchaser hereunder and such Person thereafter transfers to such original Purchaser all of the Notes, other Securities and Royalties then held by such Person, upon receipt by the Company of notice of such transfer, any reference to such Person as a "Purchaser" in this Agreement (other than in this Article XXV), shall no longer be deemed to refer to such Person, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes, other Securities and Royalties under this Agreement. In the event that a Purchaser transfers or assigns a portion (but not all) of such Purchaser's commitment for the purchase of Notes, other Securities and/or Royalties, such transferee or assignee shall be deemed an additional "Purchaser" for all purposes under this Agreement (including any corresponding references to such Person as "Notes Purchaser" or "Royalties Purchaser," as the case may be). Schedule A shall be updated upon the occurrence of any substitution, transfer or assignment contemplated herein.

ARTICLE XXVI

MISCELLANEOUS

        26.1    Successors and Assigns.     Except as set forth in Article XXV, this Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, the Guarantors, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

        26.2    Legal Holidays.     A "Legal Holiday" is a Saturday, a Sunday or other day on which (a) commercial banks in the City of New York are authorized or required by law to close or (b) the Principal Market is not open for trading. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

        26.3    Accounting Terms.     All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.

        26.4    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        26.5    Construction, Etc.     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

        26.6    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one (1) instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        26.7    Table of Contents, Headings, Etc.    The table of contents, cross-reference sheet and headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

        26.8    Construction.    Each of the Company and the Guarantors acknowledges and agrees that the purchase and sale of the Securities pursuant to this Agreement is an arm's-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, and that each of the Company and the Guarantors has consulted its own legal and financial advisors to the extent it deemed appropriate.

        26.9    Governing Law.     This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), other than to the extent the laws of the State of Nevada (including chapters 78 and 92A of the Nevada Revised Statutes) mandatorily apply.

        26.10    Jurisdiction and Process; Waiver of Jury Trial.

        (a)   Each of the Company and the Guarantors and the Purchasers agrees that any suit or proceeding arising in respect of this Agreement will be tried in the U.S. District Court for the Southern District of New York or in any state court located in the City and County of New York and the Company and the Guarantors and the Purchasers agree to submit to the jurisdiction of, and to venue in, such courts.

        (b)   The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 26.10(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Article XXII or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

        (c)   Nothing in this Section 26.10 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

        (d)   Each of the Company, the Guarantors and the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

        26.11    Disclosure of Tax Information.     Notwithstanding anything herein to the contrary, the Company (and the Company's employees, representatives, and other agents) and each of the Guarantors (and each of the Guarantors' employees, representatives, and other agents) are authorized to disclose to any and all persons, the Tax Treatment and Tax Structure of the potential transaction and all materials of any kind (including Tax opinions and other Tax analyses) provided to the Company and to any of the Guarantors relating to that treatment and structure, without the Purchasers imposing any limitation of any kind. For this purpose, "Tax Treatment" means U.S. federal and state income Tax treatment, and "Tax Structure" is limited to any facts that may be relevant to that treatment.

        26.12    Statements Required in Certificate.     Each certificate (other than certificates provided pursuant to Section 14.1(a)) with respect to compliance by or on behalf of the Company or any Guarantor with a condition or covenant provided for in this Agreement shall include:

          (p)   a statement that the Person making such certificate or opinion has read such covenant or condition;

          (q)   a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (r)   a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

        26.13    [Intentionally Deleted]

        26.14    Specific Performance.     The parties agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that each of the Company and the Purchasers shall be entitled to specific performance in such event, in addition to any other remedy at Law or in equity. The parties agree that the Company and the Purchasers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which either Party may be entitled.

        26.15    Time of the Essence.     Time shall be of the essence of this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

PROSPECT GLOBAL RESOURCES INC.
By:	/s/ PATRICK L. AVERY
	Name:	Patrick Avery
	Title:	Chief Executive Officer and President

AIF VII PG O&R HOLDINGS, L.P.
By:	Apollo Advisors VII (APO FC), L.P., its general partner
By:	Apollo Advisors VII (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
	Name:	Laurie D. Medley
	Title:	Vice President

AIF VII PG HOLDINGS, L.P.
By:	Apollo Advisors VII, L.P., its general partner
By:	Apollo Capital Management VII, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
	Name:	Laurie D. Medley
	Title:	Vice President

ANRP PG HOLDINGS, L.P.
By:	Apollo ANRP Advisors, L.P., its general partner
By:	Apollo ANRP Capital Management, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
	Name:	Laurie D. Medley
	Title:	Vice President

ANRP PG O&R HOLDINGS, L.P.
By:	Apollo ANRP Advisors (APO FC), L.P., its general partner
By:	Apollo ANRP Advisors (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
	Name:	Laurie D. Medley
	Title:	Vice President

AP PG GOLDEN SHARE, LLC
By:	Apollo Management VII, L.P., its manager
By:	AIF VII Management, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
	Name:	Laurie D. Medley
	Title:	Vice President

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name of Notes Purchasers	Principal Amount of Notes to be Purchased
AIF VII PG Holdings, L.P.	$76,200,000
ANRP PG Holdings, L.P.	$23,800,000
Total	$100,000,000

Name of Royalty Purchasers	Percentage of Royalty to be Purchased		Percentage of Series A Warrants to be Received	Percentage of Series B Warrants to be Received	Percentage of Termination Fee to be Received
AIF VII PG O&R Holdings, L.P.	76.20%		76.20%	76.20%	76.20%
ANRP PG O&R Holdings, L.P.	23.80%		23.80%	23.80%	23.80%
Total	100	%(1)	100%	100%	100%

(1)
The percentages in this Schedule A refer to the percentage of the Royalty that is allocable to the Royalty Purchasers in the Royalty Agreement. For the avoidance of doubt, the Royalty Purchasers are not entitled to the Royalty that is allocable to Buffalo Management LLC in the Royalty Agreement.

Name of Preferred Share Purchaser

AP PG Golden Share, LLC

        1)    All payments by wire transfer of immediately available funds to accounts to be specified by the applicable Purchaser no later than two (2) Business Days prior to the date of the applicable payment.

        2)    All notices of payments, written confirmations of such wire transfers and all other communications:

  c/o Apollo Global Management, LLC
  9 West 57th Street
  New York, NY 10019
  Attention: Laurie Medley
  Facsimile: (646) 607-0528

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SCHEDULE B

DEFINED TERMS

        As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement, dated March 5, 2012, between the Company and Apollo Management VII, L.P.

        "Accounting Firm" is defined in Section 13.12.

        "Affiliate" or "affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. For purposes of this Agreement, Apollo Global Management, LLC and its Affiliates shall not be deemed to be Affiliates of the Company or any of its Subsidiaries.

        "Associate" means, when used to indicate a relationship with any Person, (i) any officer or director of such Person, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling, grandchild or grandparent of any of the Persons listed in clause (i) above, (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) above, (iv) any corporation or organization of which such Person listed in clause (i) or (ii) above is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, and (v) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

        "Agreement" is defined in the first paragraph of this Agreement.

        "Applicable Price" is defined in Section 13.4.

        "Apollo Preferred Shares" means 100 shares of the Company's Series A Preferred Stock as described in the Certificate of Designation.

        "Apollo Warrants" are defined in the fifth paragraph of this Agreement.

        "Appraiser" is defined in Section 13.4(D).

        "Approval" means any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with, any notice to, any declaration of or with, or any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

        "Approved Subordinated Indebtedness" means any indebtedness outstanding from any Obligor to any other Obligor which is subject to the terms and conditions of a subordination agreement in form and substance satisfactory to the Purchasers providing for, among other things, the subordination of the Indebtedness subject to the subordination agreement to the Indebtedness evidenced by the Notes, and which is incurred on terms and conditions, and pursuant to documentation, acceptable to the holders, acting in their reasonable discretion.

        "AWP" means American West Potash LLC, a Delaware limited liability company and, as of the date hereof, a wholly owned indirect Subsidiary of the Company.

A-Sch. B-1

        "Bankruptcy Law" means Title 11, United States Code, or any other U.S. Federal or state law for the relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the date hereof. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Benefit Plan" shall mean any employee benefit plan, program, policy, practice, undertaking or other arrangement maintained, sponsored or administered by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries contributes or is bound, or in respect of which the Company or any of its Subsidiaries has, or will have, any liability or contingent liability, in each case providing benefits to any employees of the Company or any of its Subsidiaries (or any beneficiary or dependent thereof), whether or not written (whether funded or unfunded, insured or uninsured, formal or informal, registered or unregistered), including without limitation any bonus, incentive, deferred compensation, incentive compensation, vacation, stock purchase, stock option, phantom stock, pension, retirement savings, profit sharing, life or accident insurance, hospitalization, health, medical or dental, disability, severance, employment, change of control or fringe benefit plan, program or agreement and any related trusts or other funding vehicles.

        "Board Observer" is defined in Section 9.11(b).

        "Board of Directors" means:

          (a)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (b)   with respect to a partnership, the board of directors of the general partner of the partnership;

          (c)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (d)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Buffalo" is defined in the eighth paragraph of this Agreement.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

        "Buy-In" is defined in Section 13.3(c).

        "Buy-In Price" is defined in Section 13.3(c).

        "Cap" is defined in Section 11.4(d).

        "Capital Costs" shall mean all costs to develop, build, equip, commission and ramp up to nameplate capacity the mine, processing facilities, required infrastructure (including any necessary infrastructure to export product whether at the mine site or off the mine site) and administrative facilities at the mine site. Capital Costs shall include direct, indirect costs and contingency, direct and indirect owner's costs and contingency plus spare parts and first fills.

        "Capitalized Lease Liabilities" means all monetary obligations of any Person under any leasing or similar arrangement which could be classified as capitalized leases, and, for purposes of this Agreement and each other Note Document, the amount of such obligations shall be the capitalized amount thereof, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

A-Sch. B-2

        "Capital Stock" means:

          (a)   in the case of a corporation, corporate stock;

          (b)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (c)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (d)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing clauses (a) through (d) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalent Investment" means, at any time:

          (e)   securities denominated in Dollars maturing not more than twelve (12) months from the date of issue, which are issued, guaranteed or insured by the government of the United States of America; or

          (f)    any negotiable certificate of deposit or bankers' acceptance, guaranteed investment contracts, repurchase agreement or discount debt obligation (in each case, denominated in Dollars), maturing not more than one (1) year after such time, which is issued (or, in the case of a bankers' acceptance, accepted) by any domestic commercial banking institution that has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited.

        "CERCLA" is defined in Section 7.20(a)(i).

        "Certificate of Designation" means the certificate of designation of the Apollo Preferred Shares in the form set forth in Exhibit C.

        "Change of Control" means the occurrence of any of the following:

          (g)   (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act)), other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of 35.0% or more of the voting power of the Voting Stock of the Company (or upon any merger or consolidation, the surviving or successor entity); or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of at least 50.0% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Company;

          (h)   the sale, transfer, conveyance, or other disposition in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Subsidiaries, taken as a whole (which, for the avoidance of doubt, shall not include merger or consolidation transactions), to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Permitted Holders; or

          (i)    the adoption of a plan relating to the liquidation or dissolution of the Company.

        "Change of Control Offer" means an offer to a holder of Notes to repurchase all or any part of that holder's Notes in the event a Change of Control occurs.

        "Change of Control Payment" is defined in Section 15.27(a).

A-Sch. B-3

        "Change of Control Payment Date" means the date of repurchase of Notes by the Company pursuant to a Change of Control Offer.

        "Claim" is defined in Section 11.3(b).

        "Claim Notice" is defined in Section 11.3(b).

        "Closing" is defined in Section 3.1.

        "Closing Date" is defined in Section 3.1.

        "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly the Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an Appraiser selected as provided in Section 13.4(d). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules, regulations and published interpretations promulgated thereunder from time to time.

        "Collateral" means substantially all of the property, real or personal, tangible or intangible, of each Obligor, including, without limitation, any property subject to a Lien in favor of the lenders in respect of the Project Financing Facility.

        "Collateral Agent" means the agent named as "Collateral Agent" in the Collateral Documents.

        "Collateral Documents" means any security agreements, mortgages, collateral access agreements, deposit account control agreements, securities account control agreements and any other documents pursuant to which any Obligor grants or perfects a Lien upon any real or personal property as security for payment of the Obligations.

        "Company Disclosure Schedules" means the disclosure schedules attached hereto that correspond to the numbered sections in Article VII; the information disclosed in any particular section of the Company Disclosure Schedules shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in Article VII; provided, however, that to the extent that an item in a section of the Company Disclosure Schedules is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of Article VII, such item shall be deemed to be disclosed in the section of the Company Disclosure Schedules corresponding to such other section of Article VII whether or not an explicit cross-reference appears.

        "Common Stock" means the common stock of the Company, par value $0.001 per share.

        "Company" is defined in the first paragraph of this Agreement.

A-Sch. B-4

        "Company Converstion Date" is defined in Section 13.3(b).

        "Company Conversion Notice" is defined in Section 13.3(b).

        "Company Organizational Documents" is defined in Section 7.4.

        "Company SEC Documents" is defined in Section 7.9(a).

        "Company Share Delivery Date" is defined in Section 13.3(b).

        "Company Termination Fee" is defined in Section 10.3.

        "Compliance Certificate" means a certificate an officer of the Company reasonably satisfactory in form and substance to the Purchasers certifying of compliance with the provisions of this Agreement.

        "Confidential Information" is defined in Article XXV.

        "Conversion Amount" is defined in Section 13.1(a) and 13.1(b).

        "Conversion Date" is defined in Section 13.3(a).

        "Conversion Failure" is defined in Section 13.3(c).

        "Conversion Milestone" means the date on which both of the following has occurred: (i) Project Completion, and (ii) at any time after Project Completion, the arithmetic average of the daily VWAP of the Common Stock for any twenty (20) consecutive Trading Days being 200% or more of the then-applicable Conversion Price (provided that this condition shall only be deemed to be satisfied if the Common Stock is listed on Nasdaq, TSX or NYSE/AMEX (or another national securities exchange in the US or Canada reasonably acceptable to the Majority Purchasers) during such twenty (20) consecutive Trading Day measuring period).

        "Conversion Price" is defined in Section 13.2(b).

        "Convertible Securities" means, with respect to any Person, any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of capital stock of such Person (including, in the case of the Company, shares of Common Stock).

        "Cost Overrun Facility" means any committed credit facility made available to the Company for the purposes of funding capital cost overruns and which has been made available on terms and conditions, and pursuant to documentation, acceptable to the Collateral Agent (acting on the instructions of the Majority Purchasers).

        "Current Capital Estimate" means $1,530,000,000.

        "Custodian" means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

        "Damages" is defined in Section 11.1.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Definitive Feasibility Study" shall mean a definitive feasibility study with respect to the Holbrook Project from Tetra Tech or another firm reasonably acceptable to the Majority Purchasers which (a) indicates that applicable metallurgical test work has been completed such that the entire flow sheet has been finalized and fixed and is fully specified to support basic and detailed engineering and obtaining firm vendor quotes; (b) indicates that at least 50% of basic engineering has been completed; (c) indicates that procurement is well-advanced; (d) indicates that capital and operating cost estimate with an accuracy of +/- 15%, has been completed and in the case of the capital cost estimate, has minimal reliance on factored estimates and primarily relies on takeoffs and unit rates; (e) indicates that

A-Sch. B-5

significant trade-off and optimization studies have been completed; (f) indicates that all environmental assessments have been performed and all key permit applications have been submitted; (g) indicates that the Holbrook Project has a schedule that starts no later than the first quarter of 2014 and has a duration from Notice to Proceed (as defined in the EPCM or EPC contract) to Project Completion (as would be defined in a customary project finance facility) that does not exceed fifty-two (52) months; (h) indicates that the Holbrook Project is supported by reserves and resources of all potash members which the Company has the right to mine which are estimated using assumptions, methodologies and a mine plan acceptable to the Purchasers' independent engineering firm and meet NI 43-101 standards that have a tonnage and grade consistent with that presented in the Reserves and Resources Statement presented in the Preliminary Economic Assessment ("PEA") by Tetra Tech (which was filed with the SEC on December 22, 2011), and that in any event will (x) have sufficient demonstrable resources of ultimately recoverable standard product of all potash members that support a mine life of twenty-five (25) years and (y) have sufficient reserves to support a mine life of at least twenty (20) years; and (i) meets the definitive feasibility study requirements of commercial project finance lending banks, policy banks and major export credit agencies to which the Company will be applying for financial support, including compliance with the Equator Principles.

        "DFS Estimate" is defined in Section 9.8.

        "Dilutive Issuance" is defined in Section 13.4.

        "Enforceability Exceptions" is defined in Section 7.2(c).

        "Environmental Claims" is defined in Section 7.20(a)(iv).

        "Environmental Laws" is defined in Section 7.20(a)(i).

        "EPC" is defined in Section 6.8.

        "EPCM" is defined in Section 6.8.

        "Equity Interests" means Capital Stock and all Options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity-based Security" means any capital stock, any preferred stock or any other equity-like or hybrid securities (including debt securities with equity components), including, without limitation, Options, convertible, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived from the value of the equity of the Company or its Subsidiaries.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "ERISA Affiliate" means, with respect to the Company or a Subsidiary of the Company, any trade or business (whether or not incorporated) that, together with the Company or such Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "Event of Default" is defined in Article XVI.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "Ex-Dividend Date" means, with respect to any issuance, dividend or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

A-Sch. B-6

        "Expiration Date" is defined in Section 13.9.

        "Expiration Time" is defined in Section 13.9.

        "FCPA" is defined in Section 7.7(b).

        "Foreign Assignee" means an assignee of an interest in the Securities or the Royalty Agreement (including pursuant to Article XXV) that is a Foreign Purchaser.

        "Foreign Purchaser" means a Purchaser other than a Purchaser that is, or is treated as, a "United States person" for U.S. federal income tax purposes, within the meaning of Section 7701(a)(30) of the Code.

        "Form 10-K" is defined in Section 7.16(b).

        "Form 10-Q" is defined in Section 14.1.

        "GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time, provided that if any change in GAAP would alter the computation or determination of any financial ratio or other test provided for under this Agreement such ratio or other test shall continue to be computed in accordance with GAAP as in effect prior to such change until the Majority Purchasers and the Company shall have agreed whether (and if so, how) to amend this Agreement to eliminate the effect of such change on such computation or determination.

        "Governmental Authority" means:

          (j)    the government of

            (i)    the United States of America or any state or other political subdivision thereof, or

            (ii)   any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (k)   any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        "Grandhaven" is defined in Section 9.7.

        "Grandhaven Agreement" means the Potash Royalty Purchase and Sale Agreement and Option, dated November 22, 2011, between the Company and Grandhaven.

        "Grandhaven Agreement Amendment" is defined in Section 9.9.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each entity that signs this Agreement as a Guarantor on the date hereof and each entity that becomes a party hereto after the date hereof, including pursuant to Section 15.24, and each of their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Agreement.

        "Hazardous Substances" means (i) any pollutant, contaminant, chemical or toxic or hazardous material or substance or waste or any other material or substance, to the extent exposure to such

A-Sch. B-7

material or substance is now or hereafter prohibited, limited or regulated under any Environmental Law, (ii) any petrochemical or petroleum distillates or by-products, acidizing, well improvement, hydraulic fracturing ("fracking") or drilling fluids, produced waters, radioactive materials (including naturally occurring radioactive materials), asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, explosives, and radon gas, and (iii) any chemicals, materials, wastes, or substances defined, listed, or classified as or included in the definition or designations of "hazardous substances," "solid waste," "regulated substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect or with respect to which liability or standards of conduct are imposed.

        "Hedging Agreement" means any agreement evidencing or creating any Hedging Obligations.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (l)    interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

          (m)  currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange values;

          (n)   commodity swap agreements, commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

          (o)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

        "Holbrook Project" is defined in the fourth paragraph of this Agreement.

        "holder" means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 18.1.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (p)   in respect of borrowed money;

          (q)   raised pursuant to any note purchase facility or evidenced by bonds, notes, debentures, loan stock or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (r)   in respect of banker's acceptances;

          (s)   representing Capitalized Lease Liabilities;

          (t)    representing the balance deferred and unpaid of the purchase price of any Property due more than six (6) months after such Property is acquired, except any such balance that constitutes an accrued expense or trade payable (other than any contingent payment obligations of a Person based on the performance of a business or asset or Capital Stock purchased by such Person);

          (u)   representing the net loss value of any Hedging Obligations;

          (v)   representing receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

A-Sch. B-8

          (w)  representing any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

          (x)   representing any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

          (y)   representing the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Indemnified Person" is defined in Section 11.3(a).

        "Indemnifying Person" is defined in Section 11.3(a).

        "Indemnified Taxes" is defined in Section 9.15(c).

        "Indemnity Tax Benefit" is defined in Section 11.4(g).

        "Initial Conversion Price" is defined in Section 13.2(a).

        "Insolvency Default" means any condition or event which, after notice, lapse of time or both, would constitute an Event of Default of the nature referred to in clauses (j) or (k) of Article XVI.

        "Investors Rights Agreement" is defined in the tenth paragraph of this Agreement.

        "Intellectual Property Rights" is defined in Section 7.21.

        "Intercreditor Agreement" means an agreement between the Collateral Agent, on behalf of the holders, and the agent or other representative for the lenders under the Project Finance Facility which will provide (a) for the subordination of the Liens securing the Obligations to the Liens securing the Indebtedness under the Project Finance Facility, (b) that the Liens on the Collateral securing the Notes shall not, other than pursuant to a proceeding under Bankruptcy Law, be released absent the consent of the Collateral Agent unless there has been final and full payment of the Obligations, (c) that the holders of the Notes will have enforcement rights over the Collateral subject to an agreed upon standstill period if the holders of the obligations in respect of the Project Finance Facility are not exercising such enforcement rights, (d) that the holders of the Notes will have the right to purchase the Indebtedness and other liquidated obligations under the Project Finance Facility at par during such standstill period and (e) such other terms as are reasonably satisfactory to the Purchasers.

        "Investment Company Act" is defined in Section 7.14.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or similar obligations relative to the liabilities of such other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers, agents and employees made in the ordinary course of business and excluding advances made to customers and suppliers with respect to current or anticipated purchases of inventory in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding, for the avoidance of doubt, accounts receivable arising in the ordinary course of business.

A-Sch. B-9

        "Karlsson" means The Karlsson Group, Inc., an Arizona corporation.

        "Karlsson Agreements" means the agreements entered into in connection with the Karlsson Purchase, as in effect on the date hereof or as amended with the consent of the Majority Purchasers or as permitted by Section 9.1(o).

        "Karlsson Note" means that certain Senior First Priority Secured Promissory Note, dated August 1, 2012, made by PGRI Delaware in favor of Karlsson in the principal amount of $125,000,000, together with the related financing agreements.

        "Karlsson Purchase" means the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of May 30, 2012, between PGRI Delaware and Karlsson, including all ancillary agreements and documentation entered in connection therewith.

        "Knowledge" means, with respect to the Company, the knowledge, after reasonably inquiry, of Patrick Avery, Brian Wallace, Wayne Rich, Jonathan Bloomfield and Gregory Dangler.

        "Law" means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

        "Legal Holiday" is defined in Section 26.2.

        "Liabilities" shall mean any and all Indebtedness, liabilities, costs, expenses and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether or not required to be recorded or reflected in a balance sheet in accordance with GAAP.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title-retention agreement, any lease (other than an operating lease) in the nature thereof, any option or other agreement to sell or give a security interest in and, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. For purposes of the Note Documents, any Person shall be deemed to own, subject to a Lien, any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such property.

        "Majority Purchasers" means, (i) prior to Closing, Purchasers with at least a majority of purchase commitment for the Notes as set forth in Schedule A and (ii) from and after the Closing, Purchasers (including any transferee holders who subsequently become Purchasers) holding at least a majority of the principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        "Material Adverse Effect" means any development, event, state of facts, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of AWP to develop and operate the Holbrook Project and the Mine in a manner which is consistent with the financial projections; (b) the business, assets, liabilities, operations, performance, properties, condition (financial or otherwise) or prospects of the Company, AWP or the Holbrook Project, or the Company and its Subsidiaries taken as a whole, (c) the ability of any Obligor to perform or comply with its obligations under this Agreement, the Note Documents or any Project Document or with respect to the Transactions; (d) the legality, validity or enforceability of the Note Documents or any Project Documents; or (e) following the Springing Lien Trigger Date, the rights and remedies of any holder under the Collateral Documents.

A-Sch. B-10

        "Material Contracts" means any contract to which the Company or any of its Subsidiaries is a party to or is expressly bound by that:

          (z)   is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (aa) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and any of its Subsidiaries, taken as a whole, or in which the Company owns more than a 15% voting or economic interest;

          (bb) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000;

          (cc) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of any of its Subsidiaries, prohibits the pledging of any Equity Interest of any of the Company's Subsidiaries or prohibits the issuance of guarantees by any of the Company's Subsidiaries;

          (dd) is a settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any of the Company's Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;

          (ee) (A) contains a standstill or similar agreement pursuant to which the Company or any of the Company's Subsidiaries has agreed not to acquire assets or securities of a third party, or (B) which contains any "non-solicitation", "no hire" or similar provision which restricts the Company or any of the Company's Subsidiaries in soliciting, hiring, engaging, retaining or employing such third party's current or former employees in a manner, or to an extent, that would interfere in any material respect with the ordinary course of operations of the business of the Company or any of its Subsidiaries;

          (ff)  relates to any acquisition by the Company or any of its Subsidiaries of equity interests or any material assets (other than acquisitions of inventory or equipment in the ordinary course of business) pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), "earn-out" or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $1,000,000;

          (gg) contains any covenant that (A) materially limits the ability of the Company or any of the Company's Subsidiaries to engage in any line of business, or to compete with any Person or operate at any geographic location, except for radius restrictions that may be contained in contracts entered into in the ordinary course of business consistent with past practice, or expressly requiring the Company and/or any of the Company's Subsidiaries to purchase an amount of goods or services from a particular Person in an amount in excess of $1,000,000 annually, or $2,000,000 in the aggregate, or (B) could require the disposition of any material assets or material line of business of the Company or any of the Company's Subsidiaries;

          (hh) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% shareholders of the Company or any of their affiliates (other than the Company or any of the Company's Subsidiaries) or immediate family members;

          (ii)   relates to the employment of any individual on a full-time or part-time consulting or other basis providing annual compensation in excess of $200,000;

A-Sch. B-11

          (jj)   contains a license in respect of Intellectual Property (except for (A) licenses of commercially available software granted to the Company or any of the Company's Subsidiaries and (B) licenses granted by the Company or any of the Company's Subsidiaries to franchisees in the ordinary course of business consistent with past practice) and that is material to the conduct of the business of the Company and any of its Subsidiaries, taken as a whole;

          (kk) by its terms calls for aggregate payments by the Company or any of the Company's Subsidiaries of more than $1,000,000 over the remaining term of such Contract, except for any such Contract entered into in the ordinary course of business consistent with past practice or that may be canceled, without any material penalty or other material liability to the Company or any Company Subsidiaries, upon notice of ninety (90) days or less;

          (ll)   entered into in connection with, or otherwise relating to, the Karlsson Purchase; or

          (mm)  grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of its Subsidiaries.

        "Materials of Environmental Concern" is defined in Section 7.20(a)(i).

        "Maturity Date" when used with respect to any Note, means the later of (i) the seventh (7th) anniversary of the Closing Date and (ii) the date that is six (6) months after the maturity date of the Senior Project Finance Bank Debt (as such maturity date shall be in effect on the date of initial incurrence of the Senior Project Finance Bank Debt).

        "Merger Event" is defined in Section 13.15(a).

        "Mine" means, collectively, all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or leased or hereafter acquired by or for the benefit of the Company or any of its Subsidiaries which assets are used or intended for use in or forming part of the Holbrook Project (and, for the avoidance of doubt, shall include (i) the potash deposits located at the Holbrook Project and (ii) all associated beneficiation facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, abandoned heaps, power-supply systems and ancillary and infrastructure facilities which are used in connection with the operation of the Holbrook Project).

        "Mineral Rights" means all mineral interests, mining concessions, mining tenements or other mineral rights owned by or subject to any lease, license or similar agreement in favor of the Company and its Subsidiaries.

        "Minimum Off-Take Arrangements" is defined in Section 9.10.

        "Mining Rights" means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining claims, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, inurements, licenses, permits and other mining rights and interests used by or necessary to the Company or any of its Subsidiaries to construct, develop and operate the Mine.

        "Money Laundering Laws" is defined in Section 7.33.

        "Moody's" means Moody's Investors Service, Inc., or any successor rating agency.

        "Multiemployer Plan" means any "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

        "Necessary Permits" mean any Permits materially necessary for the construction, production and operation of the Holbrook Project (including any related to the logistics chain), including any Permits scheduled in Schedule 6.9, but excluding any Permits that may be needed for activities within the boundary of the Petrified Forest National Park.

A-Sch. B-12

        "New Issuance Price" is defined in Section 13.4.

        "Note Documents" means this Agreement, the Notes, the Investors Rights Agreement, the Royalty Agreement and the Collateral Documents.

        "Note Guarantee" means the Guarantee by each Guarantor of the Company's obligations under this Agreement and the Notes, executed pursuant to the provisions of this Agreement, with such variations as may be required under local law in the event of a Note Guarantee delivered by a non-U.S. Guarantor.

        "Notes" is defined in the fifth paragraph of this Agreement.

        "Notes Purchaser" is defined in the fifth paragraph of this Agreement, provided that if any such Notes Purchaser transfers all or a portion of such Notes Purchaser's commitment pursuant to Article XXV or all or a portion of the Notes held by such Notes Purchaser, such transferee shall be deemed a "Notes Purchaser" for all purposes under this Agreement.

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Note Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including principal, interest and fees, including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any debtor-relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

        "Obligor" means the Company or any Guarantor.

        "OFAC" is defined in Section 7.34.

        "Officer" means the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President, Senior Vice President, Vice President, Treasurer or any Assistant Treasurer or Secretary or any Assistant Secretary of the specified Person, or equivalent officer in the case of non-corporate or non-U.S. entities.

        "Officer's Certificate" means a certificate signed by an Officer (or two Officers to the extent specifically required by this Agreement) of the specified Person and delivered to each holder of Notes then outstanding.

        "Operating Costs" shall mean all inside the fence cash costs necessary to produce Potash with 60% grade delivered to the mine gate to customers, including: mining, processing, compaction, product storage and handling, load-out, tailings disposal, environmental and safety and mine site G&A, but excluding any royalty-type payments and Taxes on mine-generated income.

        "Options" means, with respect to any Person, any rights, warrants or options to subscribe for or purchase shares of capital stock or Convertible Securities of such Person (including, in the case of the Company, shares of Common Stock).

        "Organizational Documents" means, with respect to each Obligor, (a) its certificate or articles of incorporation, bylaws, operating agreement, partnership agreement or similar documents in any applicable jurisdiction; and (b) all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Stock or other equity interests.

        "Original Agreement" is defined in the second paragraph of this Agreement.

        "Original Financial Statements" means the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended March 31, 2012.

        "Outside Date" is defined in Section 10.1(b)(i).

A-Sch. B-13

        "Party" means each of the Company, the Guarantors and the Purchasers, and "Parties" means all such Persons.

        "Patriot Act" is defined in Section 7.35.

        "Payment Default" is defined in Article XVI.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        "Permitted Junior Debt" means any Indebtedness of the Company issued or incurred after the receipt of the Requisite Shareholder Approval and prior to the Closing which does not include terms that are inconsistent with or contrary to the terms set forth in Schedule C-2.

        "Permitted Preferred Stock" means any preferred stock of the Company issued after the receipt of the Requisite Shareholder Approval and prior to the Closing, which does not include terms that are inconsistent with or contrary to the terms set forth in Schedule C-1.

        "Permits" is defined in Section 7.8.

        "Permitted Holders" means the Purchasers and holders and their respective Affiliates.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "PGRI Delaware" means Prospect Global Resources Inc., a Delaware corporation and, as of the date hereof, a wholly owned Subsidiary of the Company.

        "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA, but excluding any Multiemployer Plan) subject to Title I of ERISA that is, or within the preceding six (6) years has been, established or maintained, or to which contributions are, or within the preceding six (6) years have been, made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

        "Potash" means potassium salts, including potassium chloride, potassium nitrate, potassium sulfate and sulfate of potash magnesia, or langbeinite.

        "Preemptive Rights Cap Amount" means, with respect to a Preemptive Rights Issuance, a number of securities which, if divided by the sum of (i) such number of securities plus (ii) the number of securities issued in such Preemptive Rights Issuance, would represent a percentage that is equal to the Purchaser Percentage Interest (as of immediately prior to the Preemptive Rights Issuance). A Royalty Purchaser's "pro rata portion" of the Preemptive Rights Cap Amount applicable to a Preemptive Rights Issuance shall be determined by the Majority Purchasers, from time to time, with notice to the Company, in a manner intended to maintain the relative percentage interests of ownership of Company securities of the Purchasers and their ultimate investors.

        "Preemptive Rights Issuance" is defined in Section 9.13(a).

        "Preemptive Rights Notice" is defined in Section 9.13(b).

        "Preferred Share Purchaser" is defined in the fifth paragraph of this Agreement.

        "Preferred Stock" means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

        "Principal Market" means the Nasdaq Stock Exchange, or, if the Nasdaq Stock Exchange is not the principal trading market for the shares of Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded.

A-Sch. B-14

        "Proceedings" is defined in Section 7.6.

        "Project Assets" means all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or hereafter acquired by or for the benefit of the Company or any of its Subsidiaries, which are used or intended for use in or forming part of the Holbrook Project.

        "Project Completion" means (a) until the definition in clause (b) hereto becomes effective, the earliest date on which all of the following have occurred with respect to the Holbrook Project: (i) all mining equipment has been tested successfully; (ii) the mine is operating at 90% of nameplate capacity; (iii) both underground and surface ore storage spaces are full; and (iii) the mine has produced more than 200,000 tonnes of Potash or (b) after the entry into the Project Finance Facility, the definition of "Project Completion" (or analogous term) contained in the Project Finance Facility, provided that such definition is reasonably satisfactory to the Majority Purchasers.

        "Project Documents" means instruments relating to the construction, development or operations of the Holbrook Project pursuant to which either (i) the aggregate amount payable thereunder by the Obligors exceeds (or may reasonably be expected to exceed) U.S. $2,000,000 or (ii) the remaining term thereunder is of more than twelve (12) months.

        "Project Financing Facility" means one or more debt facility with banks or other institutional lenders or governmental lenders providing for loans for the purpose of financing the Holbrook Project, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, whether by the same or any other lender or group of lenders, in each case on terms and conditions, and pursuant to documentation, acceptable to the holders.

        "Project Financing Facility Closing Date" means the first date on which a credit agreement (or similar agreement) governing the Project Financing Facility is executed and delivered in accordance therewith.

        "Project Party" means the Company and each of its Subsidiaries and any affiliate, agent, advisor (excluding legal advisers and other similar professional advisors not actually engaged in the construction, development, operation or maintenance of the Mine), contractor, consultant, officer, director or other associate of the Company or any of its Subsidiaries retained, employed or consulted by the Company or any of its Subsidiaries in connection with the consummation or the Holbrook Project or the development or operation of the Mine.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

        "Proxy Statement" is defined in Section 9.6(a)(ii).

        "Purchaser Conversion Date" is defined in Section 13.3(a).

        "Purchaser Conversion Notice" is defined in Section 13.3(a).

        "Purchaser Designee" is defined in Section 9.11(a).

        "Purchaser Expenses" means all reasonable out-of-pocket expenses reasonably incurred by the Purchasers or on their behalf in connection with their due diligence of the Company, the negotiation, preparation, execution, delivery and performance of this Agreement and the other documents to be delivered in connection with this Agreement, and the undertaking, structuring, financing, evaluation and consummation of the Transactions (including, without limitation, in connection with obtaining the consents, approvals, authorizations of or delivering any notices or filings in connection therewith to, Governmental Authorities necessary in connection with the execution, delivery and performance of this Agreement, the other documents to be delivered in connection with this Agreement, or the

A-Sch. B-15

Transactions), including, without limitation, reasonable fees and expenses of legal, accounting, industry, consulting and financial advisors; provided that the Company shall be an addressee of any report generated by SRK Consulting and McKinsey and shall share ownership of such reports with Purchasers whether or not the Closing occurs. For avoidance of doubt, in lieu of reimbursement, Purchasers shall be entitled to direct any third-party invoices directly to the Company for payment directly by the Company.

        "Purchaser Percentage Interest" means, with respect to any Preemptive Rights Issuance, the percentage of the total number of votes that may be cast in the election of directors generally of the Company immediately prior to such Preemptive Rights Issuance that is represented by (a) the Notes (calculated as if all of the Notes were issued and outstanding immediately prior to such Preemptive Rights Issuance), (b) all of the shares of Common Stock previously issued or then issuable under the Apollo Warrants (calculated as if all such Common Stock were issued and outstanding immediately prior to such Preemptive Rights Issuance), (c) any shares of Common Stock issued to the Notes Purchasers pursuant to Sections 9.8 and 9.12 and (d) any securities with respect to which the Notes Purchasers have elected to purchase pursuant to Section 9.13 in connection with any Preemptive Rights Issuances that occurred prior to such Preemptive Rights Issuance (calculated as if all such elected securities (and all securities that were issued in such prior Preemptive Rights Issuances) were issued and outstanding immediately prior to such Preemptive Rights Issuance).

        "Purchase Price" is defined in Section 2.1.

        "Purchaser Share Delivery Date" is defined in Section 13.3(a).

        "Purchasers" is defined in the first paragraph of this Agreement; provided, that following the Closing Date, each holder of a Note, by its acceptance of a Note, will be deemed a Purchaser and will be entitled to the benefits and subject to the obligations of this Agreement as though it were a party to this Agreement.

        "Reference Balance Sheet" is defined in Section 7.18(b).

        "Reference Property" is defined in Section 13.15(a).

        "refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. "refinanced" and "refinancing" shall have correlative meanings.

        "Representatives" of any Person means the directors, officers, employees, shareholders, partners, agents, advisors, representatives of such Person or any other persons acting under the direction of any of them or any of their affiliates.

        "Requisite Shareholder Approval" is defined in Section 9.5.

        "Responsible Officer" means any Senior Financial Officer and any other Officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

        "Restricted Payments" is defined in Section 15.16.

        "Royalty" is defined in Section 2.1(c).

        "Royalty Agreement" is defined in the eighth paragraph of this Agreement.

        "Royalty Purchasers" is defined in the fifth paragraph of this Agreement, provided that any assignee or transferee of any such Royalty Purchaser pursuant to the terms of the Royalty Agreement shall be deemed a "Royalty Purchaser" for all purposes under this Agreement.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "S&P" means Standard & Poor's Ratings Group, or any successor rating agency.

A-Sch. B-16

        "SEC" shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

        "Second Lien Intercreditor Agreement" means an agreement between the Collateral Agent, on behalf of the holders, and the agent or other representative for the lenders under the Cost Overrun Facility, which will provide (1) that the Liens securing the Indebtedness under the Cost Overrun Facility are equally and ratably secured with, but may rank senior in payment priority to, the Obligations and (2) such other terms as are reasonably satisfactory to the Collateral Agent.

        "Securities" is defined in the fifth paragraph of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

        "Series A Warrants" is defined in the fifth paragraph of this Agreement.

        "Series B Warrants" is defined in the fifth paragraph of this Agreement.

        "Share Delivery Date" is defined in Section 13.3(b).

        "Shareholders Meeting" is defined in Section 9.5.

        "Solvent" means, when used with respect to any Person, as of any date of determination, that on such date (a) the present fair saleable value of the present assets of such Person and its Subsidiaries taken as a whole, exceeds the sum of their debts (including contingent liabilities); (b) the present fair salable value of the property of the such Person and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their business as contemplated on such date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Spin-off" is defined in Section 13.7.

        "Springing Lien Trigger Date" means the earlier of (i) the date on which the principal of and interest on indebtedness outstanding under the Karlsson Note is paid in full and (ii) the Project Financing Facility Closing Date.

        "Stockholder Rights Plan" is defined in Section 13.11(f).

        "Subsidiary" means, with respect to any specified Person:

          (nn) any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

A-Sch. B-17

          (oo) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

          (pp) any other Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

        "substitute transaction" is defined in Section 9.7(x).

        "Support Agreements" is defined in the seventh paragraph of this Agreement.

        "Supplemental Payment" is defined in that certain Supplemental Payment Agreement, dated August 1, 2012, by and among the Company, AWP and Karlsson.

        "Supplemental Payment Gross Up" is defined in Section 9.18.

        "Tax" or "Taxes" means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other tax, together with any interest, fine or penalty thereon, or addition thereto.

        "Tax Proceeding" means any Tax audit, contest, suit, litigation, defense, investigation, claim or other proceeding with or against any Governmental Authority.

        "Tax Structure" is defined in Section 26.11.

        "Tax Treatment" is defined in Section 26.11.

        "tonne" means a metric tonne.

        "Trading Day" means any day on which the shares of Common Stock are traded on the Principal Market, provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City Time).

        "Threshold" is defined in Section 11.4(d).

        "Transaction Fee" is defined in Section 2.2.

        "Transactions" is defined in the sixth paragraph of this Agreement.

        "Transfer Agent" means the Company's transfer agent for its Common Stock from time to time.

        "UK Bribery Act" is defined in Section 7.7(b).

        "Valuation Period" is defined in Section 13.7.

        "Valuation Event" is defined in Section 13.4(D).

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "VWAP" is defined in Section 9.12(b).

        "Weighted Average Consideration" is defined in Section 13.15(b)(ii).

A-Sch. B-18

EXHIBIT A

[Form of Note]

Prospect Global Resources, Inc.

10% Convertible Springing Second-Lien Notes due 2020

No. [ ]	[Date]
$[ ]	PPN[ ]

        FOR VALUE RECEIVED, the undersigned, Prospect Global Resources Inc. (herein called the "Company"), a corporation organized and existing under the laws of the State of Nevada, hereby promises to pay to [                        ], or its registered assigns ("Holder"), the initial principal sum of [                        ] DOLLARS (or so much thereof as shall not have been prepaid) on the Maturity Date (as defined in the Securities Purchase Agreement referred to below) , with interest (computed on the basis of a three hundred and sixty (360)-day year of twelve, thirty (30)-day months and actual days elapsed) on the unpaid balance hereof at the rate of 10.0% per annum from the date hereof, payable in the form set forth below semiannually, on the [    •    ]th day of [    •    ] and [    •    ] in each year (each an "Interest Payment Date"), commencing with the [    •    ] or [    •    ] next succeeding the date hereof, until the principal hereof shall have become due and payable. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

        Payments of principal on this Note are to be made in lawful money of the United States of America by wire transfer to the Holder.

        A portion of the interest payable on this note corresponding to 4.0% per annum shall be made in lawful money of the United States of America by wire transfer to the Holder on each Interest Payment Date. A portion of the interest payable on this note corresponding to 6.0% per annum (the "PIK Portion") shall be made by increasing the principal amount of this Note, or if the Holder shall so elect not fewer than five (5) Business Days prior to any applicable Interest Payment Date, by issuing additional Notes, in each case on each Interest Payment Date in an amount equal to the PIK Portion. Unless the election described in the immediately preceding sentence shall have been made, the principal amount of this Note shall be automatically increased on the applicable Interest Payment Date, and this Note shall thereafter evidence such increased principal amount which shall, from and after the applicable Interest Payment Date, accrue interest as set forth herein. To the extent the Holder shall have made such election, Company shall execute and deliver to the Holder on the applicable Interest Payment Date a new Note or Notes with a face amount equal to the PIK Portion then payable.

        This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to the Securities Purchase Agreement, dated as of November [    •    ], 2012 (as from time to time amended, the "Securities Purchase Agreement"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 8.5 of the Securities Purchase Agreement and agreed to the confidentiality provisions set forth in Article XXIV of the Securities Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement. To the extent that any provision of any Note conflicts with the express provisions of the Securities Purchase Agreement, the provisions of the Securities Purchase Agreement shall govern and be controlling.

        This Note is a registered Note and, as provided in the Securities Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly

A-A-1

authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        The Holder shall have the voting rights set forth in Article XII of the Securities Purchase Agreement.

        The Holder shall have the right to convert this Note into Common Stock of the Company in accordance with Article XIII of the Securities Purchase Agreement.

        This Note is not subject to optional prepayment or redemption by the Company; provided that this Note may be converted into Common Stock of the Company at the election of the Company to the extent set forth in Section 13.1(b) of the Securities Purchase Agreement.

        If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Securities Purchase Agreement.

        Upon the occurrence of a Change of Control and subject to further limitations contained in the Securities Purchase Agreement, the holder of this Note may require the Company to redeem this Note in the manner, at the price and with the effect provided in the Securities Purchase Agreement.

        This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Prospect Global Resources Inc.
By
[Title]

A-A-2

EXHIBIT B-1

PROSPECT GLOBAL RESOURCES INC.
CONVERSION NOTICE

Reference is made to the 10% Convertible Springing Second-Lien Note (the "Note") issued to the undersigned by Prospect Global Resources Inc., a Nevada corporation (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the "Common Stock") of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:

(if electronic book-entry transfer)

A-B-1-1

 ACKNOWLEDGMENT

        The Company hereby acknowledges this Conversion Notice and hereby directs [transfer agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [            ] from the Company and acknowledged and agreed to by [transfer agent].

Prospect Global Resources Inc.
By:	Name: Title:

A-B-1-2

EXHIBIT B-2

PROSPECT GLOBAL RESOURCES INC.
CONVERSION NOTICE

Reference is made to the 10% Convertible Springing Second-Lien Note (the "Note") issued to the holder named below by Prospect Global Resources Inc., a Nevada corporation (the "Company"). In accordance with and pursuant to the Note, the Company hereby elects to require the conversion of the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the "Common Stock") of the Company, as of the date specified below.

Holder:

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please indicate and return to the Company within one (1) Business Day of the receipt of this notice the information below:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book-entry transfer)

A-B-2-1

 ACKNOWLEDGMENT

        The undersigned hereby acknowledges this Conversion Notice and hereby agrees that the [transfer agent] shall issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [                        ] from the Company and acknowledged and agreed to by [transfer agent] .

[Holder]
By:
Name: Title:

A-B-2-2

EXHIBIT C-1

FORM OF CERTIFICATE OF DESIGNATION

See attached.

A-C-1

 PROSPECT GLOBAL RESOURCES INC.
Attachment "A" to Certificate of Designation

CERTIFICATE OF DESIGNATION
of
SERIES A PREFERRED STOCK
of
PROSPECT GLOBAL RESOURCES INC.
(Pursuant to the Nevada Revised Statutes 78.1955)

        Prospect Global Resources Inc., a Nevada corporation (the "Corporation"), does by this certificate certify that, pursuant to the authority contained in its articles of incorporation (as amended from time to time, the "Articles of Incorporation") and the provisions of Nevada Revised Statutes ("NRS") 78.1955, the Corporation's Board of Directors (the "Board") has duly adopted the following resolution creating a series of Preferred Stock designated as "Series A Preferred Stock":

          RESOLVED, that the Corporation hereby designate and create a series of authorized Preferred Stock of the Corporation, designated as "Series A Preferred Stock", as follows:

            Of the 100,000,000 shares of Preferred Stock, $0.001 par value per share, authorized to be issued by the Corporation pursuant to its Articles of Incorporation, 100 shares of such Preferred Stock are hereby designated as "Series A Preferred Stock." The voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock are as set forth below:

ARTICLE I
Number of Shares

            The designation of this series shall be Series A Preferred Stock (the "Series A Stock"). The number of authorized shares of the Series A Preferred Stock shall be 100.

ARTICLE II
Rank

            The Series A Preferred Stock shall rank pari passu to the Corporation's common stock, $0.001 par value per share (the "Common Stock") as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTICLE III
Dividends

            Holders of the Series A Preferred Stock shall not be entitled to receive any dividends with respect to the Series A Preferred Stock.

ARTICLE IV
Liquidation Preference

            Holders of the Series A Preferred Stock shall not be entitled to any liquidation preference with respect to the Series A Preferred Stock.

ARTICLE V
Voting and Related Rights

            A.    The holders of a majority of the Series A Preferred Stock (the "Majority Holders") shall have the right to elect the following number of directors at any meeting of stockholders

A-C-2

    of the Corporation (or by written consent) at which directors are to be elected, designated or appointed: (i) if the Investor Percentage Interest (as defined in the Investors Rights Agreement, dated November 29, 2012 by and among the Corporation and the investors named therein (the "Investor Rights Agreement")) at such time equals or exceeds twenty-two and four tenths percent (22.4%) (the "Initial Threshold"), four directors (subject to upwards adjustment pursuant to Paragraph B below); and (ii) if the Investor Percentage Interest at such time is less than the Initial Threshold, a number of directors equal to the Investor Percentage Interest multiplied by the total number of directors on the Board (inclusive of the directors elected by the Majority Holders pursuant to this Article V), provided that (x) if the application of clause (ii) results in a fractional number of Board members of greater than one, the number of directors that the Majority Holders shall be entitled to elect shall be (A) if the Investor Percentage Interest at such time equals or exceeds twenty percent (20%), rounded up to the nearest whole number and (B) if the Investor Percentage Interest at such time is below twenty percent (20%), rounded up or down to the nearest whole number and (y) if the application of clause (ii) results in a fractional number of Board members of less than one, the Majority Holders shall not have the right to elect any member of the Board.

            B.    From and after the Closing (as defined below), without the written consent of the Majority Holders, the Corporation shall not change the number of directors on the Board from nine; provided that without the written consent of the Majority Holders, the Corporation may increase the size of the Board by one member solely in connection with the grant of a director designation or nomination right to new investors in connection with capital- raising transactions occurring after the Closing (as defined in the Securities Purchase Agreement dated November 29, 2012 by and among the Corporation, certain guarantors named therein and the purchasers named therein (as amended and restated on December 21, 2012, and from time to time thereafter, the "Purchase Agreement")); provided, further, that, (i) the Corporation shall be able to exercise such right only once and (ii) in the event of such increase in the number of directors, the Majority Holders shall thereafter be entitled to elect an additional director to the Board (in addition to the number of directors they are entitled to elect pursuant to Paragraph A above). If, pursuant to the terms of the Purchase Agreement, the Corporation prior to the Closing increased the size of its Board by one member in connection with the grant of a director designation or nomination right to new investors in connection with capital-raising transactions occurring prior to the Closing, then (i) the Corporation shall not be entitled to exercise the right set forth in the prior sentence and (ii) references to "nine" and "four" in Paragraph A above and the first sentence of this Paragraph B shall instead be "eleven" and "five", respectively.

            C.    In the event of the death, disability, resignation or removal of a director elected, designated or appointed by the Majority Holders (other than pursuant to Section 1.5 of the Investors Rights Agreement), the Majority Holders may elect or appoint a replacement director to fill the resulting vacancy; provided that if a director elected by the Majority Holders is removed for cause, the replacement director will not be the same person who was removed. Other than pursuant to Section 1.5 of the Investors Rights Agreement or for cause, a director elected, designated or appointed by the Majority Holders may not be removed without the prior written consent of the Majority Holders.

            D.    The Corporation will at all times provide the directors elected by the Majority Holders with the same rights to indemnification that it provides to the other members of the Board. The directors elected by the Majority Holders shall each receive director fees and rights to expense reimbursement that are no less favorable to them than the fees and reimbursement provided to any other non-management director (in their capacity as directors).

A-C-3

            E.    Except as otherwise provided in this Certificate of Designation for Series A Preferred Stock (the "Certificate of Designation"), the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock (together with the holders of Notes (as defined in the Purchase Agreement)) shall vote together as one class on all other matters submitted to a vote of the stockholders of the Corporation.

            F.     Except as otherwise provided herein or to the extent they may vote as a separate class under the NRS, the holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action, except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein.

ARTICLE VI
Restrictions on Transfer

            The outstanding shares of Series A Preferred Stock may only be transferred (a) to an Affiliate (as defined in the Purchase Agreement) of the initial holder of the Series A Preferred Stock, or (b) with the consent of the Board.

ARTICLE VII
Conversion

            Each outstanding share of Series A Preferred Stock shall automatically convert to one share of Common Stock upon the earlier to occur of (a) a transfer of such share of Series A Preferred Stock in violation of Article VI above and (b) the first business day following the first day after the Closing on which the Investor Percentage Interest is equal to 0.0%.

ARTICLE VIII
Redemption

            The shares of Series A Preferred Stock shall not be redeemable.

ARTICLE IX
Reacquired Shares

            Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation be restored to the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Articles of Incorporation.

ARTICLE X
Amendment of Certificate of Designation

            This Certificate of Designation may only be amended with the written consent of the Majority Holders. Except as otherwise provided in the Articles of Incorporation, no consent by the holders of shares of any other class or series of the Corporation's capital stock shall be required to amend this Certificate of Designation.

A-C-4

        IN WITNESS WHEREOF, this Certificate of Designation of Series A Preferred Stock is executed on behalf of the Corporation as of                                        , 2013.

PROSPECT GLOBAL RESOURCES INC.
By:
Name:
Title:

A-C-5

EXHIBIT E-1

FORM OF SERIES A WARRANT

See attached.

A-E-1-1

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

SERIES A WARRANT TO PURCHASE
COMMON STOCK OF PROSPECT GLOBAL RESOURCES INC.

                        , 2012

PROSPECT GLOBAL RESOURCES INC., a Nevada corporation (the "Company"), HEREBY CERTIFIES THAT, for value received,                         , or registered assigns, is entitled to purchase, in whole or part and from time to time, up to [25,925,926](1) fully paid and non-assessable shares of Common Stock at a purchase price of $[2.70](2) per share (the "Warrant Price"), in each case subject to adjustment pursuant to Section 6. As used herein, the term "Common Stock" means the Company's Common Stock, par value $0.001 per share, as constituted on the date of original issue of this Warrant, and any shares of capital stock or other property into which such shares of Common Stock may thereafter be changed or that may be issued in respect of, in exchange for, or in substitution of such Common Stock. As used herein, the term "Warrants" means this Warrant and all warrants delivered in substitution or exchange for such warrants. The term "Warrant" means one of the Warrants. This Warrant is being issued in connection with the Securities Purchase Agreement dated as of November             , 2012 by and among the Company, certain guarantors named therein and the purchasers named therein for the purchase of $100,000,000 in 10% Convertible Springing Second-Lien Notes Due 2020 and other securities and interests of the Company (as amended from time to time, the "Securities Purchase Agreement"). Capitalized terms not otherwise defined herein have the meanings set forth in the Securities Purchase Agreement.

  1.
  Term of Warrants; Exercise of Warrants.

            (a)   Subject to the terms hereof, the holder of this Warrant shall have the right, at any time and from time to time, from and after the date hereof until 11:59 PM New York City Time on the date that is one hundred and eighty (180) days after the Closing Date (as defined in the Securities Purchase Agreement), to purchase from the Company up to the number of shares of Common Stock which such holder may at the time be entitled to purchase pursuant to this Warrant, upon surrender to the Company, at its address for receipt of notices pursuant to Section 9 hereof, of this Warrant, together with the Notice of Exercise form at the end

        (1)    Note to Draft:    Number of shares exercisable represents the aggregate number exercisable under all Series A Warrants; multiple warrants may be issued to multiple Purchasers. If any of the events described in Section 6 of this Warrant occur between the date of the Original Securities Purchase Agreement and the date this Warrant is issued, the number of shares of Common Stock that this Warrant is exercisable for shall be adjusted as if Section 6 were in effect as of the date of the Original Securities Purchase Agreement—and such adjusted number shall replace the number listed above in brackets in the definitive Warrant that is issued.

        (2)    Note to Draft:    If any of the events described in Section 6 of this Warrant occur between the date of the Original Securities Purchase Agreement and the date this Warrant is issued, the Warrant Price shall be adjusted as if Section 6 were in effect as of the date of the Original Securities Purchase Agreement—and such adjusted price shall replace the price listed above in brackets in the definitive Warrant that is issued.

A-E-1-2

    hereof duly completed and signed, accompanied by payment to the Company of the Warrant Price for the number of shares with respect to which this Warrant is being exercised.

            (b)   Payment of the aggregate Warrant Price shall be made by wire transfer to an account specified in writing (including by email) by the Company.

            (c)   Upon such surrender of this Warrant and payment of such Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder of this Warrant and in such name or names as such holder may designate, a certificate or certificates for the number of full shares of Common Stock so purchased. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such shares of Common Stock as of the close of business on the date of the surrender of this Warrant and, if applicable, payment of the Warrant Price as aforesaid, notwithstanding that the certificates representing such shares shall not actually have been delivered or that the stock transfer books of the Company shall then be closed. The Company hereby represents and warrants that any Common Stock issued upon the exercise of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the holder of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock, as the case may be, then issuable upon exercise of this Warrant. The Company will (i) procure, at its sole expense, the listing of the Common Stock and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock are then listed or traded and (ii) maintain the listing of such Common Stock after issuance. The Company will ensure that the Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Common Stock are listed or traded.

            (d)   This Warrant shall be exercisable, at the election of the holder of this Warrant, either in full or from time to time in part. In the event that this Warrant is exercised with respect to less than the aggregate number of shares of Common Stock this Warrant then entitles such holder to purchase, the Company shall deliver to or upon the order of such holder hereof a new Warrant evidencing the rights of such holder to purchase the unpurchased shares of Common Stock then called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant. In the alternative, at the request of the holder upon any partial exercise of this Warrant, appropriate notation may be made on this Warrant and the same shall be returned to such holder.

        2.     Payment of Taxes. The Company shall pay all documentary stamp taxes, transfer tax or other incidental expenses if any, attributable to the initial issuance of the shares of Common Stock upon exercise of this Warrant, provided that the Company shall not be required to pay any tax or taxes which may be payable with respect to any secondary transfer of a Warrant or the shares of Common Stock issued upon exercise of any Warrant.

        3.     Transferability. The Warrants are not transferable without the Company's written consent; provided, that the Warrants may be transferred in whole or in part without the Company's written consent to any Affiliate (as defined in the Securities Purchase Agreement) of the holder of this Warrant.

        4.     Exchange of Warrant Certificate. Any Warrant certificate may be exchanged for another certificate or certificates entitling the holder thereof to purchase a like aggregate number of shares of Common Stock as this certificate then entitles such holder to purchase. Any holder of a Warrant

A-E-1-3

desiring to exchange such Warrant certificate shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver one or more new Warrant certificates as so requested.

        5.     Mutilated or Missing Warrant. In case any Warrant certificate shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the holder thereof, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and indemnity, if requested, satisfactory to the Company.

        6.     Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

            (a)   (i) If and whenever on or after the date hereof the Company issues or sells, or in accordance with Section 13.4 of the Securities Purchase Agreement is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the "New Issuance Price") less than a price equal to the Warrant Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Warrant Price then in effect is referred to as the "Applicable Price") (the foregoing a "Dilutive Issuance"), other than an issuance or sale or deemed issuance or sale covered by Section 13.5 of the Securities Purchase Agreement, then the Warrant Price then in effect shall be reduced to a price determined in accordance with the following formula:

R1 = R ×	OS + A OS + B

        Where:

R1 =	the Warrant Price in effect immediately after such Dilutive Issuance;
R =	the Warrant Price in effect immediately prior to such Dilutive Issuance;
OS =
the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue (excluding the Apollo Warrants) or upon conversion or exchange of Convertible Securities (excluding the Notes) outstanding immediately prior to such issue (to the extent such Options or Convertible Securities have an exercise or conversion price below R);
A =
the number of shares of Common Stock that would have been issued (or be deemed to have been issued) if such Dilutive Issuance had been issued at a price per share equal to R (determined by dividing the aggregate consideration received by the Company in respect of such issue by R); and
B =	the number of shares of Common Stock issued (or deemed to have been issued) in such Dilutive Issuance.

For purposes of this Section 6(a)(i), clauses (A) through (D) of Section 13.4 of the Securities Purchase Agreement shall apply to the adjustments contemplated in this Section 6(a)(i), mutandis mutatis.

A-E-1-4

(ii)        In the event of any such Dilutive Issuance, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to such Dilutive Issuance, and (2) the Warrant Price in effect immediately prior to such Dilutive Issuance, by (y) the new Warrant Price determined in accordance with Section 6(a)(i).

            (b)   With respect to any event contemplated in Sections 13.5, 13.6, 13.7, or 13.8 of the Securities Purchase Agreement, the adjustments contemplated by such sections shall be applied to the Warrant Price as if all references to Conversion Price in such sections were references to Warrant Price and all reference to conversion of Notes in such sections were references to exercise of the Warrant. The number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to the event giving rise to such adjustment, and (2) the Warrant Price in effect immediately prior to the event giving rise to such adjustment, by (y) the new Warrant Price determined in accordance with this Section 6(b).

            (c)   With respect to any event contemplated in Section 13.14 of the Securities Purchase Agreement, the Warrant shall be exercisable for the same type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the holder of this Warrant would have owned or been entitled to receive upon such Merger Event had such holder exercised this Warrant immediately prior to such Merger Event. In determining the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) receivable upon consummation of such Merger Event, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Merger Event, the holder of the Warrant shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock, other securities or other property or assets (including cash or any combination thereof) which the holder of this Warrant will receive upon exercise of this Warrant.

            (d)   Sections 13.10, 13.11, 13.12, 13.13, 13.15, 13.16 and 13.17 of the Securities Purchase Agreement shall apply to the adjustments contemplated in this Section 6, mutandis mutatis.

        7.     Fractional Interests. The Company shall not be required to issue fractional shares of Common Stock on the exercise of any Warrant. If any fraction of a share would, except for the provisions of this Section 7, be issuable on the exercise of this Warrant (or specified portions thereof), the Company shall issue a full share of Common Stock in lieu of such fractional share.

        8.     No Rights as Stockholder; Notices. Nothing contained in this Warrant shall be construed as conferring upon the holder or its transferees any rights as a stockholder of the Company, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of directors of the Company or any other matter. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

        9.     Notices. All notices and communications provided for hereunder, unless otherwise specified, shall be in writing and shall be deemed delivered (a) on a Business Day if sent by telecopy during the Business Day or on the next Business Day if sent after a Business Day has ended or (b) the next

A-E-1-5

Business Day after delivery to a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                (i)  if to any holder of Warrants, at the address specified for such communications in the Securities Purchase Agreement, or at such other address as holder of Warrants (or its transferee) shall have specified to the Company in writing, and

               (ii)  if to the Company, to the Company at the address set forth below or at such other address as the Company shall have specified to the holder of the Warrant in writing:

      Prospect Global Resources Inc.
      1450 17th Street
      Suite 1550
      Denver, CO 80439
      Attention: Chief Executive Officer

        with a copy (which shall not constitute notice) to:

      Brownstein Hyatt Farber Schreck, LLP
      410 17th Street
      Suite 2200
      Denver, CO 80439
      Attention: Jeff Knetsch

          10.   Successors. This Warrant shall bind and inure to the benefit of the Company and its permitted successors and assigns hereunder and, in addition, shall inure to the benefit of and be enforceable by all holders from time to time of the Warrants.

          11.   Applicable Law. This Warrant shall be enforced in accordance with, and the rights of the Company and the holder of this Warrant shall be governed by, the laws of the State of New York (without regard to conflicts of laws principles thereof).

          12.   Benefits of this Agreement. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and the holder hereof.

          13.   Amendment. This Warrant may be amended by the Company in any respect at any time or from time to time upon the written consent of the holder of this Warrant.

        IN WITNESS WHEREOF, the Company has executed this Warrant.

PROSPECT GLOBAL RESOURCES INC.
By:	Patrick L. Avery, Chief Executive Officer

A-E-1-6

 NOTICE OF EXERCISE

        (1)   The undersigned hereby elects to purchase                        shares of Common Stock of PROSPECT GLOBAL RESOURCES INC., pursuant to the provisions of Section 1 of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

        (2)   Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

        (3)   Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

A-E-1-7

EXHIBIT E-2

FORM OF SERIES B WARRANT

See attached.

A-E-2-1

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

SERIES B WARRANT TO PURCHASE
COMMON STOCK OF PROSPECT GLOBAL RESOURCES INC.
                        , 2012

        PROSPECT GLOBAL RESOURCES INC., a Nevada corporation (the "Company"), HEREBY CERTIFIES THAT, for value received,                                    , or registered assigns, is entitled to purchase, in whole or part and from time to time, up to [21,538,461](1) fully paid and non-assessable shares of Common Stock at a purchase price of $[3.25](2) per share (the "Warrant Price"), in each case subject to adjustment pursuant to Section 6. As used herein, the term "Common Stock" means the Company's Common Stock, par value $0.001 per share, as constituted on the date of original issue of this Warrant, and any shares of capital stock or other property into which such shares of Common Stock may thereafter be changed or that may be issued in respect of, in exchange for, or in substitution of such Common Stock. As used herein, the term "Warrants" means this Warrant and all warrants delivered in substitution or exchange for such warrants. The term "Warrant" means one of the Warrants. This Warrant is being issued in connection with the Securities Purchase Agreement dated as of November     , 2012 by and among the Company, certain guarantors named therein and the purchasers named therein for the purchase of $100,000,000 in 10% Convertible Springing Second-Lien Notes Due 2020 and other securities and interests of the Company (as amended from time to time, the "Securities Purchase Agreement"). Capitalized terms not otherwise defined herein have the meanings set forth in the Securities Purchase Agreement.

  Section 1. Term of Warrants; Exercise of Warrants.

        (a)   Subject to the terms hereof, the holder of this Warrant shall have the right, at any time and from time to time, from and after the date hereof until 11:59 PM New York City Time on the date that is one hundred and eighty (180) days after the Closing Date (as defined in the Securities Purchase Agreement), to purchase from the Company up to the number of shares of Common Stock which such holder may at the time be entitled to purchase pursuant to this Warrant, upon surrender to the Company, at its address for receipt of notices pursuant to Section 9 hereof, of this Warrant, together with the Notice of Exercise form at the end hereof duly completed and signed, accompanied by payment to the Company of the Warrant Price for the number of shares with respect to which this Warrant is being exercised.

        (1)    Note to Draft:    Number of shares exercisable represents the aggregate number exercisable under all Series A Warrants; multiple warrants may be issued to multiple Purchasers. If any of the events described in Section 6 of this Warrant occur between the date of the Original Securities Purchase Agreement and the date this Warrant is issued, the number of shares of Common Stock that this Warrant is exercisable for shall be adjusted as if Section 6 were in effect as of the date of the Original Securities Purchase Agreement—and such adjusted number shall replace the number listed above in brackets in the definitive Warrant that is issued.

        (2)    Note to Draft:    If any of the events described in Section 6 of this Warrant occur between the date of the Original Securities Purchase Agreement and the date this Warrant is issued, the Warrant Price shall be adjusted as if Section 6 were in effect as of the date of the Original Securities Purchase Agreement—and such adjusted price shall replace the price listed above in brackets in the definitive Warrant that is issued.

A-E-2-2

        (b)   Payment of the aggregate Warrant Price shall be made by wire transfer to an account specified in writing (including by email) by the Company.

        (c)   Upon such surrender of this Warrant and payment of such Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder of this Warrant and in such name or names as such holder may designate, a certificate or certificates for the number of full shares of Common Stock so purchased. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such shares of Common Stock as of the close of business on the date of the surrender of this Warrant and, if applicable, payment of the Warrant Price as aforesaid, notwithstanding that the certificates representing such shares shall not actually have been delivered or that the stock transfer books of the Company shall then be closed. The Company hereby represents and warrants that any Common Stock issued upon the exercise of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the holder of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock, as the case may be, then issuable upon exercise of this Warrant. The Company will (i) procure, at its sole expense, the listing of the Common Stock and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock are then listed or traded and (ii) maintain the listing of such Common Stock after issuance. The Company will ensure that the Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Common Stock are listed or traded.

        (d)   This Warrant shall be exercisable, at the election of the holder of this Warrant, either in full or from time to time in part. In the event that this Warrant is exercised with respect to less than the aggregate number of shares of Common Stock this Warrant then entitles such holder to purchase, the Company shall deliver to or upon the order of such holder hereof a new Warrant evidencing the rights of such holder to purchase the unpurchased shares of Common Stock then called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant. In the alternative, at the request of the holder upon any partial exercise of this Warrant, appropriate notation may be made on this Warrant and the same shall be returned to such holder.

        Section 2. Payment of Taxes.    The Company shall pay all documentary stamp taxes, transfer tax or other incidental expenses if any, attributable to the initial issuance of the shares of Common Stock upon exercise of this Warrant, provided that the Company shall not be required to pay any tax or taxes which may be payable with respect to any secondary transfer of a Warrant or the shares of Common Stock issued upon exercise of any Warrant.

        Section 3. Transferability.    The Warrants are not transferable without the Company's written consent; provided, that the Warrants may be transferred in whole or in part without the Company's written consent to any Affiliate (as defined in the Securities Purchase Agreement) of the holder of this Warrant.

        Section 4. Exchange of Warrant Certificate.    Any Warrant certificate may be exchanged for another certificate or certificates entitling the holder thereof to purchase a like aggregate number of shares of Common Stock as this certificate then entitles such holder to purchase. Any holder of a Warrant desiring to exchange such Warrant certificate shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver one or more new Warrant certificates as so requested.

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        Section 5. Mutilated or Missing Warrant.    In case any Warrant certificate shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the holder thereof, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and indemnity, if requested, satisfactory to the Company.

        Section 6. Adjustment of Warrant Price and Number of Shares.    The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

        (a)   (i) If and whenever on or after the date hereof the Company issues or sells, or in accordance with Section 13.4 of the Securities Purchase Agreement is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the "New Issuance Price") less than a price equal to the Warrant Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Warrant Price then in effect is referred to as the "Applicable Price") (the foregoing a "Dilutive Issuance"), other than an issuance or sale or deemed issuance or sale covered by Section 13.5 of the Securities Purchase Agreement, then the Warrant Price then in effect shall be reduced to a price determined in accordance with the following formula:

R1 = R ×	OS + A OS + B

Where:

R1 =	the Warrant Price in effect immediately after such Dilutive Issuance;
R =	the Warrant Price in effect immediately prior to such Dilutive Issuance;
OS =
the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue (excluding the Apollo Warrants) or upon conversion or exchange of Convertible Securities (excluding the Notes) outstanding immediately prior to such issue (to the extent such Options or Convertible Securities have an exercise or conversion price below R);
A =
the number of shares of Common Stock that would have been issued (or be deemed to have been issued) if such Dilutive Issuance had been issued at a price per share equal to R (determined by dividing the aggregate consideration received by the Company in respect of such issue by R); and
B =	the number of shares of Common Stock issued (or deemed to have been issued) in such Dilutive Issuance.

        For purposes of this Section 6(a)(i), clauses (A) through (D) of Section 13.4 of the Securities Purchase Agreement shall apply to the adjustments contemplated in this Section 6(a)(i), mutandis mutatis.

         (ii)  In the event of any such Dilutive Issuance, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of this Warrant immediately

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prior to such Dilutive Issuance, and (2) the Warrant Price in effect immediately prior to such Dilutive Issuance, by (y) the new Warrant Price determined in accordance with Section 6(a)(i).

        (b)   With respect to any event contemplated in Sections 13.5, 13.6, 13.7 or 13.8 of the Securities Purchase Agreement, the adjustments contemplated by such sections shall be applied to the Warrant Price as if all references to Conversion Price in such sections were references to Warrant Price and all reference to conversion of Notes in such sections were references to exercise of the Warrant. The number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to the event giving rise to such adjustment, and (2) the Warrant Price in effect immediately prior to the event giving rise to such adjustment, by (y) the new Warrant Price determined in accordance with this Section 6(b).

        (c)   With respect to any event contemplated in Section 13.14 of the Securities Purchase Agreement, the Warrant shall be exercisable for the same type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the holder of this Warrant would have owned or been entitled to receive upon such Merger Event had such holder exercised this Warrant immediately prior to such Merger Event. In determining the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) receivable upon consummation of such Merger Event, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Merger Event, the holder of the Warrant shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock, other securities or other property or assets (including cash or any combination thereof) which the holder of this Warrant will receive upon exercise of this Warrant.

        (d)   Sections 13.10, 13.11, 13.12, 13.13, 13.15, 13.16 and 13.17 of the Securities Purchase Agreement shall apply to the adjustments contemplated in this Section 6, mutandis mutatis.

        Section 7. Fractional Interests.    The Company shall not be required to issue fractional shares of Common Stock on the exercise of any Warrant. If any fraction of a share would, except for the provisions of this Section 7, be issuable on the exercise of this Warrant (or specified portions thereof), the Company shall issue a full share of Common Stock in lieu of such fractional share.

        Section 8. No Rights as Stockholder; Notices.    Nothing contained in this Warrant shall be construed as conferring upon the holder or its transferees any rights as a stockholder of the Company, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of directors of the Company or any other matter. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

        Section 9. Notices.    All notices and communications provided for hereunder, unless otherwise specified, shall be in writing and shall be deemed delivered (a) on a Business Day if sent by telecopy during the Business Day or on the next Business Day if sent after a Business Day has ended or (b) the next Business Day after delivery to a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (1)   if to any holder of Warrants, at the address specified for such communications in the Securities Purchase Agreement, or at such other address as holder of Warrants (or its transferee) shall have specified to the Company in writing, and

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          (2)   if to the Company, to the Company at the address set forth below or at such other address as the Company shall have specified to the holder of the Warrant in writing:

  Prospect Global Resources Inc.
  1450 17th Street
  Suite 1550
  Denver, CO 80439
  Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

  Brownstein Hyatt Farber Schreck, LLP
  410 17th Street
  Suite 2200
  Denver, CO 80439
  Attention: Jeff Knetsch

        Section 10. Successors.    This Warrant shall bind and inure to the benefit of the Company and its permitted successors and assigns hereunder and, in addition, shall inure to the benefit of and be enforceable by all holders from time to time of the Warrants.

        Section 11. Applicable Law.    This Warrant shall be enforced in accordance with, and the rights of the Company and the holder of this Warrant shall be governed by, the laws of the State of New York (without regard to conflicts of laws principles thereof).

        Section 12. Benefits of this Agreement.    Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and the holder hereof.

        Section 13. Amendment.    This Warrant may be amended by the Company in any respect at any time or from time to time upon the written consent of the holder of this Warrant.

        IN WITNESS WHEREOF, the Company has executed this Warrant.

PROSPECT GLOBAL RESOURCES INC.
By:	Patrick L. Avery, Chief Executive Officer

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 NOTICE OF EXERCISE

        (1)   The undersigned hereby elects to purchase                        shares of Common Stock of PROSPECT GLOBAL RESOURCES INC., pursuant to the provisions of Section 1 of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

        (2)   Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)
(Name)

          (3)   Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)
(Date)	(Signature)

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Appendix B

INVESTORS RIGHTS AGREEMENT

by and between

PROSPECT GLOBAL RESOURCES INC.

and

THE INVESTORS NAMED HEREIN

Dated as of November 29, 2012

        INVESTORS RIGHTS AGREEMENT, dated as of November 29, 2012 (as may be amended from time to time, this "Agreement"), by and between Prospect Global Resources Inc., a Nevada corporation (the "Company"), and the investors named in Schedule A hereto (each, an "Investor" and collectively, the "Investors Group").

W I T N E S S E T H:

        WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and each of the Investors entered into a Securities Purchase Agreement (as may be amended from time to time, the "Purchase Agreement") pursuant to which, among other things, the Company has agreed to issue to the Investors and/or Affiliates thereof (a) the Notes (as defined in the Purchase Agreement), which Notes may be converted into shares of common stock, par value $0.001 per share ("Common Stock"), of the Company, (b) the Apollo Warrants (as defined in the Purchase Agreement), (c) the Apollo Preferred Shares (as defined in the Purchase Agreement), and (d) under certain circumstances, shares of Common Stock (the shares of Common Stock, the Notes, the shares of Common Stock into which such Notes are convertible into and for which such Apollo Warrants are exercisable and the Apollo Preferred Shares, are collectively referred to herein as the "Securities") and (d) certain royalty interests in the Company; and

        WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investors' ownership of the Securities; and

        WHEREAS, this Agreement (a) shall become effective as of the Closing (as defined in the Purchase Agreement) or (b) shall automatically terminate (and be of no further force and effect) if the Purchase Agreement is terminated prior to the Closing.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

        1.1    Composition of the Board of Directors.

        (a)   Following the Closing and until the Charter Designation Termination Date, the Company shall take all actions necessary to preserve, and ensure the continuation of, the rights of the Preferred Share Purchaser (or, in the event the Preferred Share Purchaser has transferred any Apollo Preferred Shares to any of its Affiliates, the rights of the Majority Holders) to elect directors to the Company's board of directors (the "Board") pursuant to and in accordance with the articles of incorporation of the Company (as amended by the Certificate of Designation (as defined in the Purchase Agreement)) (the "Charter Designation Rights"), including, without limitation, by nominating for election (with respect to the Charter Designations Rights) the Persons proposed by the Preferred Share Purchaser (or, in the event the Preferred Share Purchaser has transferred all of the Apollo Preferred Shares to any of its Affiliates, the Majority Holders) pursuant to Section 1.1(c) below or otherwise.

        (b)   From and after the Charter Designation Termination Date and until an Investor Rights Termination Event, the Preferred Share Purchaser (or an Affiliate thereof designated by the Preferred Share Purchaser) shall have the right to appoint one observer on the Board (the "Board Observer") so long as it and/or its Affiliates hold any Securities (it being understood that a Board Observer shall have all the rights (other than voting rights) of a director on the Board, including (i) the right to attend all meetings of the Board as an observer, (ii) the right to receive advance notice of each meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board, (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board, and to access the same information concerning the business and operations of the Company, and (iv) the right to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, to the Board without voting).

        (c)   The Preferred Share Purchaser (or, in the event the Preferred Share Purchaser has transferred all of the Apollo Preferred Shares to any of its Affiliates, the Majority Holders) shall notify the Company of the identity of the proposed Investor Directors, in writing, no later than reasonably promptly after such information is reasonably requested by the Board or any committee thereof responsible for the nomination of directors for inclusion in (x) a proxy or information statement for a meeting of shareholders (or action by written consent) or (y) any other documents or reports to be filed by the Company with the SEC, together with all information about the proposed Investors Directors as shall be reasonably requested by the Board or any committee thereof responsible for the nomination of directors; provided, however, that in no event shall the Company require more information from the Preferred Share Purchaser or the Majority Holders regarding the proposed Investor Directors than is required for any other person nominated for election to the Board; provided, further, that in the event the Preferred Share Purchaser or the Majority Holders, as applicable, fails to provide any such notice, the persons then serving as the Investor Directors shall be deemed to be the proposed Investor Directors nominated for election for such meeting or written consent for purposes of this Section 1.2(c).

        (d)   Upon the request of the Preferred Share Purchaser, the Company shall cause one or more Investor Directors elected or serving in connection with the Charter Designation Rights to be appointed or elected to the boards of directors (or similar governing bodies) of any or all of the other Group Companies, such that the Investor Directors' representation on such boards will be proportionate to the Investor Directors' representation on the Board at such time.

        (e)   The provisions of the Certificate of Designation and this Article I are intended to provide the Preferred Share Purchaser and its Affiliates with the minimum Board representation rights set forth herein. Nothing in the Certificate of Designation or this Agreement shall prevent the Company from having a greater number of nominees or designees of the Preferred Share Purchaser and its Affiliates on the Board than otherwise provided herein.

        (f)    If the Company at any time after the Closing becomes eligible for the "controlled company" exception under the rules of the Principal Market as a result of the Investor Percentage Interest exceeding fifty percent (50%), the Company shall, upon the request of the Preferred Share Purchaser, take any and all action necessary to qualify the Company for such exception.

        (g)   If, after the date hereof, there is a change in applicable Law or the rules of the Principal Market that prohibits the Charter Designation Rights, then the Company shall use reasonable best efforts to remove such prohibitions and, if it is unsuccessful in doing so, the Company and the Preferred Share Purchaser will discuss in good faith amendments to the terms of the Certificate of Designation to remove such prohibition (it being acknowledged that in no event will the Preferred Share Purchaser be obligated to accept a lesser number of directors than a number equal to the Investor Percentage Interest multiplied by the outstanding number of directors on the Board).

        1.2    Committees.     From and after the Closing and until such time as the Preferred Share Purchaser (or the Majority Holders, as applicable) is no longer entitled to elect at least two members of the Board pursuant to the Charter Designation Rights, the Preferred Share Purchaser (or the Majority Holders, as applicable) shall be entitled to designate and appoint (and the Company shall cause such appointment (and the other appointments referred to in this Section 1.2) to occur and become effective) Investor Directors to serve on all of the committees of the Board in proportion to the Investor Directors' overall representation on the Board (rounded up or down to the nearest whole number); provided that the Preferred Share Purchaser (or the Majority Holders, as applicable) shall be entitled to designate and appoint at least one member to each committee so long as it is entitled to elect at least one member to the Board. In the event that an insufficient number of Investor Directors meet the eligibility requirements mandated by applicable Law or applicable national securities exchange rules (in either case from which the Company is not then exempt, by reason of operating under an applicable controlled company exemption or otherwise), the Preferred Share Purchaser (or the Majority Holders, as applicable) shall be entitled to designate and appoint a number of Investor Directors to such committee in a non-voting observer capacity as it would have been able to designate as full members in the absence of such ineligibility. Each such observer shall have the same rights as a director (other than voting rights), including the right to participate in all deliberations of each committee. Observers shall not be counted towards a quorum. The Company shall send to each such observer the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to the committee members. The Company shall also provide to each such observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the committee members.

        1.3    Consent Rights.     From and after the Closing, the Company shall not, and shall cause each of its subsidiaries to not (the Company and its current and future subsidiaries together, the "Group Companies"), take, enter into or effectuate any of the following actions or transactions without the prior written approval of the Preferred Share Purchaser (provided that (x) the consent rights set forth below shall not be applicable for so long as the Investor Percentage Interest is less than the Initial Threshold, and (y) the consent rights set forth below (except for the consent rights set forth in subsections (a), (c), (d), (e), (f), (o), (p) , (q), (r) (solely with respect to the Chief Executive Officer), (s) and (t) (solely with reference to the foregoing subsections)) shall terminate upon the Conversion Milestone):

          (a)   (i) any increase or decrease in the number of directors serving on the Board (or similar governing body) or any committee thereof, except as permitted by the terms of the Certificate of Designation, or (ii) any alteration of the powers of the Board (or similar governing body) or any committee thereof (including creating any new committee), except for any alterations of a non-material, routine or administrative nature which do not adversely affect the rights of the Investors Group;

          (b)   (i) approving or making material amendments to the annual budget of any Group Company (the "Annual Budget"), or (ii) making any expenditures or undertaking any transactions which would cause the Group Companies to, together with all other contemplated expenditures in the same budget period, deviate from a previously approved Annual Budget by more than five percent (5%) of the aggregate expenditures contemplated in such previously approved Annual Budget;

          (c)   (i) terminating the Company's status as a publicly listed company or terminating the registration of the Common Stock under the Securities Act of 1933 (the "Securities Act") or amending the Company's reporting obligations under the Exchange Act of 1934 (the "Exchange Act"), (ii) changing its (or any other Group Company's) jurisdiction of organization, or (iii) applying to list (or materially altering or terminating its listing) on any stock exchange;

          (d)   making any material change in the nature of its business or in its lines of business;

          (e)   changing its articles of incorporation, bylaws or other similar governing documents except for any alterations of a non-material, routine or administrative nature which do not adversely affect the rights of the Investors Group;

          (f)    creating or issuing any capital stock (including creating or issuing any new class of common stock of the Company other than the issuance for cash of the current class of Common Stock), any preferred stock (including any Apollo Preferred Shares or other shares of the Series A Preferred Stock of the Company) or any other equity-like or hybrid securities (including debt securities with equity components), including, without limitation, options, warrants, convertible, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived from the value of the equity of the Group Companies (an "Equity-based Security") (it being understood, for the avoidance of doubt, that the Company shall be permitted to (x) issue shares of its current class of Common Stock for cash without consent of the Preferred Share Purchaser, subject to the Investors Group rights in Sections 1.3(s) and 2.1 of this Agreement and (y) make issuances (other than of any Apollo Preferred Shares or other shares of the Series A Preferred Stock of the Company) to employees, directors and consultants (who are natural persons) pursuant to and in accordance with stock incentive plans of the Company that were publicly filed with the Commission prior to the date of the Purchase Agreement (provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of the Purchase Agreement, as modified with (i) the approval of the Company's stock holders and (ii) the separate written approval of the Preferred Share Purchaser);

          (g)   repurchasing or redeeming any equity securities or any Equity-based Security;

          (h)   declaring, setting aside, making or paying dividends or other distributions to any Person;

          (i)    authorizing, issuing, creating, or incurring any Indebtedness (or Liens relating to Indebtedness) or entry into any other binding commitments with any person with respect to such Indebtedness, other than (i) the issuance of the Notes pursuant to the Purchase Agreement and (ii) up to $75 million in the aggregate of Permitted Junior Debt (as defined in the Purchase Agreement);

          (j)    repaying, refinancing (by recapitalization or otherwise) or amending or otherwise modifying any Indebtedness prior to maturity thereof (including, without limitation, amending, waiving or otherwise modifying any terms of any Contracts entered into in connection with, or otherwise relating to, the Karlsson Purchase, whether through the amendment of any such Contracts, through the entry into new Contracts or arrangements, or otherwise), except as required by the terms of such Indebtedness;

          (k)   any individual or related series of dispositions of assets or businesses, whether by sale, transfer, assignment or otherwise, whether direct or indirect, with a value in excess of $200,000 individually or in excess of $500,000 when aggregated with all other dispositions in any twelve (12)-month period, except for the sale of potash in the ordinary course of business;

          (l)    selling or granting of any royalty (or similar) interests in, or other rights to payment based on the revenue of, the Group Companies or any assets or rights of the Group Companies; provided, that the Company shall be permitted to grant royalties in connection with the acquisition of property in the ordinary course of business, if (x) such royalty interests are granted to the seller of the acquired property and relate solely to the acquired property; and (y) either (i) such royalty interests are granted in connection with acquisitions of state-owned property, where the size of all state-owned properties as to which royalties are sold or granted under this proviso in any twelve (12)-month period does not exceed 1,500 acres in the aggregate and the royalties granted are substantially consistent with the published guidelines of the Arizona Bureau of Land Management, or (ii) the size of all non-state-owned properties as to which royalties are sold or granted under this proviso in any twelve (12)-month period does not exceed 500 acres in the aggregate and such royalty grants to the recipient only a percentage interest in gross potash production from the acquired property, not to exceed the following percentages:

            (i)    two percent (2%) if potash produced from the acquired property is sold at $200/tonne or less,

            (ii)   three percent (3%) if potash produced from the acquired property is sold at a price less than or equal to $300/tonne but greater than $200/t,

            (iii)  four percent (4%) if potash produced from the acquired property is sold at a price less than or equal to $400/tonne but greater than $300/t,

            (iv)  five percent (5%) if potash produced from the acquired property is sold at a price less than or equal to $500/tonne but greater than $400/t and

            (v)   six percent (6%) if potash produced from the acquired property is sold at a price greater than $500/tonne;

          (m)  except with respect to the acquisition of real property or interests in real property (which is covered by clause (n) below), any individual or related series of acquisitions of assets, securities or businesses, whether by purchase, transfer, assignment or otherwise, whether direct or indirect, and including investments in or formation of partnerships or joint ventures with third parties, with a value (or for consideration) in excess of $500,000 individually or $2,000,000 in any twelve (12)-month period when aggregated with all other acquisitions;

          (n)   any individual or related series of acquisitions of any real property or interests in real property with a value (or for consideration) in excess of $750,000 or in excess of $1,500,000 in any twelve (12)-month period when aggregated with all other acquisitions, other than pursuant to Contracts entered into after the date hereof that are permitted to be entered into hereunder and by Section 9.1 of the Purchase Agreement;

          (o)   any mergers, consolidations, recapitalizations, restructurings, reorganizations, business combinations, or change-of-control transactions involving any Group Company;

          (p)   (i) commencing a voluntary case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to any Group Company, or seeking to adjudicate any Group Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any Group Company or any Indebtedness of any Group Company, (ii) seeking appointment of a receiver, trustee, custodian or other similar official for any Group Company or for all or any substantial part of any Group Company's assets, or (iii) the making of a general assignment for the benefit of any Group Company's creditors;

          (q)   entering into (or amending, altering or cancelling) any transaction or Contract (including, but not limited to, the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate or Associate of the Group Companies;

          (r)   hiring or firing of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Commercial Officer, Project Manager or Mine Manager (or other executives or managers performing substantially similar roles), and entry into or amendments of (or any waivers under) any employment or similar agreements or other compensation arrangements with such persons;

          (s)   issuing to any Person or Group shares of Common Stock or Equity-based Securities which would result in such Person or Group (including Affiliates and Associates of such Person or Group) Beneficially Owning seven and one-half percent (7.5%) or more of the then-outstanding

  Common Stock or other equity of the Company (or voting power of the Company for the election of directors); or

          (t)    entering into any Contract or otherwise obligating the Group Companies to take any of the foregoing actions.

        1.4    Good Faith Dealing.     Until the occurrence of an Investor Rights Termination Event, without the prior consent of the Investors Group, the Company shall not take any action (or fail to take any action) to cause or permit the amendment of, or amend, its articles of incorporation (as amended by the Certificate of Designation (as defined in the Purchase Agreement)) or bylaws, or enter into any Contract (or amend an existing Contract), in each case in a manner that is adverse to, or conflicts with, any of the Investors Group's rights under this Agreement (including its registration rights hereunder) or its Charter Designation Rights, and shall perform its obligations herein in good faith.

        1.5    Termination of Investors Group Rights.     From and after the Closing, if the Investor Percentage Interest is less than the Initial Threshold, then at any time that the Investor Percentage Interest falls below a level at which the Majority Holders would be entitled to elect a number of Investor Directors pursuant to the Charter Designation Rights as are then serving, the Preferred Share Purchaser shall promptly notify the Company and, unless otherwise consented to by a majority of the non-Investor Directors on the Board, use its reasonable best efforts to cause a number of Investor Directors to promptly resign from the Board (including by taking action by written consent) such that immediately following such resignation there is only that number of Investor Directors that the Majority Holders are then entitled to elect based on the then-current Investor Percentage Interest.

ARTICLE II

OTHER COVENANTS

        2.1    Preemptive Rights.

        (a)   Each Royalty Purchaser will have the preemptive rights set forth in this Section 2.1 with respect to any issuance of any Common Stock or Equity-based Securities by any Group Company that are issued after the Closing (any such issuance other than those described in clauses (i) through (iii) below, a "Preemptive Rights Issuance"), except for (i) issuances to employees, directors and consultants pursuant to and in accordance with stock incentive plans of the Company that were publicly filed with the Commission prior to the date hereof (provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of hereof and without effect to any amendments or other modifications thereof after the date hereof unless approved by the Investors Group) or written agreements set forth on Schedule 9.13 of the Purchase Agreement (provided that any such issuances are made in accordance with the terms, conditions and limitations of such agreements as they existed as of the date hereof and without effect to any amendments or other modifications thereof after the date hereof unless approved by the Investors Group), (ii) issuances of shares of Common Stock as consideration in any merger approved by pursuant to Section 1.3(o), or (iii) issuances of shares of Common Stock pursuant to and in accordance with warrant agreements entered into (and publicly filed with the Commission) prior to the date of the Purchase Agreement and previously disclosed to the Investors Group (provided that any such issuances are made in accordance with the terms, conditions and limitations of such warrant agreements as they existed as of the date of the Purchase Agreement and without effect to any amendments or other modifications thereof after the date of the Purchase Agreement unless approved by the Investors Group). The preemptive rights in this Section 2.1 shall terminate at such time as the Investor Percentage Interest falls below ten percent (10%).

        (b)   If any Group Company at any time or from time to time effects a Preemptive Rights Issuance, such Group Company shall give written notice to each Royalty Purchaser a reasonable period in advance of such issuance (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other terms and conditions of such issuance, which shall be deemed updated by delivery of the final documentation for such issuance to each Royalty Purchaser. Each Royalty Purchaser may, by written notice to such Group Company (a "Preemptive Rights Notice") delivered no later than twenty-one (21) days after the consummation of such Preemptive Rights Issuance, elect to purchase (or designate an Affiliate thereof (including, without limitation, another Investor) to purchase) a number of securities specified in such Preemptive Rights Notice (which number may be any number up to but not exceeding such Royalty Purchaser's pro rata portion of the Preemptive Rights Cap Amount applicable to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that (i) the price per security that the Investors shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice, and (ii) the Investors shall not be required to comply with any terms, conditions, obligations or restrictions (including, without limitation, any non-compete, standstill or other limitations but excluding any remaining period of a transfer or lock-up restriction applicable at such time to other purchasers in such Preemptive Rights Issuance) not directly necessary for the effectuation of the sale or issuance of such securities). If the Royalty Purchasers exercise their preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall (or shall cause such subsidiary to) issue to the Royalty Purchasers (or their designated Affiliates) the number of securities specified in such Preemptive Rights Notice as soon as reasonably practicable thereafter. For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-based Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-based Securities and other securities in the same Preemptive Rights Issuance, each Royalty Purchaser shall have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such Common Stock or Equity-based Securities, in the same manner described above (as to amount, price and other terms).

        (c)   The election by any Royalty Purchaser not to exercise its preemptive rights hereunder in any one instance shall not affect its right (other than in respect of a reduction in the Investors Rights Percentage) as to any future Preemptive Rights Issuances. Each Royalty Purchaser shall be entitled to deliver its own notices and make its own elections for purposes of this Section 2.1, and the non-exercise by any Royalty Purchaser shall not affect the rights of any other Investor under this Section 2.1.

        (d)   For the avoidance of doubt, the Royalty Purchasers shall not have any preemptive rights under this Section 2.1 with respect to any issuance of any Common Stock or Equity-based Securities by any Group Company occurring at or prior to the Closing (a "Pre-Closing Issuance"). Each Investor's preemptive rights (if any) with respect to Pre-Closing Issuances shall be limited to their rights under Section 9.13 of the Purchase Agreement.

        2.2    Information Rights.

        (a)   From the Closing until the Investor Percentage Interest is less than five percent (5%), the Company will prepare and furnish the following to each Investor (and in the case of clause (iv), make available to each Investor):

          (i)    As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Group Companies, a copy of the audited consolidated balance sheet of the Group Companies as at the end of each such fiscal year and the related audited consolidated statements of income, cash flows and changes in shareholders equity for such year of the Group Companies setting forth, in each case in comparative form the figures for the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal year, all in reasonable detail.

          (ii)   As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the Group Companies for the first three (3) fiscal quarters of a fiscal year, the unaudited consolidated balance sheet of the Group Companies as at the end of such quarter and the related consolidated statements of income, cash flows and changes in shareholders' equity for such quarter and the portion of the fiscal year of the Group Companies then ended, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such period, all in reasonable detail.

          (iii)  As soon as available, (A) a copy of the operating and capital expenditure budgets for the Group Companies for such fiscal year, (B) monthly construction progress reports (containing detail on budget, schedule and key metrics), (C) monthly management accounts and periodic information packages relating to the operations and financial performance of the Group Companies, in each case in such form as the applicable Group Company prepares in the ordinary course of business, (D) unless already received by an Investor Director or a Board Observer, a copy of all information packages (and any other materials, documents or information) provided to the board of directors (or similar governing body) of any Group Company or any director thereof (including notices, minutes, consents and regularly or specially compiled financial and operating data distributed to the members of such board or body at the same time as such materials are distributed to such board or body) and (E) a copy of any information or reporting packages (and any other materials, certificates, documents or other information) provided directly or indirectly (including through trustees or other agents) to any or all lenders under the Project Finance Facility (as defined in the Purchase Agreement) or to any other lender to or debt financing source of any Group Company.

          (iv)  As soon as reasonably practicable after a request by any Investor to inspect, review or consult with (as applicable), all books and records and facilities and properties and management (including project managers and other key employees) of each Group Company at reasonable times and intervals.

          (v)   As soon as reasonably practicable, any other information reasonably requested by such Investor; provided that there is a tax, accounting, investment monitoring or other valid purpose for requesting such information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Investors.     Each Investor hereby represents and warrants to the Company as follows:

          (a)   Such Investor has been duly formed, is validly existing and is in good standing under the laws of its state of organization. Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (b)   The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Investor, or any Contract to which such Investor is a party or to which any of its assets are subject.

          (c)   The execution, delivery and performance of this Agreement by such Investor has been duly authorized by all necessary corporate (or similar) action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        3.2    Representations and Warranties of the Company.     The Company hereby represents and warrants to the Investors Group as follows:

          (a)   The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Nevada. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (b)   The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, Applicable Law, the organizational documents of the Company, or any Contract to which the Company is a party or to which any assets of any Group Company are subject.

          (c)   The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investors Group, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

ARTICLE IV

REGISTRATION

        4.1    Demand Registrations.

        (a)    Requests for Registration.     Subject to Section 4.1(b), at any time after the Closing, the Investors Group may request in writing and require that the Company effect the registration (which, for avoidance of doubt, may be a Shelf Registration) of all or any part of the Registrable Securities held by any Investor (a "Registration Request") (which Registration Request shall specify the number of Registrable Securities intended to be registered and the intended method of distribution). Promptly after its receipt of any Registration Request, the Company will use its best efforts to register, as soon as practicable in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request. Any registration requested by the Investors Group pursuant to this Section 4.1(a) is referred to in this Agreement as a "Demand Registration."

        (b)    Limitation on Demand Registrations.

        (i)    The Company shall not be required to (A) effect more than six (6) Demand Registrations (or more than three (3) in any twelve (12)-month period) or (B) effect more than three (3) Demand Registrations on Form S-1 (or more than one (1) in any twelve (12)-month period) (it being understood and agreed that the Company shall not be required to effect a Demand Registration on Form S-1 if the Company is S-3 eligible at such time and can successfully effectuate a Shelf Registration (including, if requested, an Underwritten Shelf Takedown thereunder) at such time with respect to the Registrable Securities requested to be registered by the Investors Group). No Demand Registration will count for the purposes of the limitations in this Section 4.1(b) unless the registration has been declared or ordered effective by the Commission and remains continuously effective until (I) in the case of a Shelf Registration, the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (II) in the case of a registration statement that does not relate to a Shelf Registration, the earlier of (x) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (y) the close of business on the one hundred and eightieth (180th) day after such registration has been declared or ordered effective by the Commission.

        (ii)   The Company also shall not be required to effect any Demand Registration if the Company has notified the Investors Group that, in the good faith judgment of the Company, due to a pending material transaction or material event (other than the Demand Registration that is the subject of such Registration Request) it would be materially detrimental to the Company for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than thirty (30) days after receipt of the request of the Investors Group; provided that such right to delay a request shall be exercised by the Company not more than three (3) times in any twelve (12)-month period and not more than once in any four (4)-month period. If the Company postpones the filing of a prospectus or the effectiveness of a Registration Statement pursuant to this Section 4.1(b)(ii) , the Investors Group will be entitled to withdraw its Registration Request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in this Section 4.1(b).

        (c)    Selection of Underwriters.     If any Demand Registration (or any Underwritten Shelf Takedown) is proposed to be underwritten, the lead underwriter (and all of the other underwriters, other than the second bookrunner) to administer the offering in connection with any such Demand Registration or Underwritten Shelf Takedown will be chosen by the Investors Group subject to prior consultation with the Company. The Company shall be entitled to designate a second bookrunner in any offering in connection with any such Demand Registration or Underwritten Shelf Takedown. In connection with any registered offering of the Company in which none of the Investors Group is offering any securities, so long as the Investor Percentage Interest is twenty percent (20%) or more at such time, the underwriters for such offering shall be selected by the mutual agreement of the Company and the Investors Group, each acting reasonably.

        (d)    Priority on Demand Registrations.     The Company will not include in any Demand Registration pursuant to this Section 4.1 (or any Shelf Takedown, whether an Underwritten Shelf Takedown or otherwise) any shares of Common Stock (or other securities) that are not Registrable Securities, without the prior written consent of the Investors Group. If the lead underwriter in a Demand Registration that is an underwritten offering advises the Company that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other shares of Common Stock requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that, in the reasonable opinion of such underwriter, can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Investors Group, (ii) second, if there is any additional availability after full satisfaction of clause (i) above, any shares of Common Stock to be sold by the Company, and (iii) third, if there is any additional availability after full satisfaction of clauses (i) and (ii) above, any shares of Common Stock requested to be included pursuant to the exercise of other contractual piggyback registration rights granted by the Company pro rata among such persons (if applicable) on the basis of the aggregate number of securities requested to be included by such persons.

        4.2    Piggyback Registrations.

        (a)    Right to Piggyback.     Whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) in connection with a Public Offering solely for cash (whether for its own account (a "Company Registration") or for the account of any other Person (other than the Investors Group) possessing contractual demand registration rights (a "Shareholder Registration")), other than pursuant to a Demand Registration or a

Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investors Group of its intention to effect such a registration and, subject to Section 4.2(c), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) Business Days after the date of the Company's notice (a "Piggyback Registration") (it being understood and agreed that, for the avoidance of doubt, the Investors Group's election to include its Registrable Securities in such registration and/or sell its Registrable Securities in such related offering may be conditioned on the pricing achieved in the contemplated registration or offering). Subject to the foregoing, the Investors Group may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.2 prior to the effectiveness of such registration, whether or not the Investors Group has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 4.5, the Company will have no liability to the Investors Group in connection with such termination or withdrawal.

        (b)    Underwritten Registration.     If the registration referred to in Section 4.2(a) is proposed to be underwritten, the Company will so advise the Investors Group. In such event, the right of the Investors Group to registration pursuant to this Section 4.2 will be conditioned upon the Investors Group's participation in such underwriting and the inclusion of the Investors Group's Registrable Securities in the underwriting, and the Investors Group will (together with the Company and the other securityholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in accordance with Section 4.1(c).

        (c)    Priority on Registrations.

        (i)    If a Piggyback Registration relates to an underwritten primary offering for a Company Registration, and the lead underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Common Stock the Company proposes to sell, and (ii) second, if there is any additional availability after full satisfaction of clause (i) above, shares of Common Stock (including Registrable Securities) of any investors (including the Investors Group) who have requested registration of their securities pursuant to contractual piggyback registration rights (including pursuant to Section 4.2(a)), pro rata on the basis of the aggregate number of such securities or shares owned by each such investor.

        (ii)   If a Piggyback Registration relates to an underwritten offering for a Shareholder Registration, and the lead underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Common Stock to be included by the investor that exercised its demand rights with respect to the Shareholder Registration, and (ii) second, if there is any additional availability after full satisfaction of clause (i) above, shares of Common Stock (including Registrable Securities) of any other investors (including the Investors Group) who have requested registration of their securities pursuant to contractual piggyback registration rights (including pursuant to Section 4.2(a)), pro rata on the basis of the aggregate number of such securities or shares owned by each such investor.

        4.3    Shelf Registration Statement.

        (a)   Not later than the earlier of thirty (30) days after (or, if the Company is not then S-3 eligible, sixty (60) days after) (x) Project Completion (as defined in the Purchase Agreement) or (y) a written request by the Investors Group, the Company shall file with the Commission either (i) a Shelf Registration Statement or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing Shelf Registration Statement in accordance with Rule 430B under the Securities Act, in each case relating to the offer and sale of all of the Registrable Securities (the "Shelf Registration"). The Company shall, if such Shelf Registration Statement is not automatically effective, use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible after filing. The Company shall amend or supplement such Shelf Registration Statement to include additional Registrable Securities. The Company shall use its best efforts to cause the Shelf Registration Statement to remain effective, including by filing a replacement Shelf Registration Statement upon the expiration of the original Shelf Registration Statement until such time as there are no remaining Registrable Securities, and amend the Shelf Registration Statement from time to time as requested by the Investors Group to permit disposition of Registrable Securities pursuant thereto in accordance with the preferred method of distribution of Securities under the Shelf Registration Statement of the Investors Group.

        (b)   The Investors Group shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell such Registrable Securities as are then registered pursuant to such Shelf Registration Statement, in any manner as provided in its notice to the Company (including in any underwritten offering, if so requested) (each such sale, a "Shelf Takedown"); provided, that, (i) if such Shelf Takedown is to be underwritten (an "Underwritten Shelf Takedown"), the Investors Group shall provide the Company at least thirteen (13) Business Days' written notice prior to the expected closing of such Underwritten Shelf Takedown (it being understood and agreed that, notwithstanding anything to the contrary herein, there shall be no aggregate limit to the number of Underwritten Shelf Takedowns that may be required to be consummated hereunder (except that the parties hereto agree that no more than three (3) Underwritten Shelf Takedowns may be required to be consummated hereunder in any twelve (12)-month period)) and (ii) if such takedown does not involve an Underwritten Shelf Takedown (a "Non-Underwritten Shelf Takedown"), the Investors Group shall provide the Company at least five (5) Business Days' written notice prior to the expected closing of such Non-Underwritten Shelf Takedown (it being understood and agreed that, notwithstanding anything to the contrary herein, there shall be no limit to the number of Non-Underwritten Shelf Takedowns that may be required to be consummated hereunder). The Investors Group shall give the Company prompt written notice after the consummation of each Shelf Takedown.

        4.4    Registration Procedures.     Subject to Section 4.1(b), whenever the Investors Group has requested that any Registrable Securities be registered pursuant to Section 4.1 or 4.2 of this Agreement (including with respect to a Shelf Registration and any Underwritten Shelf Takedowns or Non-Underwritten Shelf Takedowns), the Company will use its best efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its best efforts to as expeditiously as reasonably practicable:

          (a)   With respect to a Demand Registration or a Piggyback Registration, prepare and file with the Commission a registration statement with respect to such Registrable Securities (which, for the avoidance of doubt, may be a Shelf Registration and any Underwritten Shelf Takedowns or Non-Underwritten Shelf Takedowns) and use its best efforts to cause such registration statement to become effective, or prepare and file with the Commission a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of the Investors Group, keep such registration statement effective or such prospectus supplement current, until (i) in the case of a Shelf Registration, the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (ii) in the case of any registration statement not related to a Shelf Registration, the earlier of (A) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (B) the close of business on the one hundred and eightieth (180th) day after such registration has been declared or ordered effective by the Commission;

          (b)   Prepare and file with the Commission such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a);

          (c)   Furnish to the Investors Group such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

          (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities, blue sky or other laws of such jurisdictions as shall be reasonably requested by the Investors Group, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by the Investors Group; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (e)   Enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form with the managing underwriter(s) of such offering) and take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) as are reasonably required in order to facilitate the disposition of such Registrable Securities;

          (f)    With respect to a Demand Registration (including any Shelf Takedowns), at the request of the Investors Group, cause its senior executives to participate, at the Company's expense, in customary investor presentations and "road shows" (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company);

          (g)   Notify the Investors Group at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (h)   Make such representations and warranties to the Investors Group of the Registrable Securities covered by the applicable registration statement and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in an underwritten Public

  Offering and deliver such documents and certificates as may be reasonably requested by the Investors Group and the managing underwriter, if any, to evidence compliance with the foregoing and with any customary conditions contained in the applicable underwriting agreement or other agreement entered into by the Company;

          (i)    Use its best efforts to furnish to the managing underwriter, if any, and the Investors Group (1) an opinion of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten Public Offering, addressed to the underwriters and the Investors Group, and (2) a "comfort letter" from the independent registered public accountants of the Company addressed to the Investors Group and the underwriters, if any, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten Public Offering;

          (j)    Give written notice to the Investors Group:

            (i)    when any Registration Statement relating to such registrations or any amendment thereto has been filed with the Commission and when such registration statement or any post-effective amendment thereto has become effective;

            (ii)   of any request by the Commission for amendments or supplements to any registration statement filed in connection therewith or the prospectus included therein or for additional information;

            (iii)  of the issuance by the Commission of any stop order suspending the effectiveness of any registration statement filed in connection therewith or the initiation of any proceedings for that purpose;

            (iv)  of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

            (v)   of the happening of any event that requires the Company to make changes in any effective registration statement filed in connection therewith or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

          (k)   Use its best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.4(j)(iii) at the earliest practicable time;

          (l)    Upon the occurrence of any event contemplated by Section 4.4(j)(v) above, promptly (and in any event within five (5) Business Days) prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Investors Group, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Investors Group in accordance with Section 4.4(j)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Investors Group shall suspend use of such prospectus and use its commercially reasonable efforts to return to the Company all hard copies of such prospectus (at the Company's expense) other than permanent file copies then in the Investors Group's possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Investors Group shall have received such amended or supplemented prospectus pursuant to this Section 4.4(l);

          (m)  Use its best efforts to procure the cooperation of the Company's transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investors Group or the underwriters;

          (n)   If requested by the managing underwriter or the Investors Group, promptly incorporate in a supplement or post-effective amendment such information as the managing underwriter and the Investors Group agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such underwritten offering, and make all required filings of such supplement or post-effective amendment as soon as notified of the matters to be incorporated in such supplement or post-effective amendment;

          (o)   Cooperate with the Investors Group and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriter may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters;

          (p)   Cause all Registrable Securities covered by the applicable registration statement to be listed on any national securities exchange on which the Common Stock is then listed;

          (q)   Following reasonable advance notice, make available for inspection by representatives of the Investors Group, any underwriter participating in any disposition pursuant to the applicable registration statement, and any attorney or accountant retained by the Investors Group or any such underwriter, all relevant financial and other records and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary to the Investors Group or any such underwriter, and cause the Company's officers, directors and employees to supply all relevant information, reasonably requested by the Investors Group, underwriter, attorney or accountant in connection with the applicable registration as is customary for similar due diligence examinations during normal business hours at the offices where such information is normally kept; and

          (r)   Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to the Company's securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, (A) covering the twelve (12)-month period commencing at the end of the fiscal quarter in which the applicable registration statement becomes effective, within forty-five (45) days of the end of such twelve (12)-month period, and (B) beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the applicable registration statement, which statements shall cover such twelve (12)-month period.

        4.5    Registration Expenses.     Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the investors of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

        4.6    Participation in Underwritten Registrations.     The Investors Group shall not participate in any registration hereunder that is underwritten unless the Investors Group (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Investors Group (including, pursuant to the terms of any over allotment or "green shoe" option requested by the managing underwriter(s); provided that the Investors Group will not be required to sell more than the number of Registrable Securities that the Investors Group has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company's reasonable requests in connection with such registration or qualification (it being understood that the Company's failure to perform its obligations hereunder, which failure is caused by the Investors Group's failure to so cooperate, will not constitute a breach by the Company of this Agreement).

        4.7    Rules 144 and 144A and Regulation S.     The Company covenants that it will file any and all reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Investors Group may reasonably request, all to the extent required from time to time to enable the Investors Group to sell its Securities (including, without limitation, its Notes and its Registrable Securities) without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the written request of the Investors Group, the Company will deliver to the Investors Group a written statement as to whether it has complied with such requirements.

        4.8    Holdback.     The Company agrees that, if requested by the underwriters managing any underwritten offering of Registrable Securities, the Company (whether or not participating in such offering) agrees not to, and agrees to use its reasonable best efforts to cause each of its officers and directors other than an Investor Director (whether or not participating in such offering) not to, issue or Transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of such underwriters, during the period specified by the managing underwriters, which period shall not exceed ten (10) days prior or ninety (90) days following any registered offering of such Registrable Securities; provided that the Investors Group shall have likewise agreed with such underwriters and the Company not to Transfer any Registrable Securities during such period pursuant to an agreement that is substantially identical to the lock-up agreement to be signed by the Company, which agreement may not be waived or amended without the consent of the Company. This Section 4.9 shall not apply to any offering of Registrable Securities effected pursuant to a Registration Request made during the period following the filing of any registration statement with the Commission with respect to any offering by the Company of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock until ninety (90) days after the date on which such registration statement is declared effective.

        4.9    Furnishing Information.

        (a)   It shall be a condition to the obligations of the Company to file any registration statement pursuant to Section 4.1 that the Investors Group shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities reasonably requested by the Company to the extent such information is necessary to effect the registration of its Registrable Securities.

ARTICLE V

INDEMNIFICATION

        5.1    Indemnification.

        (a)   The Company agrees to indemnify and hold harmless the Investors, their respective officers, directors, managers, employees, fiduciaries and general and limited partners and each Person who is a controlling Person of any of the Investors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (and the officers, directors, managers, employees, fiduciaries and general and limited partners thereof) (each such person being referred to herein as a "Covered Person") against, and pay and reimburse such Covered Persons for, any losses, claims, damages or liabilities, joint or several, to which such Covered Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any violation by the Company of any federal, state or common law rule, regulation or law applicable to the Company and relating to action required of or inaction by the Company in connection with any registration or offering of Registrable Securities, and the Company will pay and reimburse such Covered Persons for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the Company shall not be liable to a Covered Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein, or arises out of or is based on the failure of the Investors Group to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Investors Group with copies thereof.

        (b)   In connection with any Registration Statement in which any Investor is participating, the Investor shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and shall indemnify and hold harmless the Company, its directors and officers and any Person who is or might be deemed to be a controlling person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director, officer, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent (x) that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Company by the Investor expressly for use therein and (y) such statement or omission was not corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, and the Investor will reimburse the Company and each such director, officer and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the obligation to indemnify and hold harmless and reimburse shall be individual and several to each Investor and shall be limited to the net proceeds received by such Investor from the sale of its Registrable Securities pursuant to the offering which gives rise to the right to so indemnify, hold harmless and reimburse (less the aggregate amount of any damages that the Investor has otherwise been required to pay in respect of such loss, claim, damage, liability, action or expense or any substantially similar loss, claim, damage, liability, action or expense arising from the sale of such Registrable Securities).

        (c)   Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability under such subsection except to the extent that the indemnifying party is actually prejudiced by such failure to notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any other legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified person unless the indemnifying party and the indemnified party shall have mutually agreed to the contrary or the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding, be liable for the fees and expenses of more than one separate firm (in addition to any one firm of local counsel for each jurisdiction) retained by the indemnified persons for all indemnified persons and that all such fees and expenses of such separate counsel shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably denied, withheld, conditioned or delayed, but if settled with such consent or if there shall be a judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to (or an admission of) fault, culpability or a failure to act, by or on behalf of any indemnified party.

        (d)   The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

        (e)   If the indemnification provided for in Section 5.1(a) or Section 5.1(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions or violations that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Investor shall be obligated to contribute pursuant to this Section 5.1(e) shall be limited to an amount equal to the net proceeds received by such Investor from the sale of its Registrable Securities pursuant to the offering which gives rise to such obligation to contribute (less the aggregate amount of any damages that the Investor has otherwise been required to pay in respect of such loss, claim, damage, liability, action or expense or any substantially similar loss, claim, damage, liability, action or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

DEFINITIONS

        6.1    Defined Terms.     Capitalized terms when used in this Agreement have the following meanings:

          "Affiliate" means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person. For purposes of this Agreement, Apollo Global Management, LLC and its Affiliates shall not be deemed to be Affiliates of the Company or any of its Subsidiaries.

          "Agreement" has the meaning set forth in the Preamble.

          "Annual Budget" has the meaning set forth in Section 1.3(b).

          "Applicable Law" means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

          "Apollo Warrants" has the meaning set forth in the Purchase Agreement.

          "Apollo Preferred Shares" has the meaning set forth in the Purchase Agreement.

          "Associate" means, with respect to any Person, (a) such Person's directors, managers or executive or senior officers and (b) (i) a corporation or organization (other than the Group Companies) of which such director, manager or officer is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such director, manager or officer has a substantial beneficial interest or as to which such director, manager or officer serves as trustee or in a similar capacity, and (iii) any relative or spouse of such director, manager or officer, or any relative of such spouse, who has the same home as such director, manager or officer or who is a director, manager or officer of any of the Group Companies.

          "Beneficially Own" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "Board" has the meaning set forth in Section 1.1.

          "Board Observer" has the meaning set forth in Section 1.1(b).

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          "Certificate of Designation" has the meaning set forth in the Purchase Agreement.

          "Charter Designation Rights" has the meaning set forth in Section 1.1(a).

          "Charter Designation Termination Date" means the first date following the Closing Date (as defined in the Purchase Agreement) on which the Charter Designation Rights no longer entitle the Majority Holders to elect directors to the Board.

          "Closing" has the meaning set forth in the Purchase Agreement.

          "Closing Date" has the meaning set forth in the Purchase Agreement.

          "Commission" means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

          "Common Stock" has the meaning set forth in the Recitals.

          "Company" has the meaning set forth in the Preamble.

          "Company Registration" has the meaning set forth in Section 4.2(a).

          "Contract" means any contract, agreement, obligation, note, bond, mortgage, indenture, guarantee, agreement, subcontract, lease or undertaking (whether written or oral and whether express or implied).

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Covered Person" has the meaning set forth in Section 5.1(a).

          "Conversion Milestone" has the meaning set forth in the Purchase Agreement.

          "Demand Registration" has the meaning set forth in Section 4.1(a).

          "Equity-based Security" has the meaning set forth in Section 1.3(f).

          "Exchange Act" has the meaning set forth in Section 1.3(c).

          "Governmental Entity" means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

          "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

          "Group Companies" has the meaning set forth in Section 1.3.

          "Indebtedness" has the meaning set forth in the Purchase Agreement.

          "Initial Threshold" means twenty percent (20%).

          "Investment Fund" means any investment fund or separate investment account that is managed by any Investor or its Affiliates.

          "Investor" means (i) each of the Investors (as defined in the Preamble), and (ii) any Permitted Transferee (x) who acquires Securities (or to whom Securities are Transferred), whether from an Investor, the Company or otherwise or (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 7.4.

          "Investors Group" has the meaning set forth in the Preamble (and shall be deemed to include any other Persons who become "Investors" after the date here, including any Permitted Transferees).

          "Investor Director" means a director who has been elected or appointed to the Board by the Preferred Share Purchaser or the Majority Holders (pursuant to and in accordance with the Charter Designation Rights).

          "Investor Percentage Interest" means, as of any date of determination, the percentage of the total number of votes that may be cast in the election of directors generally of the Company that is represented by the Securities (or any other securities of the Company) Beneficially Owned by the Investors Group, any of its Affiliates and its or their Permitted Transferees, in the aggregate (for purposes of this definition, treating any Apollo Warrants held at such time by such Persons as having been exercised by such Persons for all of the shares of Common Stock underlying such Apollo Warrants, with such Persons having Beneficial Ownership over such shares).

          "Investor Representative" has the meaning set forth in Section 7.2.

          "Investor Rights Termination Event" shall be deemed to occur if, as of the end of any Business Day following the Closing, none of the Investors Beneficially Own any Securities.

          "Karlsson Purchase" means the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of May 30, 2012, between Prospect Global Resources, Inc., a Delaware corporation, and Karlsson Group, Inc., an Arizona corporation, including all ancillary agreements and documentation entered in connection therewith.

          "Liens" has the meaning set forth in the Purchase Agreement.

          "Majority Holders" has the meaning set forth in the Certificate of Designations.

          "Non-Underwritten Shelf Takedown" has the meaning set forth in Section 4.3(b).

          "Notes" has the meaning set forth in the Purchase Agreement

          "Notes Purchaser" means the Investors set forth in Schedule A under such heading, and shall include any Permitted Transferee of any such Investor.

          "Permitted Junior Debt" has the meaning set forth in the Purchase Agreement (except that the incurrence or issuance thereof occurs after the Closing).

          "Permitted Transferee" means, with respect to any Investor, any Affiliate or Investment Fund of such Investor (or of any of the members or limited partners of such Investor) that agrees to be bound by the provisions of this Agreement as if it were an Investor by executing and delivering to the Company a joinder in substantially the form attached hereto as Exhibit A.

          "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

          "Piggyback Registration" has the meaning set forth in Section 4.2(a).

          "Pre-Closing Issuance" has the meaning set forth in Section 2.1(d).

          "Preemptive Rights Cap Amount" means, with respect to a Preemptive Rights Issuance, a number of securities which, if divided by the sum of (i) such number of securities plus (ii) the number of securities issued in such Preemptive Rights Issuance, would represent a percentage that is equal to the Investor Percentage Interest (as of immediately prior to the Preemptive Rights Issuance). A Royalty Purchaser's "pro rata portion" of the Preemptive Rights Cap Amount applicable to a Preemptive Rights Issuance shall be determined by the Investor Group, from time to time, with notice to the Company, in a manner intended to maintain the relative percentage interests of ownership of Company securities of the Royalty Purchasers and their ultimate investors.

          "Preemptive Rights Issuance" has the meaning set forth in Section 2.1(a).

          "Preemptive Rights Notice" has the meaning set forth in Section 2.1(b).

          "Principal Market" means the Nasdaq Stock Exchange, or, if the Nasdaq Stock Exchange is not the principal trading market for the shares of Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded.

          "Preferred Share Purchaser" means the Investor set forth in Schedule A under such heading, and shall include any Permitted Transferee of any such Investor.

          "Project Completion" has the meaning set forth in the Purchase Agreement.

          "Project Finance Facility" has the meaning set forth in Section 2.2(a)(iii).

          "Public Offering" means a public offering of securities of the Company pursuant to an effective Registration Statement under the Securities Act (other than a Special Registration).

          "Purchase Agreement" has the meaning set forth in the Recitals.

          "Register," "registered" and "registration" shall refer to a registration effected by preparing and (i) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

          "Registrable Securities" means the shares of Common Stock (including such shares underlying the Notes or Apollo Warrants) held by the Investors Group; provided that the Investors Group can convert or exercise the Notes or Apollo Warrants to Common Stock prior to consummating any offering, and provided, further, that the shares of Common Stock shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act or (iii) they shall have ceased to be outstanding.

          "Registration Expenses" means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including all registration and filing fees, Financial Industry Regulatory Authority, Inc. fees, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for the Investors Group, blue sky fees and expenses and expenses of the Company's independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

          "Registration Request" has the meaning set forth in Section 4.1(a).

          "Registration Statement" means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

          "Royalty Purchaser" means the Investors set forth in Schedule A under such heading, and shall include any Permitted Transferee of any such Investor.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities" shall have the meaning set forth in the Recitals (and shall also be deemed to refer to and include any other securities of any Group Company held by the Investors Group).

          "Securities Act" has the meaning set forth in Section 1.3(c).

          "Selling Expenses" means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, fees and disbursements of counsel for any Investors to the extent the same does not constitute a Registration Expense, and any Registration Expenses required by Applicable Law to be paid by a selling shareholder.

          "Shareholder Registration" has the meaning set forth in Section 4.2(a).

          "Shelf Registration" has the meaning set forth in Section 4.3(a).

          "Shelf Registration Statement" means a Registration Statement on Form S-3 (or any successor or similar provision) or any similar short-form or other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Securities. To the extent that the Company is a "well-known seasoned issuer" (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a "Shelf Registration Statement" shall be deemed to refer to an "automatic shelf registration statement," as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

          "Shelf Takedown" has the meaning set forth in Section 4.3(b).

          "Special Registration" means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or any successor or similar forms) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants or sales agents, distributors or similar representatives of the Company or its direct or indirect subsidiaries or in connection with dividend reinvestment plans.

          "Transfer" means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

          "Underwritten Shelf Takedown" has the meaning set forth in Section 4.3(b).

        6.2    Terms Generally.     The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to "Articles" and "Sections" shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." References to "$" or "dollars" means United States dollars. The definitions given for terms in this Article VI and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter

(including the Purchase Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time (provided any reference to the "date of the Purchase Agreement" shall mean November 29, 2012).

ARTICLE VII

MISCELLANEOUS

        7.1    Term.     This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) an Investor Rights Termination Event or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination (other than a termination pursuant to the last sentence of this Section 7.1) or expiration of this Agreement, the provisions set forth in Article V and in Article VII shall survive such termination. This Agreement shall terminate and be of no further force and effect if the Purchase Agreement shall terminate prior to the Closing.

        7.2    Investors Group Actions.     The parties hereto agree that any right granted to the "Investors Group" (but not to individual "Investors") under this Agreement, including any consent or approval rights, shall be exercised exclusively by the Preferred Share Purchaser, or such other Investor as designated by the Investor Group from time to time (the "Investor Representative") on behalf of the Investors Group, and only an act of the Investor Representative on behalf of the Investors Group shall be deemed to be an act of the Investors Group for purposes of this Agreement.

        7.3    Amendments and Waivers.     Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Investors Group. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        7.4    Successors and Assigns.     Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Investors Group. Notwithstanding the foregoing, (i) an Investor may assign all or any portion of its rights, interests or obligations under this Agreement to a Permitted Transferee of such Investor (whether such assignment occurs prior to, at or after the Closing), (ii) an Investor may assign all or any portion of its rights, interests or obligations under Articles IV and V to any Person to whom such Investor Transfers Registrable Securities, and (iii) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 7.4 shall be void. Upon any assignment by Investors, Schedule A shall be updated to reflect the effect of any such assignment.

        7.5    Severability.     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        7.6    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

        7.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to in this Agreement), together with the Purchase Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

        7.8    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), other than to the extent the laws of the State of Nevada (including chapters 78 and 92A of the Nevada Revised Statutes) mandatorily apply, without regard to any applicable conflicts-of-law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York located in the City and County of New York, Borough of Manhattan. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        7.9    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.10    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 7.8, in addition to any other remedy to which they are entitled at law or in equity.

        7.11    No Third-Party Beneficiaries.     Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party's respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement; provided that (i) for the avoidance of doubt, any Permitted Transferee, or other Transferee to whom rights are assigned pursuant to Section 7.4, shall be an intended third-party beneficiary hereof and (ii) the Persons indemnified under Article V are intended third-party beneficiaries of Article V.

        7.12    Notices.     All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to the Company, to:

    Prospect Global Resources Inc.
    1401 17th Street
    Suite 1550
    Denver, CO 80439
    Attention: Chief Executive Officer
    Facsimile: 303-990-8440

    with a copy to (which shall not constitute notice):

    Brownstein Hyatt Farber Schreck, LLP
    410 17th Street
    Suite 2200
    Denver, CO 80439
    Attention: Jeff Knetsch
    Facsimile: 303-223-1160

  If to any Investors or the Investors Group, to:

    c/o Apollo Global Management, LLC
    9 West 57th Street
    New York, NY 10019
    Attention: Laurie Medley
    Facsimile: (646) 607-0528

    with a copy to (which shall not constitute notice):

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Andrew Nussbaum
                      Ante Vucic
    Facsimile: 212-403-2000

        7.13    Stock Dividends, Etc.     The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or other Group Company or any successor or assignee of the Company or other Group Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company or other Group Company as so changed.

        7.14    Effectiveness.     This Agreement shall become effective as of the Closing.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

PROSPECT GLOBAL RESOURCES INC.
By:	/s/ PATRICK L. AVERY
Name: Patrick L. Avery Title: Chief Executive Officer and President

AIF VII PG O&R HOLDINGS, L.P.
By:	Apollo Advisors VII (APO FC), L.P., its general partner
By:	Apollo Advisors VII (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

AIF VII PG HOLDINGS, L.P.
By:	Apollo Advisors VII, L.P., its general partner
By:	Apollo Capital Management VII, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

ANRP PG HOLDINGS, L.P.
By:	Apollo ANRP Advisors, L.P., its general partner
By:	Apollo ANRP Capital Management, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

ANRP PG O&R HOLDINGS, L.P.
By:	Apollo ANRP Advisors (APO FC), L.P., its general partner
By:	Apollo ANRP Advisors (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

AP PG GOLDEN SHARE, LLC
By:	Apollo Management VII, L.P., its manager
By:	AIF VII Management, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

Schedule A

Preferred Share Purchaser:

AP PG Golden Share, LLC

Royalty Purchasers:

AIF VII PG O&R Holdings, L.P.

ANRP PG O&R Holdings, L.P.

Notes Purchasers:

AIF VII PG Holdings, L.P.

ANRP PG Holdings, L.P.

 EXHIBIT A

JOINDER AGREEMENT

Prospect Global Resources Inc.
1401 17th Street
Suite 1550
Denver, CO 80439
Attention: Chief Executive Officer

Ladies and Gentlemen:

        Reference is made to the Investors Rights Agreement, dated as of November 29, 2012 (as such agreement may have been or may be amended from time to time) (the "Investors Rights Agreement"), by and among Prospect Global Resources Inc., a Nevada corporation, each of the other parties signatory thereto and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Investors Rights Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Investors Rights Agreement.

        The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Investors Rights Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Investors Rights Agreement as an "Investor," as though an original party thereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [    ]th day of [                ], [        ].

[ ]
By:
Name:
Title:

Appendix C

ROYALTY AGREEMENT

        ROYALTY AGREEMENT (this "Agreement"), dated as of November 29, 2012, between Buffalo Management LLC, a Colorado limited liability company ("Buffalo"), the other investors (excluding Buffalo) set forth in Schedule A (the "Investors"), Prospect Global Resources Inc., a Nevada corporation ("PGRX Parent"), and, solely for purposes of Section 1 until the occurrence of the event set forth in Section 10, Prospect Global Resources Inc., a Delaware corporation and a subsidiary of PGRX Parent ("PGRX Delaware") and, solely from and after the occurrence of the event set forth in Section 10, American West Potash LLC, a Delaware limited liability company ("AWP").

        WHEREAS, Buffalo and PGRX Delaware have previously entered into a Management Services Agreement dated as of August 5, 2010, an Amended and Restated Management Services Agreement dated as of November 19, 2010, and a Second Amended and Restated Management Services Agreement dated as of January 7, 2011 (together, the "Original Management Agreement");

        WHEREAS, Buffalo and PGRX Delaware, pursuant to that certain Termination of Management Services Agreement, dated as of August 1, 2012 (the "Termination Agreement"), between the two parties, terminated certain fees payable to Buffalo under the Original Management Agreement and provided for the payment of a certain Royalty (as defined in the Termination Agreement) to Buffalo;

        WHEREAS, Investors and PGRX Parent, as of the date hereof, are entering into that certain Securities Purchase Agreement, among the Investors, certain other investors, PGRX Parent, and certain of PGRX Parent's subsidiaries (the "Purchase Agreement"); and

        WHEREAS, in consideration for Investors' willingness to enter into the Purchase Agreement and the receipt of the purchase price contemplated in the Purchase Agreement, Buffalo and PGRX Delaware wish to terminate, effective as of the Closing (as defined in the Purchase Agreement), the Termination Agreement and to enter into this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Termination.     Effective as of the Closing, the Termination Agreement shall be terminated in its entirety, except with respect to any obligations which have accrued prior to the date of such termination. Buffalo expressly acknowledges that, notwithstanding any language in Sections 4 and 15 of the Termination Agreement or anything else to the contrary, it shall have, upon such termination of the Termination Agreement, (a) no further rights to any Management Fee or Royalty (as such terms are used in the Termination Agreement) from PGRX Delaware (and PGRX Delaware shall have no corresponding obligations), and (b) the rights to the Royalty (as defined in this Agreement) in accordance with Section 2 hereof (and the rights to the Royalty-Equivalent Securities (as defined below) upon conversion of such Royalty in accordance with Section 3 hereof).

        Section 2.    Royalty Grant.

        (a)   Effective as of the Closing but subject to Section 3 hereof, in consideration for, among other things, receipt by PGRX Parent of the purchase price under the Purchase Agreement (with the amount of such consideration allocable to this Agreement to be determined by Purchasers (as defined in the Purchase Agreement)), PGRX Parent hereby grants, and each of PGRX Delaware and AWP will cause PGRX Parent to so grant, to Buffalo and Investors the right to receive payments from PGRX Parent in an aggregate amount equal to 2% of the higher of (i) the Gross Sales (as defined below) of AWP for a fiscal year and (ii) PGRX Parent's annual gross revenues during such fiscal year (as shown on PGRX Parent's audited financial statements for such fiscal year, but subject to Buffalo and Investors' review thereof) (the "Royalty"). The Royalty shall be allocated among Buffalo and the Investors (or designees, assignees or transferees thereof) pursuant to the allocation percentages set forth in Schedule A. The Royalty shall be paid by PGRX Parent to Buffalo and the Investors promptly following completion of each annual audit of PGRX Parent, but in any event no later than March 31 of each year with respect to the prior fiscal year's Gross Sales and annual gross revenues. No Royalty shall be paid or payable (but shall accrue) so long as such payment is prohibited by the terms of any of the agreements for indebtedness for borrowed money of PGRX Parent or its subsidiaries.

        (b)   For purposes of this Section 2:

          (i)    "Gross Sales" shall mean a sum calculated based on tons of Authorized Minerals actually sold during the relevant fiscal year at the actual average annual per ton sales price received by AWP during such fiscal year on a weighted basis, whether such sales are made pursuant to purchase orders, off-take agreements or otherwise. In the case of sales of Authorized Minerals sold under non-arms length contracts, "Gross Sales" shall mean the fair market value of such Authorized Minerals without deduction for any costs, expenses, liabilities or obligations paid or incurred by AWP other than transportation from the point of shipment to market at the mine (but not intra-mine transportation costs). In the event of a sale made pursuant to a long-term contract where a deposit is made, such deposit shall be treated as a Gross Sale.

          (ii)   "Authorized Minerals" shall mean all potash in and under the AWP Area, extracted, mined or processed by underground mining, solution mining or other mining methods now existing or developed or invented after the Closing.

          (iii)  "AWP Area" means any real property that AWP owns or with respect to which it has any lease, license or permit for mining purposes (whether existing as of the Closing or acquired thereafter).

        Section 3.    Royalty Conversion.

        (a)   The parties hereby agree that, following the Closing, if in the reasonable good faith opinion of either Buffalo, on the one hand, or the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors), on the other, based on substantiated indications from a financing source or potential financing source (including any underwriter or potential underwriter) to PGRX Parent or any of its subsidiaries, the existence of the Royalty would impede the ability of PGRX Parent or its subsidiaries to obtain financing for the funding of the Holbrook Project (as defined in the Purchase Agreement), or would increase the cost of such financing, then either Buffalo, on the one hand, or the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors), on the other, shall have the right (upon written notice delivered to the other parties hereto, such party delivering the notice being the "Conversion Notice Party" and such other party being the "non-Conversion Notice Party") to cause the Royalty to be terminated and converted into a grant by PGRX Parent of warrants, options or other equity-linked securities of PGRX Parent with an economic value equivalent to the then-present value of the Royalty (the "Royalty-Equivalent Securities"), the terms of which shall be determined pursuant to Section 3(b) hereof.

        (b)   The Royalty shall terminate pursuant to Section 3(a) above within twenty (20) Business Days (as defined in the Purchase Agreement) (the "Negotiation Period") of written notice delivered by the Conversion Notice Party in accordance with Section 3(a) above indicating that the Royalty shall terminate (the "Royalty Termination Date"). During the Negotiation Period following such notice, Buffalo, the Investors and PGRX Parent shall in good faith negotiate the terms of the Royalty-Equivalent Securities. At the Royalty Termination Date, the Royalty shall terminate and PGRX Parent shall issue to Buffalo and the Investors the Royalty-Equivalent Securities agreed to by the parties during the Negotiation Period. If the parties are unable to agree to the terms of the Royalty-Equivalent Securities, the Royalty shall nonetheless terminate on the Royalty Termination Date, and Buffalo and the Investors shall receive a right to receive the Royalty-Equivalent Securities, the terms of which shall be determined pursuant to Section 3(c).

        (c)   In the event of a disagreement regarding the terms of the Royalty- Equivalent Securities, the Conversion Notice Party shall deliver to the non-Conversion Notice Party and PGRX Parent a list of three nationally recognized investment banks experienced in the valuation of securities and mining and royalty interests, and the non-Conversion Notice Party shall select from such list one bank to perform the determination contemplated in this Section 3(c) (such bank, the "Valuation Expert"). The Valuation Expert shall determine, within twenty (20) Business Days, the Royalty- Equivalent Securities to be received by each of Buffalo and Investors, which determination shall be binding on each of the parties hereto. Such Royalty- Equivalent Securities, as determined by the Valuation Expert, shall be issued immediately by PGRX Parent upon the final determination by the Valuation Expert and shall be deemed to have been issued to Buffalo and Investors as of the Royalty Termination Date. The fees and expenses of the Valuation Expert shall be shared equally between Buffalo and the Investors.

        (d)   Each of Buffalo, on the one hand, and the Investors (as a group), on the other hand, shall receive the identical Royalty-Equivalent Securities in any such conversion (in proportion to their ownership of Royalty interests), and all Royalty interests shall be converted simultaneously on the Royalty Termination Date. No termination of Royalties pursuant to this Section 3 shall terminate the obligation of PGRX Parent to pay any Royalty that accrued prior to the date of such termination.

        Section 4.    Reporting; Information Rights.

        (a)   Following the Closing, simultaneously with the release of PGRX Parent's audited financial statements for any fiscal year (which release shall in no event be later than three months after the end of such fiscal year), PGRX Parent shall deliver to each of Buffalo and the Investors a statement setting forth PGRX Parent's calculation of the Royalty for such fiscal year, including a calculation of the Gross Sales of AWP for such fiscal year and reasonable supporting details used in such calculation (the "Royalty Statement").

        (b)   Following the Closing and prior to the Royalty Termination Date, during business hours and upon reasonable written notice to PGRX Parent and AWP, each of the Investors, Buffalo and their respective duly authorized representatives shall, at their own cost and expense, have the right to periodically, but not more than once per calendar quarter, inspect and audit the books and records of PGRX Parent and AWP with respect to the subject matter of this Agreement, including verification of the Royalty Statement.

        Section 5.    Acknowledgement of Ownership of Buffalo.     PGRX Parent, PGRX Delaware, AWP and the Investors acknowledge that the following persons have an ownership interest in Buffalo: Patrick Avery, PGRX Parent's chief executive officer, Barry Munitz, PGRX Parent's chairman of the board, and Chad Brownstein, PGRX Parent's executive vice chairman and a director.

        Section 6.    Termination.     Subject to the last two sentences of this Section 6, this Agreement shall only be amended or terminated upon the mutual agreement of PGRX Parent, Buffalo and the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors); provided that (a) the provisions of Sections 9, 10 and 11 hereof shall survive any such termination and (b) no such termination will affect the obligations of PGRX Parent, PGRX Delaware or AWP with respect to the Royalty, fees, costs and expenses not paid or reimbursed as of the effective date of such termination. Notwithstanding anything to the contrary herein or elsewhere, this Agreement shall terminate and be of no further force or effect if the Purchase Agreement is terminated prior to the Closing. Following the Closing, none of PGRX Parent, PGRX Delaware or AWP may, acting together or alone, terminate this Agreement without the written consent of Buffalo and the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors).

        Section 7.    Transfer and Assignability; Sale of AWP.

        (a)   This Agreement may not be assigned or transferred by PGRX Parent, PGRX Delaware or AWP, without the prior written consent of Buffalo and the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors), including by operation of law or in any change of control transaction, and is binding on all of their successors and assigns.

        (b)   This Agreement (or any interest herein) may be assigned or transferred, in whole or part, by Buffalo or any Investor; provided that Buffalo (and any transferee or assignee who holds any interest in the Royalty originally held by Buffalo as of the Closing) may not, directly or indirectly, assign or transfer this Agreement (or any interest therein) unless such transfer or assignment is made after the Closing (i) to an Affiliate (as defined in the Purchase Agreement) of such person or (ii) to any person who, in the same transaction or series of related transactions, is purchasing or otherwise receiving an amount of the common stock, options and/or warrants of PGRX Parent beneficially owned (as defined in Rule 13d of the Securities Exchange Act of 1934) by Buffalo and its Affiliates proportionate (as a percentage of all such securities beneficially owned by such persons) to the portion of the interests in the Royalty being so transferred or assigned. In the event of any such assignment or transfer of any party's interests in the Royalty (in whole or part), the assignee or transferee shall become a party to this Agreement, and Schedule A shall be amended to reflect the allocation of Royalty among the parties to this Agreement (after giving effect to such assignment or transfer). Notwithstanding the foregoing, (x) subject to the first sentence of this Section 7(b), if Buffalo (or any transferee or assignee who holds any interest in the Royalty originally held by Buffalo as of the Closing) directly or indirectly transfers or assigns this Agreement or any of its interests in this Agreement (in whole or part), any such transferee or assignee shall receive the right to receive the Royalties and the Royalty-Equivalent Securities (if any) and all other rights of Buffalo under this Agreement so assigned or transferred other than the right of Buffalo to take any action, make any decision or grant any consent contemplated by this Agreement, which right shall not be transferred or assigned and shall continue to be taken solely by Buffalo (as if it still held such transferred or assigned Royalty interests) and (y) if any Investor directly or indirectly transfers or assigns this Agreement or any of its interests in this Agreement (in whole or part) to any Person that is not an Affiliate of such Investor, any such transferee or assignee shall receive the right to receive the Royalties and the Royalty-Equivalent Securities (if any) and all other rights of such Investor under this Agreement so assigned or transferred other than the right of such transferring Investor to take any action, make any decision or grant any consent contemplated by this Agreement, which right shall not be transferred or assigned and shall continue to be taken by such transferring or assigning Investor (as if it still held such transferred or assigned Royalty interests).

        (c)   In the event that, following the Closing and prior to the Royalty Termination Date, any of PGRX Parent, PGRX Delaware or AWP sells, transfers, or assigns, whether directly or indirectly (including by merger, share exchange or otherwise), in one transaction or a series of related transactions, any equity interests or assets (including, without limitation, any equity interests in or assets (including any mineral interests or other mining rights) of PGRX Delaware or AWP) such that, after giving effect to such transaction or transactions, (x) PGRX Parent ceases to beneficially own (as defined in Rule 13d of the Securities Exchange Act of 1934) 100% of the voting power or equity interests of AWP or PGRX Delaware or (y) either PGRX Parent or AWP ceases to own, directly or indirectly (including through wholly owned subsidiaries), assets that constitute more than 90% of the value of the assets that it held prior to such transaction or transactions (measured on each of a revenue, earnings, fair market value or book value basis, but excluding any sales of potash in the ordinary course of business), then prior to such transaction or transactions and as a condition precedent to the consummation of such transaction or transactions:

          (i)    in a transaction or transactions under clause (x), AWP, PGRX Parent and PGRX Delaware shall cause any such transferee to, jointly and severally with PGRX Parent, PGRX

  Delaware and AWP, assume the obligations for the payment of Royalties under this Agreement (calculated as if such transaction or transactions had not occurred), and

          (ii)   in a transaction or transactions under clause (y), AWP, PGRX Parent and PGRX Delaware shall cause any such transferee to assume the obligations for the payment of the Royalties solely with respect to the assets transferred in such transaction or transactions (calculated as if such transaction or transactions had not occurred).

In each case, PGRX Parent, PGRX Delaware and AWP shall each take such other actions as reasonably requested by Buffalo or the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors) to protect and ensure their respective continued interests in the Royalty, including, if so requested, causing Buffalo's and the Investors' royalty interests to attach to the mineral rights or real property being transferred or taking such other actions at Buffalo's or the Investors' (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors) request to ensure that subsequent transferees of such assets are bound by the Royalty rights contained herein. For avoidance of doubt, this Section 7(c) shall not apply in connection with the exercise of any rights or remedies of the Investors as holders of the Notes (as defined in the Purchase Agreement) or other indebtedness of PGRX Parent or any of its subsidiaries.

        Section 8.    Warrants.     Buffalo hereby agrees that, with respect to that certain Warrant to Purchase Common Stock of PGRX Parent, issued on August 1, 2012 to Buffalo (the "Buffalo Warrant"), (a) the beneficial ownership of any securities of PGRX Parent by the Purchasers (as defined in the Purchase Agreement) or their respective Affiliates, whether now or in the future, shall not be deemed a "Change in Control" for purposes of clause (A) of the definition of "Change of Control" in the Buffalo Warrant, and (b) all Investor Directors (as defined in the Investors Rights Agreement, dated as of November 29, among PGRX Parent, Investors and certain Affiliates of the Investors), and/or any other directors of PGRX Parent that are designated or nominated by the Purchasers or their Affiliates, shall be deemed to be directors of PGRX Parent as of the Effective Date (as defined in the Buffalo Warrant) for purposes of clause (B) of the definition of "Change of Control" in the Buffalo Warrant, and, in each case, Buffalo hereby waives any rights exercisable, now or in the future, with respect to a "Change in Control" with respect to any such events or any Transactions (as defined in the Purchase Agreement).

        Section 9.    Notices.     Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed delivered upon personal delivery, facsimile transmission or the next Business Day if by recognized overnight courier service, in each case as follows:

        (a)   if to PGRX Delaware, PGRX Parent or to AWP:

  1401 17th Street, Suite 1550
  Denver CO 80202
  Attention: Pat Avery
  Facsimile: 720-990-8440

  if to Buffalo or Investors:

  To the address set forth opposite their name in Schedule A.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

        Section 10.    Joinders.     Upon the Springing Lien Trigger Date (as defined in the Purchase Agreement), (a) PGRX DE shall become a party to this Agreement for all purposes and become subject to all rights and obligations under this Agreement, and (b) PGRX Parent shall cause AWP to execute this Agreement and become subject to all rights and obligations under this Agreement. Until the occurrence of the Springing Lien Trigger Date, obligations of PGRX DE and AWP under this

Agreement (except the obligations of PGRX DE under Section 1) shall be construed solely as the obligation of PGRX Parent to cause PGRX DE and AWP to satisfy such obligations thereunder, and shall not be directly enforceable against PGRX DE and AWP, as applicable.

        Section 11.    Miscellaneous.     Sections 26.2 (Legal Holidays), 26.3 (Accounting Terms), 26.4 (Severability), 26.5 (Construction, Etc.), 26.6 (Counterparts), 26.7 (Table of Contents, Headings, Etc.), 26.8 (Construction), 26.9 (Governing Law), 26.10 (Jurisdiction and Process; Waiver of Jury Trial); 26.14 (Specific Performance) and 26.15 (Time of the Essence) of the Purchase Agreement shall be applicable to this Agreement, mutandis mutatis.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUFFALO MANAGEMENT LLC
By:	/s/ CHAD BROWNSTEIN
Name: Chad Brownstein Title: Manager
PROSPECT GLOBAL RESOURCES INC., a Nevada corporation
By:	/s/ PATRICK L. AVERY
Name: Patrick L. Avery Title: Chief Executive Officer
PROSPECT GLOBAL RESOURCES INC., a Delaware corporation
By:	/s/ PATRICK L. AVERY
Name: Patrick L. Avery Title: Chief Executive Officer

AIF VII PG O&R HOLDINGS, L.P.
By:	Apollo Advisors VII (APO FC), L.P., its general partner
By:	Apollo Advisors VII (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

ANRP PG O&R HOLDINGS, L.P.
By:	Apollo ANRP Advisors (APO FC), L.P., its general partner
By:	Apollo ANRP Advisors (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

Schedule A

Allocation of Royalty Interests

Name	Percentage of Royalty Interests	Notice Address
Buffalo Management LLC	50.0%	9595 Wilshire Blvd. Suite 310 Beverly Hills CA 90212
AIF VII PG O&R Holdings, L.P.	33.3%	c/o Apollo Global Management, LLC 9 West 57th Street New York, NY 10019 Attention: Laurie Medley Facsimile: (646) 607-0528
ANRP PG O&R Holdings, L.P.	16.7%	c/o Apollo Global Management, LLC 9 West 57th Street New York, NY 10019 Attention: Laurie Medley Facsimile: (646) 607-0528

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR A SPECIAL MEETING OF SHAREHOLDERS OF

PROSPECT GLOBAL RESOURCES INC.

TO BE HELD JANUARY 16, 2013

The undersigned hereby appoints Patrick L. Avery and Wayne Rich or either of them, as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Prospect Global Resources Inc. held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, Colorado 80031 at 2:30 (Mountain time) on January 16, 2013, or any adjournment or postponement thereof.

1.                                      Approval of the sale of the Financing under the terms of the Amended and Restated Securities Purchase Agreement included with the proxy statement.

☐                                   FOR

☐                                   AGAINST

☐                                   WITHHOLD AUTHORITY

In his discretion, the proxy is authorized to vote upon any matters which may properly come before the special meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. Where no choice is specified by the shareholder, the proxy will be voted for the proposal set forth on this proxy.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the special meeting of shareholders on January 16, 2013.

I ☐ plan ☐ do not plan to attend the special meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		Date:
SIGNATURE		Date:
Signature if held jointly

NOTE: Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.